Exhibit 10.22

EXECUTION COPY

LICENSE

AND

RESEARCH AGREEMENT

BY AND AMONG

BRISTOL-MYERS SQUIBB COMPANY,

AMR TECHNOLOGY, INC.,

AND

ALBANY MOLECULAR RESEARCH, INC.

EXECUTED: OCTOBER 20, 2005

LICENSE AND RESEARCH AGREEMENT

CONFIDENTIAL TREATMENT REQUESTED

LICENSE AND RESEARCH AGREEMENT

This License and Research Agreement (this “Agreement”) is made by AMR Technology, Inc., a corporation organized and existing under the laws of Vermont and having a principle place of business at 5429 Main Street, Manchester, Vermont, Albany Molecular Research, Inc., a corporation organized and existing under the laws of the State of Delaware and having a principle place of business at 21 Corporate Circle, Albany, New York 12203 (with “AMRI” meaning individually and collectively AMR Technology, Inc. and Albany Molecular Research, Inc.) and Bristol-Myers Squibb Company, a corporation organized and existing under the laws of the State of Delaware and headquartered at 345 Park Avenue, New York, New York 10154 USA (“BMS”).

Recitals

A. Bristol-Myers Squibb Pharma Company (an Affiliate (as defined below) of BMS and formerly called “DuPont Pharmaceuticals Company”) assigned certain patent applications and patents to Albany Molecular Research, Inc. (the “Assigned Patent Rights”) under the Existing License Agreement (as defined below);

B. Under the Existing License Agreement, Albany Molecular Research, Inc. retained the rights under the Assigned Patent Rights in the CNS Field (as that term is defined in the Existing License Agreement) and granted BMS an exclusive license under the Assigned Patent Rights so that BMS could make, have made, import, use, offer to sell and sell compounds covered by the Assigned Patent Rights and products containing those compounds in the Non-CNS Field (as that term is defined in the Existing License Agreement).

C. Under the Existing License Agreement, Bristol-Myers Squibb Pharma Company licensed certain then unpatented compounds (the “Attachment A Compounds”) to Albany Molecular Research, Inc. in

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the CNS Field and retained all rights in the Non-CNS Field (as that term is defined in the Existing License Agreement);

D. Albany Molecular Research, Inc. and BMS entered into the Warrant Issue Agreement (as defined below) on the same date as they entered into the Existing License Agreement;

E. Albany Molecular Research, Inc. issued warrants to BMS under the Warrant Issue Agreement and, on September 11, 2003, BMS and Albany Molecular Research, Inc. entered into an amendment to amend the Warrant Issue Agreement so that the period for BMS to exercise the warrants under the Warrant Issue Agreement was extended, and they entered into the First Amendment (as defined below)  in which the Existing License Agreement was amended to be consistent with the amendment to the Warrant Issue Agreement;

F. BMS is willing to have the warrants cancelled as part of this Agreement;

G. On January 7, 2004, BMS, Bristol-Myers Squibb Pharma Company and Albany Molecular Research, Inc. entered into the Second Amendment (as defined below) under which the Existing License Agreement was amended so that Albany Molecular Research, Inc. was given the right to file patent applications and to obtain patents on the Attachment A Compounds as well as on certain other compounds, including but not limited to derivatives of the Attachment A Compounds and derivatives of compounds claimed in the Assigned Patent Rights;

H. Albany Molecular Research, Inc. has generated Amine Neurotransmitter Reuptake-Inhibitors (as defined below) after it entered into the Existing License Agreement, some of which are analogs and derivatives of the compounds covered by the Assigned Patent Rights or of the Attachment A Compounds, and Albany Molecular Research, Inc. has filed patent applications on some of these Amine Neurotransmitter Reuptake-Inhibitors it has generated;

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I. Albany Molecular Research, Inc. would like to obtain ownership rights in all Attachment A Compounds, to have Bristol-Myers Squibb Pharma Company assign to AMR Technology, Inc. its entire right, title and interest in and to those Attachment A Patent Rights (as defined in the Existing License Agreement) in which Bristol-Myers Squibb Pharma Company has any ownership interest, and to terminate certain other intellectual property rights which it conveyed to BMS in the Existing License Agreement, while BMS would like to obtain an exclusive license from AMRI under those rights and the Assigned Patent Rights and the Attachment A Patent Rights to Develop (as defined below) and Commercialize (as defined below) in the Field (as defined below) Licensed Compounds (as defined below) and Licensed Products (as defined below);

J. BMS, Bristol-Myers Squibb Pharma Company and Albany Molecular Research, Inc. will enter into an agreement to terminate the Existing License Agreement (the “License Termination Agreement”) on the same date as BMS, AMRI Technology, Inc. and Albany Molecular Research, Inc. enter into this Agreement. In the License Termination Agreement, Bristol-Myers Squibb Pharma Company will assign to Albany Molecular Research, Inc. its entire right, title and interest in and to the Attachment A Compounds and will agree to assign to AMR Technology, Inc. its entire right, title and interest in and to the BMS Attachment A Patent Rights (as defined in the Existing License Agreement). As part of the upfront payment under this Agreement, BMS and Albany Molecular Research, Inc. will cancel all existing warrants issued by Albany Molecular Research, Inc. under the Warrant Issue Agreement by entering into an agreement to terminate the Warrant Issue Agreement (the “Warrant Termination Agreement”) on the same date as they enter into this

Agreement.  This Agreement, the License Termination Agreement and the Warrant Termination Agreement will not be effective unless all of them are entered into on the same date.

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K. The Parties would like to undertake a Research Program (as defined below) for the research, discovery and identification of Amine Neurotransmitter Reuptake-Inhibitors for BMS to Develop and Commercialize;

L. AMRI and BMS desire to manage such Research Program through a Joint Research Committee (as defined below); and

M. This Agreement sets forth the particular terms and conditions governing the Research Program to be undertaken by AMRI and BMS concerning Amine Neurotransmitter Reuptake-Inhibitors and the Development (as defined below) and Commercialization (as defined below) of Licensed Compounds and Licensed Products by BMS under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.                          DEFINITIONS.

1.1                                 Definitions. Capitalized terms used, shall have the meaning ascribed to them in this Agreement. Words defined importing the singular also include the plural and vice versa, unless the text requires otherwise. As used in this Agreement, the following terms have the following meanings:

“Acceptance” or “Accepted”, as it applies to a Drug Approval Application, means that the filing has been accepted by the applicable Regulatory Authority for consideration of the filing on its merits.

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“Action” means individually or collectively (a) any lawsuit(s) or request(s) for preliminary discovery initiated by BMS or AMRI or a Third Party on behalf of AMRI or BMS under Section 3.2(h) in the United States or in a foreign country or jurisdiction against a Third Party or Third Parties for infringement of AMRI Patent Rights, AMRI Third Party Rights, BMS Licensed Patent Rights or BMS Third Party Rights and/or (b) any counterclaim(s) or lawsuit(s) instituted by a Third Party against BMS or AMRI or a Third Party that initiates a lawsuit on behalf of BMS or AMRI in the United States or in a foreign country or jurisdiction, in relation to AMRI Patent Rights, AMRI Third Party Rights, BMS Licensed Patent Rights or BMS Third Party Rights.

“Advanced Lead Candidate Compound” means a compound identified in Exhibit 1.1C, which shall be a written list agreed upon and signed by the Parties within thirty (30) days of the Effective Date identifying up to ten (10) compounds that are AMRI Compounds as of the Effective Date. Such list shall be attached to this Agreement and be part of this Agreement.

“Affiliate” means any company or organization that, either directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. For the purpose of this Agreement “control” means the power to, directly or indirectly, appoint a majority of the managing directors, or otherwise direct or cause the direction of the management or policies of such person, whether through share ownership of at least fifty per cent (50%) of the stock entitled to vote for the election of directors or, in case of non-stock company, by contract or otherwise.

“Agreement” means this Agreement and all Exhibits attached hereto and incorporated herein by reference, as the same may be amended or supplemented from time to time hereafter.

“Amine Neurotransmitter Reuptake-Inhibitor” and/or “Amine Neurotransmitter Reuptake-Inhibitor Compound” means a compound that exhibits an inhibitory equilibrium binding

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constant (Ki) of less than one (1) micromolar in a competition binding assay for at least two of the three biogenic amine transporters (norepinephrine, dopamine and serotonin).

“AMRI Compounds” means (i) the Attachment A Compounds,

(ii) the Amine Neurotransmitter Reuptake-Inhibitor Compounds that are listed in Part II of Exhibit 1.1E,

(iii) all compounds first synthesized pursuant to the Research Program and owned solely or jointly by AMRI or any of its Affiliates (including but not limited to any such compound that is jointly owned by AMRI and BMS),

(iv) all compounds Covered at the time of filing and/or at the time of grant by a compound claim of Patent Rights that are filed on any of the compounds included in items (i)-(iii), (whether or not such compounds in such claim are those of items (i) – (iii)) and such Patent Rights are owned solely or jointly by AMRI or any of its Affiliates, and in each case such compounds are owned solely or jointly by AMRI or any of its Affiliates (including but not limited to any such compound that is jointly owned by AMRI and BMS),

(v) all isomers, enantiomers, hydrates, conjugates, esters, racemates, polymorphs, and metabolites of any of the foregoing compounds,

(vi) all salt forms of any of the foregoing compounds; and

(vii) all prodrugs of any of the foregoing compounds.

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For the avoidance of doubt, a compound claim of item (iv) excludes any formulation, process, method of use, or combination claim and is limited to a claim that claims a compound per se.

“AMRI Know-How” means (a) AMRI Compounds; (b) any Know-How directly related to (i) AMRI Compounds and/or BMS Compounds and/or (ii) compositions that contain any AMRI Compound and/or any BMS Compound, and (c) Know-How reasonably required and/or useful for the research, discovery, identification, Development, manufacture and/or use of any Licensed Compound and/or compositions containing any Licensed Compound, in each case, which Know-How is owned solely or jointly by AMRI or any of its Affiliates as of the Effective Date and/or during the Combined Period. For the avoidance of doubt, AMRI Know-How may include research tools and targets.

“AMRI Patent Rights” means all of the Patent Rights that are owned solely or jointly by AMRI or any of its Affiliates which (i) claim an invention conceived or reduced to practice prior to the Effective Date or during the Combined Period relating to any Amine Neurotransmitter Reuptake-Inhibitor Compound and/or a composition containing such a compound and/or the research, discovery, identification, Development, manufacture, Commercialization and/or use of such a compound and/or composition, or (ii) to the extent not included in (i) claim an invention conceived or reduced to practice pursuant to work performed under the Research Program relating to a compound, a composition and/or the research, discovery, identification, Development, manufacture, Commercialization and/or use of a compound and/or composition, or (iii) to the extent not included in (i) and (ii), are directed to an AMRI Compound and/or BMS Compound and/or a composition containing such a compound and/or the research, discovery, identification, Development, manufacture, Commercialization and/or use of such a compound and/or composition. For the avoidance of doubt AMRI Patent Rights include the Attachment A Patent Rights and the Assigned Patent Rights. All of the Assigned Patent Rights as of the Effective Date are listed in Part I of Exhibit 1.1A, all of the Attachment A Patent Rights as of the Effective Date are listed in Part II of Exhibit 1.1A, and all other AMRI Patent Rights as of the Effective Date are listed in Part III of Exhibit 1.1A.

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For the further avoidance of doubt, all Patent Rights that are owned solely or jointly by AMRI or any of its Affiliates and that are reasonably required and/or useful to use the AMRI Know-How licensed to BMS under this Agreement for the research, discovery, identification, Development, manufacture and/or use of any AMRI Compound and/or any BMS Compound and/or compositions containing any AMRI Compound and/or any BMS Compound are included in the AMRI Patent Rights, a Patent Right is an AMRI Patent Right even if such Patent Right includes or claims an invention in addition to those of items (i) – (iii) above, and AMRI Patent Rights may include Patent Rights covering targets and/or research tools.

“AMRI Technology” means AMRI Patent Rights and AMRI Know-How.

“API” means an active pharmaceutical ingredient.

“Approvals” means and includes all licenses, permits, authorizations, and approvals, including, but not limited to reimbursement decisions and price approvals, of, and all registrations, filings, and other notifications to, any governmental agency or department within the Territory, including, without limitation, the FDA, the EMEA in Europe and the Koseisho in Japan and equivalent foreign agencies, necessary or appropriate for the manufacture, production, distribution, marketing, sale, and/or use of a Licensed Product for commercial purposes anywhere within the Territory.

“Assigned Patent Rights” has the meaning assigned in the Recitals.

“Attachment A Patent Rights” has the meaning assigned in the Second Amendment to the Existing License Agreement.

“BMS Compounds” means (i) the Amine Neurotransmitter Reuptake-Inhibitor Compounds that are listed in Exhibit 1.1G and those compounds that exist as of the Effective Date that (a) are

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owned solely or jointly by BMS or any of its Affiliates, (b) are known by BMS or any of its Affiliates to be Amine Neurotransmitter Reuptake-Inhibitor Compounds as of the Effective Date, and (c) BMS elects in writing to include them as BMS Compounds under this Agreement,

(ii) all compounds first synthesized pursuant to the Research Program and owned solely or jointly by BMS or any of its Affiliates,

(iii) all compounds Covered at the time of filing and/or at the time of grant by a compound claim of Patent Rights that are filed on any of the compounds included in item (ii), (whether or not such compounds in such claim are those of item (ii)) and such Patent Rights are owned solely or jointly by BMS or any of its Affiliates, and in each case such compounds are owned solely or jointly by BMS or any of its Affiliates,

(iv) those compounds that (a) are Covered at the time of filing and/or at the time of grant by a compound claim of Patent Rights that are filed on any of the compounds included in item (i), (whether or not such compounds in such claim are those of item (i)), and in each case such Patent Rights are owned solely by BMS or any of its Affiliates, and (b)  BMS elects to include as BMS Compounds under this Agreement,

(v) all isomers, enantiomers, hydrates, conjugates, esters, racemates, polymorphs, and metabolites of any of the foregoing compounds,

(vi) all salt forms of any of the foregoing compounds; and

(vii) all prodrugs of any of the foregoing compounds.

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BMS Compounds do not include compounds that are AMRI Compounds. For the avoidance of doubt, a compound claim of item (iii) or (iv) excludes any formulation, process, method of use, or combination claim and is limited to a claim that claims a compound per se.

“BMS Know-How” means (a) BMS Compounds-, (b) Know-How directly related to (i) BMS Compounds and/or AMRI Compounds and/or (ii) compositions that include any BMS Compound and/or any AMRI Compound, and (c) Know-How reasonably required for the manufacture or use of any Licensed Compound and/or compositions that include any Licensed Compound, in each of the foregoing cases which Know-How is owned by BMS or any of its Affiliates as of the Effective Date and/or during the Combined Period. For the avoidance of doubt, BMS Know-How excludes research tools and targets.

“BMS Licensed Patent Rights” means all of the Patent Rights that are owned solely or jointly by BMS or its Affiliates which (i) claim an invention conceived or reduced to practice pursuant to work performed under the Research Program with respect to a compound, a composition and/or the manufacture and/or use of a compound and/or composition, or (ii) to the extent not included in (i), claim an Amine Neurotransmitter Reuptake Inhibitor Compound included in item (i) of the definition of BMS Compounds and/or a composition containing such a compound and/or the manufacture and/or use of such a compound or composition, or (iii) to the extent not included in (i) or (ii) is directed to an AMRI Compound and/or BMS Compound or a composition containing such a compound and/or the manufacture and/or use of such a compound and/or composition or (iv) to the extent not included in (i) or (ii) claims an invention conceived or reduced to practice during the Combined Period pursuant to activities directed to researching, Developing and/or improving Licensed Compounds as Amine Neurotransmitter Reuptake-Inhibitors.  For the avoidance of doubt, BMS Licensed Patent Rights do not include Patent Rights Covering targets and/or research tools. For the further avoidance of doubt, a Patent Right is a BMS Licensed Patent Right even if such Patent Right includes or claims an invention in addition to those of items (i) – (iii) above.

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“BMS Patent Rights” means Patent Rights that are Controlled by BMS or its Affiliates prior to or during the term of this Agreement and that BMS or its Affiliates have the right to enforce.

“BMS Technology” means BMS Licensed Patent Rights and BMS Know-How.

“Business Day” or “business day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York are authorized or obligated by law to close.

“Calendar Quarter” means a three-month period ending on the last day of March, June, September or December in any year.

“Calendar Year” means the period from January 1 through December 31.

“Combination Product” means a Licensed Product that includes at least one API other than a Licensed Compound. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “APIs”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an API in accordance with 21 CFR 210.3(b)(7).

“Combined Period” means the period beginning on the Effective Date and ending at the end of the Extended Period.

“Commercialize” means to promote, market, distribute, sell and provide product support (including manufacturing) for a product, and “Commercializing” and “Commercialization” shall be interpreted accordingly.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to an activity, such reasonable, diligent, good faith efforts to accomplish such

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activity as such Party would normally use to accomplish a similar activity.  With respect to the Development of at least one Licensed Product in the United States and Major Market Countries, Commercially Reasonable Efforts means the reasonable, diligent good-faith effort (and funding thereof) that BMS would use for a product at a similar stage of development as to which the Licensed Product is being Developed, taking into account the safety and efficacy profile of the Licensed Product and the regulatory requirements for Approval thereof in the applicable country. With respect to Commercialization of at least one Licensed Product in the United States and Major Market Countries, Commercially Reasonable Efforts means the reasonable, diligent good-faith efforts (and funding thereof) that would be used by BMS for a product of similar commercial potential that BMS would continue to Commercialize in the United States and/or the applicable Major Market Countries.

Such efforts also require that the applicable Party shall (i) on a timely basis assign responsibility for such activities to specifically identified and sufficiently qualified and experienced employees who are held accountable for progress and monitor such progress on an ongoing basis, (ii) set and consistently seek to achieve specific and meaningful objectives for carrying out such activities, and (iii) consistently implement decisions and allocate human, financial, and organizational resources designed to advance progress toward each of these objectives. The Parties shall regularly, clearly, and in reasonable detail record evidence of compliance with each of items (i) through (iii) above in research and development plans, laboratory and other logbooks, reports, and other normally used documentation in the pharmaceutical business all in accordance with standard scientific procedures.

“Confidential Information” has the meaning assigned in Section 9.1.

“Control” or “Controlled” means, with respect to any intellectual property right or other intangible property, the possession (whether by license or ownership, or by control over an Affiliate having possession by license or ownership) by a Party, of the ability to grant to the other Party access

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and/or a license or sublicense as provided herein without violating the terms of any agreement with any Third Party.

“Cover,” “Covered” or “Covering” means, with respect to Patent Rights, that the making, using, importation, offer for sale or sale of an invention claimed in such Patent Rights or the conducting of an activity, in the absence of a license under such Patent Rights, would infringe at least one claim of such Patent Rights whether present in an issued patent or in a patent application if it issued as a patent containing such claim.

“Development” means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority, including, without limitation, toxicology, pharmacology and other discovery and pre-clinical efforts, test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including, without limitation, pre- and post-approval studies and specifically excluding regulatory activities directed to obtaining pricing and reimbursement approvals) and manufacturing of clinical materials. When used as a verb, “Develop” means to engage in Development. “Developing”  means engaging in Development.

“Dollars” or “$” means the legal tender of the United States of America.

“Drug Approval Application” means an application for Approval required for commercial sale or marketing of a Licensed Product in a regulatory jurisdiction, including without limitation an NDA, an MAA or a JNDA.

“ECN Approval” means the approval, by BMS, of a Licensed Compound to proceed to studies leading to an IND filing and clinical Development.

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“ECN Compound” means a Licensed Compound that has achieved ECN Approval prior to the end of the Combined Period.

“Effective Date” means the date on which this Agreement shall have been executed by all Parties.

“EMEA” means the European Agency for the Evaluation of Medicinal Products, or any successor agency thereto.

“Excluded Compounds” means the compounds included in items (i) and (iv), of the definition of BMS Compounds and the corresponding compounds included in items (v) through (vii) of the definition of BMS Compounds that are not ECN Compounds or Released Compounds at the time any right or this Agreement is terminated under Section 13.2.1, 13.2.2 or 13.3.1, and (b) Licensed Compounds, the Development or Commercialization of which was terminated by BMS or an Affiliate or sublicensee of BMS for Safety Reasons.

“Excluded Products” means (a) compositions, including products, containing any Excluded Compound, and (b) Licensed Products, the Development or Commercialization of which was terminated by BMS for Safety Reasons.

“Existing License Agreement” means the License Agreement entered into by Albany Molecular Research Inc., BMS and Bristol-Myers Squibb Pharma Company (formerly called “DuPont Pharmaceuticals Company”) on March 15, 2002, as amended by the First Amendment to License Agreement, dated September 11, 2003, and by the Second Amendment to License Agreement, dated January 7, 2004.

“Extended Period” means the period beginning at the end of the Research Term and ending four (4) years after the end of the Research Term.

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“FDA” means the United States Food and Drug Administration or any successor agency having comparable jurisdiction.

“Field” means all uses for the treatment, palliation, prevention or control of any human or animal diseases, disorders or conditions.

“Finished Product” means a Licensed Product that is labeled, packaged and released in a form suitable for use by the end user.

“First Commercial Sale” means, in any particular country of the Territory, the first sale of a Royalty Bearing Product in that country for use by the general public after Approval has been granted by the Regulatory Authority of that country for such Royalty Bearing Product.

“FTE” means the equivalent of the work of one (1) employee full time for one (1) year of work directly related to the research, discovery, identification, Development or manufacture of Licensed Compounds and Licensed Products, or any other activities contemplated under this Agreement.

“FTE Rate” means the FTE rate applicable to AMRI’s FTEs, which rate, as of the Effective Date, is set forth in Exhibit 1.1D. Beginning in the third year of the Research Program, the FTE Rate will be increased by three (3) percent per year.

“GAAP” means United States generally accepted accounting principles.

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“Good Manufacturing Practices” or “cGMPs” means current good manufacturing practices for pharmaceuticals as described in regulations promulgated by the FDA, or an equivalent regulatory agency.

“Included Compounds” means (a) all isomers, enantiomers, hydrates, conjugates, esters, racemates, polymorphs, and metabolites of a particular compound, (b) all salt forms of such particular compound and of the compounds included in (a), and (c) all prodrugs of such particular compound and of the compounds included in (a) and (b).

“IND” means an Investigational New Drug Application filed with the FDA in the United States with respect to a Licensed Product.

“IND Equivalent” means any similar application filed with the Regulatory Authority in any other country in the Territory with respect to a Licensed Product.

“Indication” means a disease entity, disorder, condition, symptom or syndrome, for which a product may be approved for treatment, palliation, prevention or control by the FDA or equivalent Regulatory Authority, or for which such Approval may be sought from the FDA or equivalent Regulatory Authority. Examples of Indications are listed in the major bullet points of Exhibit 1.1F, and each such Indication is further exemplified by sub-indications listed below the Indication. For the purposes of this Agreement, an Indication includes the Indication and all of its respective sub-indications as exemplified in Exhibit 1.1F.

“Joint Research Committee” or “JRC” means the committee comprised of representatives of both Parties established pursuant to Section 2.3.1, having the responsibilities set forth in Sections 2.3 2 and 2.3.3, and having the membership set forth in Section 2.4.1.

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“JNDA” means a Drug Approval Application filed with the Koseisho required for marketing approval for the applicable Licensed Product in Japan.

“JNDA Approval” means Approval of a JNDA by the Koseisho for the applicable Licensed Product in Japan.

“Know-How” means any information and/or invention and/or material, whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic or other form. Know-How includes, without limitation, ideas, concepts, formulas, methods, procedures, designs, compounds, compositions, plans, documents, data, discoveries, developments, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, trade secrets and manufacturing, marketing, financial, regulatory, personnel and other business information and plans, and any scientific, clinical, regulatory, marketing, financial and commercial information or data. Notwithstanding anything herein to the contrary, Know-How shall exclude Patent Rights.

“Koseisho” means the Japanese Ministry of Health and Welfare, or any successor agency thereto.

“Lead Party” refers to that Party having pursuant to Section 3.2(e) or Section 3.2(f) the patent enforcement and extension rights set forth in Article 14 of this Agreement.

“Lead Party Patent Rights” means those Patent Rights for which a Party is the Lead Party.

“Lead Product” means a Licensed Product under Development for which there is at least one back-up Licensed Product under Development.

“License” means a grant and/or transfer of rights, other than ownership, with respect to the Development and/or Commercialization of any Licensed Compound and/or Licensed Product.

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“License” also refers to the corresponding grant and/or transfer by AMRI of rights back to BMS with respect to one or more Licensed Compound(s) and/or Licensed Product(s) pursuant to Article 5.

“Licensed Compound(s)” means (i) BMS Compounds, (ii) AMRI Compounds, (iii) compounds which at the time of filing and/or at the time of grant are Covered by a compound claim of an AMRI Patent Right and/or a BMS Licensed Patent Right, (iv) Retained Compounds, (v) Released Compounds, and (vi) compounds that (a) are conceived or reduced to practice during the Combined Period or * thereafter, (b) are Amine Neurotransmitter Reuptake Inhibitors, and (c) are based on and/or derived from a compound of any of items (i) – (v) above. For the avoidance of doubt, a compound claim of item (iii) excludes any formulation, process, method of use, or combination claim and is limited to a claim that claims a compound per se.

“Licensed Product” means any pharmaceutical product containing a Licensed Compound (alone or with other APIs), in all forms, presentations, formulations and dosage forms. For the avoidance of doubt, a Retained Product is a Licensed Product, and a Released Product is a Licensed Product.

“MAA Approval” means Approval by the EMEA of a marketing authorization application (“MAA”) filed with the EMEA for the applicable Licensed Product under the centralized European procedure and the subsequent obtainment of any reimbursement decisions and price approvals necessary and/or appropriate for the manufacture, production, distribution, marketing, sale, and/or use of the Licensed Product for commercial purposes in any one of the following countries:  France, Germany, Italy, Spain and the United Kingdom. If the centralized EMEA filing procedure is not used, MAA Approval shall be achieved upon the first Approval for the applicable Licensed Product in one of the following countries:  France, Germany, Italy, Spain and the United Kingdom.

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“Major Market Countries” means the United States, Japan, United Kingdom, France, Germany, Italy and Spain, and “Major Market Country” means one of these countries.

“NDA” means a New Drug Application filed with the FDA in the United States with respect to a Licensed Product in conformance with applicable laws and regulations, and includes any supplemental NDA, and supporting documents for Approval in the United States.

“Net Sales” shall mean the amount invoiced in a given country by BMS or any Affiliate of BMS or any (sub)licensee of BMS or any Affiliate of a sub(licensee) for sales of a Royalty Bearing Product to a Third Party, and less the following to the extent accrued or credited and not paid or reimbursed by the Third Party:

(a)          discounts (including cash discounts and quantity discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers;

(b)         credits or allowances accrued upon claims, damaged goods, rejections or returns of such Royalty Bearing Product, including Royalty Bearing Product returned in connection with recalls or withdrawals;

(c)          shipping and insurance charges relating to the delivery of a Royalty Bearing Product;

(d)         taxes or duties levied on, absorbed or otherwise imposed on the sale of such Royalty Bearing Product, including without limitation value-added taxes, or other governmental charges otherwise imposed upon the invoiced amount, as adjusted for rebates and refunds; and

(e)          amounts repaid, credited or written off by reason of uncollectible debt and amounts written off on account of factoring of receivables, to the extent consistent with BMS’

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business practices for the majority of its pharmaceutical products, as determined on a country-by-country basis.

If a Royalty Bearing Product is sold in the form of a Combination Product (which may be either combined in a single formulation or packaged with separate formulations but sold as one product), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product containing the Licensed Compound if sold separately (for the same dosage strength), and B is the total invoice price of the other active ingredient or ingredients in the Combination Product, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the Combination Product are not sold separately in said country, Net Sales for the purpose of determining royalties of the Combination Product shall be determined in good faith by the Parties and in a manner consistent with the intent of this Agreement.

Net Sales shall be determined by BMS in a manner consistent with GAAP and consistently applied to all products of BMS. For clarity, sales to a distributor (other than a distributor in a country where BMS and its Affiliates do not normally sell through a distributor), wholesaler, group purchasing organization, PBM, or retail chain customer (none of which shall be considered a (sub)licensee or an Affiliate of a (sub)licensee for the purposes of calculating Net Sales) are considered sales to a Third Party; provided, that Net Sales by BMS or an Affiliate of BMS to a Third Party consignee or to a distributor in a country where BMS and its Affiliates do not normally sell through a distributor are not recognized as Net Sales by BMS until the Third Party consignee or such distributor sells the Royalty Bearing Product.

In the case of any sale or other disposal of a Royalty Bearing Product between or among BMS and its Affiliates or their (sub)licensees and their Affiliates or distributors in countries where BMS and its Affiliates do not normally sell through a distributor for resale, Net Sales shall be calculated as above on the resale to an independent Third Party. Subject to the preceding paragraph, for the purposes of Net Sales, a (sub)licensee is a person or entity that obtains a (sub)license from BMS or its

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Affiliates or a person or entity that obtains such rights through a person or entity that has been granted such a (sub)license.

Only one royalty shall be paid on the sale of each unit of a Royalty Bearing Product.

“Non-Advanced Lead Candidate Compound” means a Licensed Compound that is not identified in Exhibit 1.1C.

“Patent Rights” means (a) patents and patent applications Covering the research, discovery, identification, Development, manufacture, use, exportation, importation, offer for sale and/or Commercialization of any compound and/or product, (b) all foreign counterparts thereof, (c) all divisionals, continuations, continuations-in-part thereof or any other patent application claiming priority directly or indirectly to (i) any of the patents or patent applications in (a)  or (b) or (ii) any patent or patent application from which the patents or patent applications in (a) or (b) claim direct or indirect priority, and (d) all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof.

“Patented Royalty Bearing Product” means a Licensed Compound or Licensed Product that is Covered by a Valid Claim of an AMRI Patent Right and/or BMS Licensed Patent Right.

“Party” means AMRI or BMS; “Parties” means BMS and AMRI.

“Phase I Clinical Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients.

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“Phase IIa Clinical Trial” means a human clinical trial in patients with the disease or indication under study of a Licensed Product, the principal purpose of which is to provide an indication of the efficacy of the Licensed Product for its intended use. A Phase IIa Clinical Trial shall be deemed to have commenced when the first patient in such trial has been dosed.

“Phase IIb Clinical Trial” means a controlled clinical trial which utilizes the pharmacokinetic and pharmacodynamic information obtained from one or more previous Phase I Clinical Trial(s) and/or Phase IIa Clinical Trial(s) to confirm the optimal manner of use of the Licensed Product (dose and dose regimen) prior to initiation of the pivotal Phase III Clinical Trials. The period of dosing in Phase IIb Clinical Trials will typically be more than two (2) weeks (the duration of dosing in Phase IIa Clinical Trials) and less than twenty-six (26) weeks (the minimum duration of dosing typically expected in the Phase III Clinical Trials). A Phase IIb Clinical Trial shall be deemed to have commenced when the first patient in such trial has been dosed.

“Phase III Clinical Trial” means a pivotal human clinical trial of a Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to define warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, and to support approval by a Regulatory Authority of such pharmaceutical product or label expansion of such pharmaceutical product. A Phase III Clinical Trial shall be deemed to have commenced when the first patient in such trial has been dosed.

“Primary Screening Program” has the meaning assigned in Section 3.8.

“Registration Dossier” means (i) any Drug Approval Application or (ii) any registration or other filing made with a Regulatory Authority to initiate or receive approval to initiate clinical testing in a country (e.g., an IND).

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“Regulatory Authority” means, any governmental authority, including without limitation FDA, EMEA or Koseisho, with responsibility (i) for granting any licenses or approvals or granting pricing and/or reimbursement approvals necessary for the marketing and sale of a Licensed Product in any country or (ii) for allowing the conduct of clinical trials in a given country.

“Related Compounds” has the meaning assigned in Section 3.2(b).

“Released Compound” means a compound that becomes a Released Compound pursuant to Section 3.2(b), 3.2(c) or 3.2(d).

“Released Product(s)” means any pharmaceutical product containing a Released Compound (alone or with other APIs), in all forms, presentations, formulations and dosage forms.

“Research Plan” means the research activities and timelines set forth in Exhibit 1.1B, and as may be amended from time to time by the JRC.

“Research Program” means a research program directed to researching, discovering and identifying Amine Neurotransmitter Reuptake-Inhibitors for human therapeutic uses to be performed by the Parties pursuant to this Agreement. For the avoidance of doubt, the Research Program does not include any activities with respect to any Licensed Compound after such Licensed Compound achieves ECN Approval or becomes a Released Compound. A description of the Research Program and the responsibilities of the Parties under the Research Program is contained in the Research Plan, which is attached hereto as Exhibit 1.1B.

“Research Term” has the meaning assigned in Section 2.9.

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“Reserved Indications” has the meaning assigned in Section 4.2.1.

“Retained Compound” means (i) an ECN Compound and/or (ii) a compound that becomes a Retained Compound pursuant to Section 3.2(b), 3.2(c) or 3.2(d).

“Retained Product” means any pharmaceutical product containing a Retained Compound (alone or with other APIs), in all forms, presentations, formulations and dosage forms.

“Royalty Bearing Product” means individually and collectively Unpatented Royalty Bearing Product and Patented Royalty Bearing Product.

“Safety Reasons” means it is BMS’ or one of its Affiliates’ or sublicensee’s reasonable belief that there is an unacceptable risk for harm in humans based upon pre-clinical data, including but not limited to data from toxicology studies, or based upon the observation of adverse effects in humans after a Licensed Compound or Licensed Product has been administered to or taken by humans, such as during a clinical trial or after the launch of a Licensed Product.

“Synthesized Compound” means a Licensed Compound that has been synthesized by or on behalf of BMS and/or AMRI or any of their Affiliates prior to the end of the Combined Period.

 “Territory” means the world.

 “Third Party” means any person other than a Party or an Affiliate of a Party.

“Unpatented Royalty Bearing Product” means a Licensed Compound or Licensed Product that is not a Patented Royalty Bearing Product.

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“Unrestricted Indications” has the meaning assigned in Section 4.2.1.

 “U.S.” or “United States” means the fifty states of the United States, the District of Columbia, Puerto Rico, and all territories and possessions of the United States.

“Valid Claim” means a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

“Warrant Issue Agreement” means the Warrant Issue Agreement entered into by AMRI and BMS on March 15, 2002, as amended by the First Amendment to the Warrant Issue Agreement, dated September 11, 2003, and by the Second Amendment to the Warrant Issue Agreement, dated April 30, 2004.

1.2          Additional Defined Terms. The following additional defined terms shall have the meanings set forth below or in the sections of this Agreement listed below:

“Additional Compound” has the meaning assigned in Section 3.2(c).

“AMRI Third Party Rights” has the meaning assigned in Section 3.7.

“Attachment A Patent Rights” has the meaning assigned in the Second Amendment.

“BMS Third Party Rights” has the meaning assigned in Section 4.3.

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“First Amendment” means the First Amendment to the Existing License Agreement entered into by AMRI and BMS on September 11, 2003.

“Second Amendment” means the Second Amendment to the Existing License Agreement entered into by AMRI and BMS on January 7, 2004.

2.             OBJECTIVE OF RESEARCH PROGRAM; MANAGEMENT OF RESEARCH PROGRAM

2.1          Objective of Research Program. The objective of the Research Program is: (i) to discover Amine Neurotransmitter Reuptake-Inhibitors for human therapeutic uses, and (ii) to conduct IND-enabling testing on Licensed Compounds to the point where BMS may identify those Licensed Compounds that BMS wants to take into clinical development.

2.1.1        BMS will be solely responsible for the following activities that are necessary for the Research Program:  performing primary and advanced biological testing, including, but not limited to screening compounds for biological and therapeutic activities, performing secondary pharmacodynamic testing, performing testing related to pre-clinical optimization of compounds (including but not limited to safety studies), performing pharmacokinetic and ADME studies, studying pharmaceutical formulations, and performing toxicology testing. BMS, and any Third Parties employed by BMS in its sole discretion to carry out any such activities, shall perform such activities in accordance with the Research Plan, and in the case of any such Third Parties, BMS shall be responsible for their compliance with the Research Plan. AMRI shall have no right or option to supply or perform such activities for BMS.

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2.1.2        AMRI will be responsible for performing all necessary medicinal chemistry and analytical chemistry research included in the Research Program related to the discovery of Amine Neurotransmitter Reuptake-Inhibitors for human therapeutic uses, including but not limited to designing new molecules, synthesizing compounds for biological testing, and providing bulk samples of compounds, if appropriate, in such quantities as may be required for preliminary compound optimization studies. BMS agrees to pay AMRI for all such costs pursuant to Sections 2.7 and 2.8 and Exhibit 1.1D. AMRI may not outsource to any Third Party any chemistry research included in the Research Program for which it is responsible without the prior written consent of BMS, which shall not be unreasonably withheld. AMRI, and any Third Parties employed by AMRI with the written consent of BMS, shall perform the activities for which AMRI is responsible under the Research Program, in accordance with the Research Plan, and in the case of any such Third Parties, AMRI shall be responsible for their compliance with the Research Plan and the applicable provisions of this Agreement, including but not limited to Article 9 and Section 14.1.

2.1.3        AMRI and BMS recognize that each Party will have knowledge and experience in the other Party’s areas of responsibility. With this in mind, and for the purpose of maximizing the productivity and probability of success of the Research Program, AMRI and BMS will each be receptive to the advice and suggestions of the other, in the conduct of the Research Program.

2.1.4        The Research Program and the responsibilities of the Parties under the Research Program are described in more detail in the Research Plan attached hereto as Exhibit 1.1B.

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2.2           Additional Agreements. The Parties may implement certain matters of this Agreement through a number of separate agreements, as and when required, concluded between them or at the level of their Affiliates as the case may be. The provisions of such agreements will be determined in reasonable and fair negotiations along the lines of, and respecting the principles set forth in this Agreement. AMRI and BMS guarantee that their respective Affiliates will in all respects adhere to the terms and provisions of this Agreement and all agreements concluded pursuant thereto.

2.3  Joint Research Committee.

2.3.1        Formation and Purpose. Within thirty (30) days after the Effective Date, AMRI and BMS shall establish the Joint Research Committee, which shall oversee and coordinate the activities of the Parties under the Research Program and expedite the synthesis of new compounds, and the selection, testing and Development to pre-ECN Approval of Licensed Compounds. The JRC shall have the membership and shall operate by the procedures set forth in Section 2.4. The JRC shall be dissolved at the end of the Combined Period unless otherwise agreed to by the Parties.

2.3.2        Specific Responsibilities of the JRC During the Term of the Research Program. In addition to its overall responsibility for the Research Program, the JRC shall, in particular, during the Research Term:

(i)            resolve any disputes or disagreements relating to the Research Program that are submitted to it;

(ii)           monitor the progress of pre-ECN Approval studies of each Licensed Compound in the Territory;

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(iii)          facilitate the exchange of data relating to all tests and studies performed as part of the Research Program for each Licensed Compound;

(iv)          modify the Research Plan as necessary, but in no event shall such modification increase the chemistry resource requirements for AMRI to greater than * FTEs without the consent of AMRI or be contrary to the intent and purpose of this Agreement, including but not limited to the requirements of Section 2.7;

(v)           control all chemical process development and manufacturing of Licensed Products for GLP toxicity studies and clinical trials (including, without limitation, manufacture of API (other than API that is manufactured by the commercial process for such API), but not formulation, packaging and finishing of supplies); and

(vi)          facilitate exchange of information with respect to work being performed by BMS on ECN Compounds.

2.3.3        Specific Responsibilities of the JRC Following the Term of the Research Program. Following the expiration of the Research Term, the JRC shall continue to have the responsibilities enumerated in Sections 2.3.2(ii) and (vi) during the Extended Period. During the Extended Period, the JRC shall meet once per Calendar Quarter, or less frequently, as the Parties may decide, and at each such meeting, BMS will update the JRC on what Licensed Compounds are being Developed by BMS at that time, and provide AMRI with any information it might reasonably request in order for it to assess progress of any Licensed Compound. The JRC will also be responsible for

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determining the disposition of the Synthesized Compounds, as described in Section 3.2(b).

2.3.4        Decisions of the JRC. The JRC shall make its decision on matters within its purview only after the JRC discusses such matters and only after reasonably considering each Party’s comments (through its JRC members) on such matters. All decisions by the JRC must be consistent with the terms of this Agreement, and may not modify the terms and conditions of this Agreement or the rights and obligations of a Party under this Agreement.

2.4           JRC Membership and Procedures.

2.4.1        Membership. For the JRC, each of AMRI and BMS shall designate four (4) representatives with appropriate expertise to serve as members of such Committee. Each Party may replace any of its JRC representatives at any time upon written notice to the other Party. The JRC shall have co-chairpersons. BMS and AMRI shall each select from their representatives a co-chairperson for the JRC. The co-chairpersons of the JRC shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of the JRC, and preparing and issuing minutes of each meeting within thirty (30) days thereafter; provided that a JRC co-chairperson shall call a meeting of the JRC promptly upon the written request of the other co-chairperson to convene such a meeting. Such minutes will not be finalized until both chairpersons review and confirm the accuracy of such minutes in writing.

2.4.2        Meetings. Except as provided in Section 2.3.3, the JRC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every Calendar Quarter. The JRC shall meet alternately at AMRI’s

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facilities in New York and BMS’ facilities in Connecticut or at such locations as the Parties may otherwise agree. Other employees of each Party involved in the Development and/or Commercialization of a Licensed Compound and/or Licensed Product may attend meetings of the JRC as nonvoting participants, and, with the consent of each Party, consultants, representatives, or advisors involved in the Development of a Licensed Compound and/or Licensed Product may attend meetings of the JRC as nonvoting observers; provided that each such Third Party representative is under obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Article 9 and each such Third Party representative is obligated under a written agreement to assign to a Party its entire right, title and interest in any invention conceived by it in the course of its activities related to this Agreement, including during its attendance at a meeting of the JRC. Each Party shall be responsible for all of its own expenses of participating in the JRC (including without limitation in the Working Group and any sub-committee of the JRC). Meetings of the JRC may be held by audio or video teleconference with the consent of each Party; provided that at least one (1) meeting of the JRC per Calendar Year shall be held in person. A quorum for a meeting of the JRC requires the presence of at least one designee of each Party.

2.4.3        Decision-Making. Each Party’s designees on the JRC shall, collectively, have one vote (the “Party Vote”) on all matters brought before the JRC, which Party Vote shall be determined by majority vote (the “Designee Vote”) of such designees present at the meeting. Except as otherwise expressly provided in this Agreement, the JRC shall operate as to matters within its jurisdiction by unanimous Party Vote (although the votes of the designees underlying such Party Votes need not be unanimous); provided, that the JRC shall not have the authority to amend or modify, or waive compliance with, this Agreement other than to modify the Research Plan, but only as

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permitted by this Agreement. Notwithstanding any other provision of this Agreement, BMS shall have final decision-making authority and tie-breaking vote on the JRC with respect to all matters delegated to the JRC that are set forth in Section 2.3, which shall be made in good faith including a consideration of the interests of both Parties to this Agreement; provided, that no such decision shall violate or breach any provision of this Agreement, and no such authority or tie-breaking vote shall extend to disputes concerning the validity, interpretation or construction of, or the compliance with or breach of, this Agreement. No such decision by BMS in the exercise of its final decision-making authority shall be subject to any dispute resolution mechanism or procedure, including without limitation any dispute resolution mechanism provided for in Article 17.

2.4.4        Meeting Agendas. Each Party will disclose to the other proposed agenda items along with appropriate information at least five (5) Business Days in advance of each meeting of the JRC; provided that under exigent circumstances requiring JRC input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JRC meeting.

2.4.5        Working Groups. A working group will be established immediately after the formation of the JRC (the “Working Group”). The Working Group will have three chairpersons:  a chemistry chairperson from AMRI, a chemistry chairperson from BMS and a biology chairperson from BMS. The key responsibility of the Working Group will be the day-to-day execution of the Research Plan. The Working Group will report directly to the JRC and will present its progress against the Research Plan to the JRC once per Calendar Quarter during the term of the Research Program. The

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chairpersons of the Working Group will designate employees from BMS and AMRI to be members of the Working Group as needed to get proper representation on the Working Group for all expertise needed to execute the Research Plan. In addition, from time to time, the JRC may establish and delegate duties to sub-committees on an “as-needed” basis to oversee particular projects or activities. Each such sub-committee shall be constituted and shall operate as the JRC determines. Sub-committees may be established on an ad hoc basis for purposes of a specific project or on such other basis as the JRC may determine. The Working Group and each sub-committee and their activities shall be subject to the oversight, review and approval of, and shall report to, the JRC. Decisions of the Working Group and each sub-committee shall be reached by consensus between the Parties, and in no case shall either Party have a casting vote in decisions of the Working Group, or any sub-committee of the JRC. In the case of a non-concurrence in the Working Group, or in a sub-committee, the issue shall be referred for a decision to the JRC. In no event shall the authority of the Working Group exceed that specified for the JRC in this Article 2.

2.4.6        Interactions Between the JRC and the Working Group, and Internal Teams. The Parties recognize that while they will establish the JRC, the Working Group, and sub-committees of the JRC for the purpose of the Research Program, each Party possesses an internal structure (including without limitation various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement. The JRC and the chairpersons of the Working Group shall establish procedures to facilitate communications between the JRC and the Working Group and any relevant internal committee, team or board in order to maximize the efficiency of the Research Program, including without limitation by requiring appropriate members of the JRC, the Working Group, or any sub-committee

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of the JRC to be available at reasonable times and places and upon reasonable prior notice for making appropriate oral reports to, and responding to reasonable inquiries from, the relevant internal committee, team or board. Furthermore, the JRC and the Working Group will establish the necessary working level contacts between the two Parties to ensure that necessary day-to-day interactions will occur in implementing the Research Plan.

2.5           Research Program Guidelines. It is the intent of the Parties, in working together in the Research Program to assign responsibilities for the various operational aspects of the Research Program to those portions of their respective organizations which have the appropriate resources, expertise and responsibility for such functions. In all matters related to the Research Program, the Parties shall strive to balance as best they can the legitimate interests and concerns of the Parties and to realize the economic potential of the Licensed Compounds and Licensed Products (taking into account the risks and costs of further Development and Commercialization).

2.6           Compliance with Law. Each Party hereby covenants and agrees to comply with all laws and regulations applicable to its activities connected with the Development, manufacture and Commercialization (as applicable) of Licensed Compounds and Licensed Products, including without limitation all applicable laws in carrying out such research and development activities, including, where applicable, Good Laboratory Practice Rules, Good Clinical Practice Rules, Good Manufacturing Practice Rules, and Good Information Practice Rules that are generally accepted in the pharmaceutical industry.

2.7           FTEs. BMS will fund * (*) FTE’s per year for each year of the Research Term at the FTE Rate. All of such FTEs shall be deployed on the Research Program to perform medicinal chemistry and analytical chemistry related to the Research Program. If at any time after the

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second anniversary of the Effective Date of the Agreement any of the * (*) FTEs are not required to work on the Research Program, BMS shall have the right to have such funded FTEs redeployed to work on other medicinal chemistry research for BMS.

2.8           In addition to the FTE Rate, BMS shall reimburse AMRI for all of its Research Program-specific out-of-pocket costs, including but not limited to, chemicals, reagents, materials, supplies, chromatography columns, and equipment purchased directly for use in the Research Program. At the end of each month, AMRI shall invoice BMS for such out-of-pocket costs incurred during such month; provided, however, the Parties agree that any such out-of-pocket costs in excess of $1,000.00 require the written approval of BMS, prior to being incurred, and that BMS shall not be liable for items purchased for the Research Program in excess of $1,000.00 per item without BMS’ prior written consent. BMS shall pay any such invoices within fifty (50) days after receipt thereof. BMS retains ownership of any such Research Program-specific items, including but not limited to, chemicals, reagents, materials, supplies, chromatography columns, and equipment, and at BMS’ option, AMRI agrees to deliver, at BMS’ expense, or to dispose of such Research Program-specific items following completion of the Research Term or earlier termination of this Agreement. The Parties agree that if AMRI wishes to retain any such Research Program-specific items, BMS will consider reasonable offers from AMRI to purchase such Research Program-specific items from BMS. AMRI shall afford BMS a reasonable opportunity, from time to time, to verify the direct costs paid by AMRI for any such Research Program-specific items.

2.9           Research Term. The Research Program shall commence on the Effective Date and have an initial term of three (3) years (such initial term together with any extensions thereof is referred to as the “Research Term.”). BMS shall have the option of extending the term of the Research Program on a year-by-year basis thereafter. To extend the initial term of the Research Program by a year, BMS must provide AMRI with at least ninety (90) days written

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notice prior to the end of the initial term of the Research Program that BMS wants to extend the term of the Research Program by a year, whereupon the term of the Research Program will be extended for a year. Thereafter, BMS must provide AMRI with at least ninety (90) days written notice prior to the end of the extended term of the Research Program that BMS wants to extend the term of the Research Program by another year, whereupon the term of the Research Program will be extended for another year. Should BMS fail to provide such written notice, as described above, and ask to extend the term of the Research Program less than ninety (90) days prior to the end of the initial term of the Research Program or the extended term of the Research Program, as the case may be, then AMRI shall have no obligation to extend the term of the Research Program. At that time the Parties may agree to extend the Research Program upon financial terms to be negotiated, but in no case shall the FTE Rate be less than the then prevailing FTE Rate.

2.10         Records. Each Party shall maintain complete and accurate records of all work conducted in furtherance of the Research Program and all results, data and developments made in furtherance thereof. Such records shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

2.11         Reports. During the Combined Period, the Parties shall provide each other with quarterly written reports during the Research Term of the work performed under the Research Program and the results they achieve and with quarterly written reports during the Extended Period of any work performed in connection with the Development and Commercialization of Licensed Compounds and Licensed Products. Each Parties’ quarterly written report shall be provided to the other Party within approximately thirty (30) days of the end of a Calendar Quarter and describe the work performed and the results achieved during the just ended Calendar Quarter. After the Combined Period, and until BMS has satisfied its diligence obligations under Section 8.2 with regard to obtaining Approval of at least one Retained Product for at least one

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Reserved Indication in each Major Market Country, unless Commercialization of such Product in any such Major Market Country is not warranted because of Approval and/or Commercialization issues in such country that are not caused by BMS or a product being marketed or to be marketed by BMS in such country, BMS shall provide AMRI with written reports with respect to each Retained Product under Development within sixty (60) days after June 30 and December 31 of each calendar year, which shall describe the work performed and results achieved during the applicable one-half year period and key steps to be taken in the next calendar half-year. BMS shall cooperate with AMRI to answer questions of AMRI with respect to any such report provided after the Combined Period.

3.             AMRI LICENSE GRANTS TO BMS; EXCLUSIVITY; TRANSFER OF AMRI KNOW-HOW

3.1           (a)           Subject to the terms, conditions and limitations of this Agreement, including Sections 3.1(f) and 3.6, and the rights retained under Section 3.1(b), AMRI hereby grants to BMS an exclusive license under the AMRI Technology, with the right to sublicense as permitted by and consistent with this Agreement, to research, discover, identify, Develop, make, have made, use, export, import, offer to sell, sell, and Commercialize Licensed Compounds, and Licensed Products in the Field in the Territory, which license after the Combined Period shall exclude Released Compounds and Released Products and which license after the Combined Period shall be co-exclusive with AMRI with respect to Licensed Compounds and Licensed Products that are not Released Compounds and/or Released Products and/or Retained Compounds and/or Retained Products. Any sublicense shall be subject to the terms and conditions of Article 9, Sections 3.1(d) and 3.2(b)-(h), the first sentence of Section 3.6, and Sections 4.3, 4.4, 6.1-6.4 and 11.7 of this Agreement and BMS shall be liable for any breach of Article 9, or the first sentence of Section 3.6, or Section 11.7  of this Agreement by a sublicensee.

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(b)           During the Research Term, AMRI retains a license under the AMRI Technology, to perform its obligations under Section 2.1.2 of this Agreement.

(c)           After the Combined Period, BMS covenants and agrees that it will not grant any sub-licenses with respect to Licensed Products and/or Licensed Compounds that are not Retained Products and/or Retained Compounds, and AMRI covenants and agrees that it will not grant any sub-licenses with respect to Licensed Compounds and/or Licensed Products that are not Released Compounds and/or Released Products.

(d)           After the Combined Period, BMS agrees that BMS will use the co-exclusive license of Section 3.1(a) only for the purpose of synthesizing and testing Licensed Compounds for the purpose of designating such Licensed Compounds as Retained Compounds and AMRI agrees that AMRI will use the co-exclusive license of Section 3.1(a) only for the purpose of synthesizing and testing Licensed Compounds for the purpose of designating such Licensed Compounds as Released Compounds.

(e)           For the avoidance of doubt nothing in this Section 3.1 shall be construed as a right or license to any compound that is not a Licensed Compound, including but not limited to any such compound that is not a Licensed Compound that now is or in the future is under Development or being Commercialized by AMRI or any of its Affiliates or any of their licensees or that is contained in a product that now or in the future is under Development or being Commercialized by AMRI or any of its Affiliates or any of their licensees.

(f)            Notwithstanding any provision of this Agreement to the contrary, after the Combined Period (or in the event this Agreement is terminated prior to the end of the Combined Period), BMS and its Affiliates shall have the right and license under the AMRI Technology and the

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BMS Technology to make, have made, import and use all Licensed Compounds for internal research purposes, and such internal research purposes shall include the generation of derivatives and analogs of Licensed Compounds.

3.2           (a)           During the Combined Period, BMS shall have exclusive rights to all Licensed Compounds and all Licensed Products in the Field in the Territory so long as BMS is Developing (pre-clinically or clinically) or Commercializing at least one Licensed Compound or Licensed Product. For the avoidance of doubt, during the Research Term, where BMS is paying for at least * (*) FTE’s of AMRI that are working on the Research Program and/or Licensed Compounds, BMS shall be deemed to be Developing or Commercializing at least one Licensed Compound or Licensed Product.

(b)           At least six (6) months prior to the end of the Extended Period, the JRC shall initiate the selection and distribution of Synthesized Compounds as Retained Compounds and Released Compounds in accordance with this Section 3.2(b), which selection and distribution shall be completed by the end of the Extended Period. It is the intention of the Parties that with respect to the selection and distribution of Synthesized Compounds as Released Compounds and Retained Compounds, a Party that selects a Synthesized Compound (e.g., under Section 3.2(b)(v) below) or has a Synthesized Compound distributed to it (e.g., under Section 3.2(b)(i) or Section 3.2(b)(iii) below) that the Party is then currently Developing or that the Party states in writing to the other Party that it intends to Develop will have additional compounds that are closely related structurally to such Synthesized Compound and that may have the desirable properties of such Synthesized Compound (“Related Compounds”) designated as Retained Compounds (where such Synthesized Compound is selected or distributed to BMS as a Retained Compound) or Released Compounds (where such Synthesized Compound is selected or distributed to AMRI as a Released Compound), and such Related Compounds shall in any event at least include the Included Compounds for such

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Synthesized Compound. Where the Party selecting or being distributed a Synthesized Compound as a Retained Compound or a Released Compound is not then Developing or does not state in writing to the other Party that it intends to Develop such Synthesized Compound, no Related Compounds for such Synthesized Compound, including but not limited to Included Compounds for such Synthesized Compound, shall be designated as Retained Compounds or Released Compounds as a result of such Synthesized Compound being selected or distributed as a Retained Compound or a Released Compound, as the case may be. In the event the Parties are unable to agree on the Related Compounds that will be designated as Retained Compounds or Released Compounds for a Synthesized Compound that is eligible to have Related Compounds designated as Retained Compounds or Released Compounds, then such dispute shall be subject to the dispute resolution procedure of Article 17. In the case of such a dispute, the Included Compounds for that particular Synthesized Compound shall nevertheless be designated as Retained Compounds or Released Compounds, as the case may be, prior to the initiation of the dispute resolution procedure of Article 17. The procedure for selecting and distributing Synthesized Compounds as Retained Compounds and Released Compounds shall proceed in the following order:

(i)  All ECN Compounds shall be distributed to BMS as Retained Compounds, and all Included Compounds for each ECN Compound shall be Retained Compounds.

(ii)  The Related Compounds other than the Included Compounds for each ECN Compound shall be determined by the Parties and shall be Retained Compounds.

(iii)  All Synthesized Compounds that are not included in (i) and (ii) and that are not Amine Neurotransmitter Reuptake Inhibitor Compounds shall be distributed to AMRI as Released Compounds.

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(iv)  Only with respect to each Synthesized Compound that is distributed to AMRI as a Released Compound pursuant to (iii) above and that AMRI has stated in writing to BMS that AMRI intends to Develop such Synthesized Compound shall the Parties determine the Related Compounds, and the Related Compounds determined by the Parties for each such Synthesized Compound shall be Released Compounds. The Related Compounds for each such Synthesized Compound shall at a minimum include the Included Compounds for such Synthesized Compound. For the avoidance of doubt, the Related Compounds for each such Synthesized Compound may not include any ECN Compound or any Related Compound of an ECN Compound. With respect to each Synthesized Compound that is distributed to AMRI as a Released Compound pursuant to (iii) above and that AMRI does not state in writing to BMS that it intends to Develop such Synthesized Compound, there shall be no Related Compounds for each such Synthesized Compound that will become Released Compounds.

(v)  With respect to Synthesized Compounds that are not Retained Compounds or Released Compounds pursuant to (i) through (iv) above, BMS shall have the first right to select one such Synthesized Compound as a Retained Compound. If BMS is then currently Developing or states in writing to AMRI that it intends to Develop such selected Synthesized Compound, the Parties shall determine the Related Compounds for such selected Synthesized Compound, and such selected Synthesized Compound and its Related Compounds that are not Released Compounds shall be Retained Compounds. If BMS is not then currently Developing or does not state in writing to AMRI that it intends to Develop such selected Synthesized Compound, there shall be no Related Compounds for such selected Synthesized Compound that will become Retained Compounds. AMRI shall have the second right to select one such Synthesized Compound that is not a Retained Compound as a Released Compound. If AMRI states in writing to BMS that it intends to Develop such selected Synthesized Compound, the Parties shall determine the Related Compounds for such selected Synthesized Compound, and such selected Synthesized Compound and each of its Related Compounds that is not a

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Retained Compound shall be Released Compounds. If AMRI does not state in writing to BMS that it intends to Develop such selected Synthesized Compound, there shall be no Related Compounds for such selected Synthesized Compound that will become Released Compounds. Such procedure shall continue until all the Synthesized Compounds have become a Retained Compound or a Released Compound.

(vi) For the avoidance of doubt, the Related Compounds of Synthesized Compounds do not have to be Synthesized Compounds, and if there is any overlap between the Related Compounds of a Retained Compound that is a Synthesized Compound and the Related Compounds of a Released Compound that is a Synthesized Compound, the Party that is distributed or selects such Retained Compound or such Released Compound first under the procedure set forth in this Section 3.2(b) shall have the right to have the overlapping Related Compounds included as Retained Compounds or Released Compounds, as the case may be.

(c)           After the Combined Period, if a Party or an Affiliate of such Party first synthesizes a Licensed Compound that is not a Retained Compound or a Released Compound (“Additional Compound”) and demonstrates, in the case of BMS, that such Additional Compound has activity potentially usable for a Reserved Indication or Unrestricted Indication or, in the case of AMRI, such Additional Compound has activity potentially usable for an Unrestricted Indication, then such Additional Compound shall be a Retained Compound or a Released Compound, as the case may be. If the relevant Party states in writing to the other Party that it intends to Develop such Additional Compound, the Parties shall determine the Related Compounds for such Additional Compound, and the Related Compounds that are not Released Compounds if such Additional Compound is first synthesized and demonstrated to have activity potentially usable for a Reserved Indication or Unrestricted Indication by BMS or one of its Affiliates and that are not Retained Compounds if such Additional Compound is first synthesized by AMRI or one of its Affiliates and demonstrated to have activity

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potentially usable for an Unrestricted Indication shall become Retained Compounds if BMS is such Party and Released Compounds if AMRI is such Party, subject to the overlap rules of Section 3.2(b)(vi). If the relevant Party does not state in writing to the other Party that it intends to Develop such Additional Compound, there shall be no Related Compounds for such Additional Compound that will become Retained Compounds or Released Compounds, as the case may be. If a Party disputes that the other Party has met the criteria of this Section 3.2(c), then such dispute shall be subject to the dispute resolution procedure of Article 17.

(d)           After the Combined Period, in the event a Party selected or was distributed a Synthesized Compound as a Retained Compound or a Released Compound under Section 3.2(b)(iii), (iv) or (v) above, as the case may be, and no Related Compounds for such Synthesized Compound were determined at the time such Synthesized Compound was selected or distributed as a Retained Compound or a Released Compound, as the case may be, and such Party notifies the other Party in writing that it intends to Develop such Synthesized Compound or has begun Developing such Synthesized Compound, the Parties shall determine the Related Compounds for such Synthesized Compound, and such Related Compounds shall be Retained or Released Compounds, as the case may be, subject to the overlap rules of Section 3.2(b)(vi).

(e)           Once the selection process under Section 3.2(b) is completed, as of the end of the Extended Period, (i) BMS shall be the Lead Party for all AMRI Patent Rights and all BMS Licensed Patent Rights that Cover a compound that is an ECN Compound as of the end of the Extended Period or is a Retained Compound that is a Related Compound of any such ECN Compound, or a composition containing any such compound, or a method of use or manufacture of any such compound or any such composition, regardless of whether any such Patent Right also Covers any compound that is a Released Compound as of the end of the Extended Period, or a composition containing any such compound, or a method of use or

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manufacture of any such compound or any such composition, (ii) BMS shall be the Lead Party for all AMRI Patent Rights and all BMS Licensed Patent Rights not included in (i) above that Cover a compound that is a Retained Compound as of the end of the Extended Period, or a composition containing any such compound, or a method of use or manufacture of any such compound or any such composition and do not Cover any compound that is a Released Compound as of the end of the Extended Period, or a composition containing any such compound, or a method of use or manufacture of any such compound or any such composition, and (iii)  AMRI shall be the Lead Party for (a) all AMRI Patent Rights that are not included in (i) above and that Cover a compound that is a Released Compound as of the end of the Extended Period, or a composition containing any such compound, or a method of use or manufacture of any such compound or any such composition and do not Cover any compound that is a Retained Compound as of the end of the Extended Period, or a composition containing any such compound, or a method of use or manufacture of any such compound or any such composition, and (b) all BMS Licensed Patent Rights that are not included in (i) above, that are licensed to AMRI under Section 4.2.2 of this Agreement, and that do not Cover any compound that is a Retained Compound as of the end of the Extended Period, or a composition containing any such compound, or a method of use or manufacture of any such compound or any such composition.

(f)            With respect to any AMRI Patent Right or BMS Licensed Patent Right for which there is no Lead Party pursuant to Section 3.2(e), the first Party to initiate dosing of a patient in a Phase IIb Clinical Trial of a Released Product (in the case of AMRI) or a Retained Product (in the case of BMS) that is Covered, or the manufacture or use of which is Covered, by such Patent Right or that contains a Released Compound (in the case of AMRI) or a Retained Compound (in the case of BMS) that is Covered, or the manufacture or use of which is Covered, by such Patent Right, shall be the Lead Party for such Patent Right as of such dosing date.

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(g)           With respect to any AMRI Patent Right or BMS Licensed Patent Right for which there is no Lead Party pursuant to Section 3.2(e) or Section 3.2(f) at the time a Party becomes aware of a suspected infringement of such Patent Right, such Party shall notify the other Party of such suspected infringement and the Parties will consult and confer with one another and decide whether an infringement Action should be brought under such Patent Right and which Party should control any such Action that is brought. Neither Party shall have the right to prevent the other Party from initiating an infringement Action if the Parties do not reach agreement pursuant to this Section 3.2(g).

(h)           With respect to any Patent Right of a Third Party licensed to AMRI or BMS and sublicensed to the other Party pursuant to Section 3.7 or 4.3, if either Party becomes aware of a suspected infringement of such Patent Right, such Party shall notify the other Party of such suspected infringement and the Parties will consult and confer with one another and decide whether an infringement Action should be brought under such Patent Right. If the Parties decide that an infringement Action should be brought under such Patent Right, to the extent that only one of the Parties is permitted by such Third Party to bring such Action, such Party shall bring and control such Action, to the extent that either Party is permitted by such Third Party to bring such Action, the Parties will decide which Party will bring and control such Action, and to the extent that neither Party is permitted by such Third Party to bring such Action, such Third Party will be requested to bring such Action pursuant to the terms of the license agreement between such Third Party and the Party licensed by such Third Party. The right to bring and pursue such an Action shall be controlled by the applicable license agreement with such Third Party.

3.3           AMRI Covenants Regarding Licensed Compounds. During the Combined Period, AMRI and its Affiliates will not Develop and/or Commercialize themselves, or license any AMRI

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Technology to a Third Party to Develop and/or Commercialize, or collaborate with a Third Party to Develop and/or Commercialize, any Licensed Compound and/or any Licensed Product in the Territory, for any use in the Field. During the Combined Period, AMRI and its Affiliates will not outside of this Agreement (i) research, discover, identify, Develop, make, have made, use, export, import, offer to sell, sell and/or Commercialize themselves, or for or on behalf of or in collaboration with a Third Party any Amine Neurotransmitter Reuptake-Inhibitor that is or has been identified as an Amine Neurotransmitter Reuptake-Inhibitor through a Primary Screening Program and/or (ii) license any AMRI Technology to any Third Party to research, discover, identify, Develop, make, have made, use, export, import, offer to sell, sell and/or Commercialize any Amine Neurotransmitter Reuptake-Inhibitor that is or has been identified as an Amine Neurotransmitter Reuptake-Inhibitor through a Primary Screening Program. Nothing in this Section 3.3 shall be construed to limit AMRI’s fee for services business, provided that AMRI does not knowingly employ itself, or share with a Third Party, AMRI Technology, for the purpose of, researching, discovering, identifying, making, using, exporting, importing, Developing, offering to sell, selling and/or Commercializing any Amine Neurotransmitter Reuptake Inhibitor.

3.4           Documentation. During the ninety (90) day period following the Effective Date, AMRI shall provide BMS as soon as reasonably possible with one (1) electronic or paper copy of all material documents, data or other information Controlled by AMRI or any of its Affiliates as of the Effective Date to the extent that such documents, data and information contain or comprise AMRI Know-How licensed under Article 3. AMRI shall be responsible for the cost of providing to BMS one (1) set of copies only.

3.5           Technical Assistance. Without charge to BMS, during the three (3) month period following the Effective Date, AMRI shall reasonably cooperate with BMS to assist BMS with understanding and using the AMRI Know-How provided to BMS under Section 3.4. Such cooperation shall include, without limitation, providing BMS with reasonable access by

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teleconference or in-person at AMRI’s facilities (subject to AMRI’s customary rules and restrictions with respect to site visits by non-AMRI personnel) to AMRI personnel directly involved in the research, discovery, identification and Development of Licensed Compounds and Licensed Products to provide technical assistance and consultation in connection with the AMRI Know-How transferred under Section 3.4.

3.6           BMS agrees that BMS will not use AMRI Technology, except with respect to Licensed Compounds and Licensed Products during the Combined Period and thereafter only with respect to Retained Compounds and Retained Products as to which BMS is licensed under this Agreement and with respect to the synthesis and testing of Licensed Compounds that are not Retained Compounds in order to identify Licensed Compounds that BMS may want to select as Retained Compounds under Section 3.2(c). Except as provided in Article 13, AMRI agrees that AMRI will only use BMS Technology during the Research Term as permitted under Section 4.1, will not use BMS Technology during the Extended Period except as expressly permitted in a separate agreement, such as an agreement to provide clinical supplies of a Licensed Product, and will only use BMS Technology after the Extended Period as permitted under Section 4.2.2 with respect to Released Compounds and Released Products and with respect to the synthesis and testing of Licensed Compounds that are not Released Compounds in order to identify Licensed Compounds that AMRI may want to select as Released Compounds under Section 3.2(c).

3.7           In the event that prior to the end of the Combined Period, AMRI is licensed under AMRI Third Party Rights that are useful for the research, discovery, identification, Development, manufacture, use, exportation, importation, offer for sale and/or Commercialization of any Licensed Compound and/or Licensed Product and AMRI has the right to grant a sublicense to BMS, AMRI shall promptly notify BMS after obtaining any such AMRI Third Party Rights, and then at the request of BMS during or after the Combined Period, AMRI shall grant to BMS such a sublicense to the fullest extent permitted under the license under which the

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sublicense is granted and subject to the terms, conditions and requirements thereof to research, discover, identify, Develop, manufacture, use, export, import, offer for sale and/or Commercialize Licensed Compounds and Licensed Products to the same extent and subject to the same restrictions as set forth in Section 3.1(a) to (e). Such sublicense shall be granted by an amendment to this Agreement, and without additional consideration to AMRI and provided that BMS agrees to pay any and all amounts due to such Third Party as a direct result of the granting of the sublicense and any other payments (royalties, milestones, etc.) due thereunder as a direct result of BMS being a sublicensee and/or its activities as a sublicensee, which payments shall not be creditable against any royalties and/or payments due to AMRI under this Agreement.

3.8           During the Combined Period, AMRI and its Affiliates will not conduct any screening program specifically directed to identifying compounds as Amine Neurotransmitter Reuptake-Inhibitor Compounds that are not Licensed Compounds (and for the avoidance of doubt, such excluded screening program is limited to a screening program that uses equilibrium binding assays for at least two of the three biogenic amine transporters, norepinephrine, serotonin and dopamine, as primary screens to identify compounds as Amine Neurotransmitter Reuptake Inhibitor Compounds (i.e., the purpose of the screens is to identify compounds whose intended activity is that of an Amine Neurotransmitter Reuptake Inhibitor Compound)) (a “Primary Screening Program”) themselves, or for or on behalf of or in collaboration with a Third Party.

4.             GRANT OF LICENSES BY BMS TO AMRI

4.1           Grant to AMRI During the Research Program. Subject to the terms and conditions of this Agreement, BMS hereby grants to AMRI a limited, non-exclusive license in the Territory, without the right to sublicense, under BMS Technology solely to the extent necessary for AMRI to perform AMRI’s obligations under the Research Program.

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4.2           Grant to AMRI for Released Compounds.

4.2.1        The Unrestricted Indications. At the end of the Extended Period, if there is only one ECN Compound that is still under Development or being Commercialized by BMS as of such date, BMS may notify AMRI of * Indications for which BMS may want to Develop or Commercialize such ECN Compound, and if there is more than one such ECN Compound as of such date, BMS may notify AMRI for each such ECN Compound of * Indications for which BMS may want to Develop or Commercialize each such ECN Compound, and if there is no such ECN Compound as of such date but BMS has an active discovery program for at least one Licensed Compound as of such date, BMS may notify AMRI of * Indications for which BMS may want to Develop such Licensed Compound. For the avoidance of doubt, an ECN Compound that is a back-up for a Lead Product and for which milestones are not to be paid under Section 10.4, shall not be counted as an ECN Compound for determining the number of Reserved Indications to which BMS is entitled. For example, if there are * ECN Compounds at the end of the Extended Period that are still under Development or being Commercialized by BMS as of such date, BMS may notify AMRI of * Indications (i.e., * Indications per ECN Compound). All such Indications for which AMRI receives such written notification shall collectively be called the “Reserved Indications.”  The “Unrestricted Indications” shall be all Indications other than the Reserved Indications. After the end of the Combined Period, BMS, by written notice to AMRI, may, with respect to an ECN Compound, change an existing Reserved Indication(s) therefor to an existing Reserved Indication(s) for another ECN Compound as long as an ECN Compound does not have more than * Reserved Indications when there is only one ECN Compound and each ECN Compound does not have more than * Reserved Indications when there is more than one ECN Compound.

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4.2.2                        License Grant in the Unrestricted Field. After the end of the Extended Period, subject to the terms, conditions and limitations of this Agreement, BMS agrees to grant and hereby grants to AMRI (i) a royalty-free, exclusive license (with the right to sublicense as permitted by and consistent with this Agreement,) in the Territory under that BMS Technology that is reasonably required by AMRI to research, make, have made, use, sell, Develop and/or Commercialize one or more Released Compounds and/or Released Products for one or more Unrestricted Indications, to research, Develop, make, have made, use, sell, offer to sell, export, import and Commercialize the Released Compounds and Released Products for the Unrestricted Indications and (ii) a non-exclusive, royalty-free license (with no right to sublicense) in the Territory to synthesize and test Licensed Compounds that are not Retained Compounds in order to identify Licensed Compounds that AMRI may want to select as Released Compounds under Section 3.2(c) under that BMS Technology that is reasonably required by AMRI to so synthesize and test such Licensed Compounds. Any sublicense shall be subject to the terms and conditions of Article 9,  Sections 3.1(d) and 3.2(c)-(h), the second sentence of Section 3.6, and Section 3.8 of this Agreement and AMRI shall be liable for any breach of Article 9, the second sentence of Section 3.6, or Section 3.8 of this Agreement by a sublicensee. For the avoidance of doubt, AMRI shall have no right to Develop or Commercialize any Released Compound or Released Product outside the Unrestricted Indications, and BMS shall have no right to Develop or Commercialize any Released Compounds or Released Products for any Indication, and BMS shall have the right to Develop and Commercialize any Retained Compound and any Retained Product for any Indication. For the further avoidance of doubt, nothing in this Section 4.2.2 or this Agreement shall be construed as a right or license to (a) any Know-How or Patent Right that is Controlled by BMS or any Affiliate of BMS that may be useful but is not reasonably required by AMRI to

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research, make, have made, use, sell, offer to sell, export, import, Develop and/or Commercialize Released Compounds and/or Released Products for the Unrestricted Indications or reasonably required by AMRI to synthesize and test Licensed Compounds that are not Retained Compounds in order to identify Licensed Compounds that AMRI may want to select as Released Compounds under Section 3.2(c), (b) any compound that is not a Licensed Compound, including but not limited to any such compound that is not a Licensed Compound that now is or in the future is under Development or being Commercialized by BMS or any of its Affiliates or any of their licensees or that is contained in a product that now is or in the future is under Development or being Commercialized by BMS or any of its Affiliates or any of their licensees, or (c) any Know-How or Patent Right Controlled by BMS or any Affiliate of BMS relating to any such compound covered by (b) that is not a Licensed Compound or any product containing any such compound covered by (b) that is not a Licensed Compound. In the event that AMRI wants to license the Development and/or Commercialization of any Released Compound and/or a Released Product for the Unrestricted Indications to a Third Party, BMS shall have a right of first refusal for such Released Compound and/or Released Product as set forth in Article 5.

4.3                                 In the event that prior to the end of the Combined Period, BMS is licensed under Patent Rights and/or Know How of a Third Party that are reasonably required by AMRI for the research,  Development, manufacture, use, exportation, importation, offer for sale and/or Commercialization of any Released Compound, and/or Released Product ( “BMS Third Party Rights”) and BMS has the right to grant a sublicense thereunder to AMRI, BMS shall promptly notify AMRI after obtaining any such BMS Third Party Rights, and then at the request of AMRI during or after the Combined Period, BMS shall grant to AMRI such a sublicense to the fullest extent permitted under the license under which the sublicense is granted and subject to the terms, conditions and requirements thereof to research, Develop, manufacture, have manufactured, use, export, import, offer for sale, sell and/or

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Commercialize Released Compounds, and Released Products for the Unrestricted Indications to the same extent and subject to the same restrictions as set forth in Section 4.2.2. Such sublicense shall be granted by an amendment to this Agreement, and without additional consideration to BMS and provided that AMRI agrees to pay any and all amounts due to such Third Party as a direct result of the granting of the sublicense and any other payments (royalties, milestones, etc.) due thereunder as a direct result of AMRI being a sublicensee and/or its activities as a sublicensee.

4.4                               During the Combined Period, BMS and its Affiliates will not conduct any Primary Screening Program with respect to any compound that is not a Licensed Compound themselves or on behalf of or in collaboration with a Third Party. During the Combined Period, BMS and its Affiliates will also not conduct any Development and/or Commercialization activities themselves, or for or on behalf of or in collaboration with a Third Party, relating to any Amine Neurotransmitter Reuptake-Inhibitor Compounds that are or have been identified as Amine Neurotransmitter Reuptake-Inhibitor Compounds through a Primary Screening Program and that are not Licensed Compounds.

4.5                                 Notwithstanding any provision of this Agreement to the contrary, after the Combined Period, AMRI and its Affiliates shall have the right and license under the AMRI Technology and the BMS Technology to make, have made, import and use all Licensed Compounds for internal research purposes, and such internal research purposes shall include the generation of derivatives and analogs of Licensed Compounds.

5.                                      BMS RIGHT OF FIRST REFUSAL

5.1                                 BMS Right of First Refusal. BMS shall have a right of first refusal with respect to Released Compounds and Released Products as follows.

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5.1.1                        In the event that AMRI desires at any time to enter into a License arrangement with respect to a Released Compound and/or a Released Product, before entering into an agreement with any Third Party with respect to such License, AMRI will notify BMS in writing of its desire, including information as to the scope and type of License and the Released Compounds and Released Products that are to be part of such License and a comprehensive, confidential package of information with respect thereto that is in the possession of AMRI (a “License Notice”). During the thirty (30) day period after AMRI so notifies BMS, AMRI shall promptly provide BMS with any additional information in the possession of AMRI that BMS reasonably requests from AMRI relating to the Released Compounds and Released Products that will be the subject of such License.  If BMS notifies AMRI in writing of its election to pursue a License for such Released Compound(s) and/or Released Product(s) within * (*) days after BMS’ receipt of such License Notice, AMRI and BMS shall enter into good faith negotiations with respect to such License for a period of * (*) days following AMRI’s receipt of such election from BMS (the “Negotiation Period”). During the Negotiation Period, AMRI will provide BMS with an opportunity to make a proposal of terms and conditions with respect to such License and AMRI will either accept the proposal, refuse the proposal or provide a counter offer to BMS. During the Negotiation Period, each Party may revise the terms and conditions of its proposal to the other Party and the last such term sheet that BMS delivers to AMRI shall be deemed the term sheet that BMS delivers to AMRI for purposes of Section 5.2 below. Such * day Negotiation Period shall be extended by an additional * (*) days if AMRI and BMS reach agreement in principle with respect to a term sheet with respect to such License during such * day Negotiation Period.

5.1.2                        If AMRI and BMS do not conclude an agreement or an agreement in principle with respect to such License during the * day Negotiation Period or an agreement in the * (*) day extended period, AMRI will then be free to enter into an agreement

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with any Third Party regarding such a License for such Released Compound(s) and/or Released Product(s)  that were the subject of the License Notice delivered to BMS under Section 5.1.1, and free to enter into any such License, subject to the provisions set forth in Section 5.2 and provided that such License has the same territory, the same scope of Released Compound(s) and/or Released Product(s), the same scope of Indications, and the same field of use as offered to BMS in the License Notice delivered to BMS under Section 5.1.1.

5.2                                 To the extent that BMS’ rights under this Article 5 have not terminated or expired, AMRI shall not enter into any agreement with any Third Party with respect to a License under terms and conditions which are Less Favorable to AMRI than the terms and conditions set forth in the term sheet last offered by BMS to AMRI, unless BMS is unwilling to enter into a license agreement for the Less Favorable to AMRI terms. AMRI shall have the option, exercisable in its sole discretion, of having an Independent Evaluator render a decision binding upon AMRI and BMS as to whether a Third Party Term Sheet is Less Favorable to AMRI than the terms and conditions set forth in the term sheet last offered by BMS to AMRI.

5.2.1                        If AMRI intends to enter into a License agreement with a Third Party and wants to exercise its option to have an Independent Evaluator determine whether the Third Party Term Sheet with such Third Party is Less Favorable to AMRI than the terms and conditions set forth in the term sheet last offered by BMS to AMRI, AMRI shall so notify BMS and this Section 5.2.1 and Sections 5.2.2, 5.2.3 and 5.2.4 shall apply. AMRI shall bear the costs of engaging the Independent Evaluator. AMRI shall provide the Independent Evaluator with a copy of the Third Party Term Sheet with such Third Party, without revealing the identity of such Third Party, and shall also provide the Independent Evaluator with a copy of the last term sheet offered by BMS to AMRI.

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5.2.2                        The Independent Evaluator shall promptly make a determination of whether the terms and conditions of the Third Party Term Sheet are Less Favorable to AMRI than the terms and conditions of the last term sheet offered by BMS to AMRI in accordance with Section 5.4.1 below. The Independent Evaluator shall be required to make a definite determination based on the information provided to it as to whether or not the Third Party Term Sheet is Less Favorable to AMRI than the last term sheet offered by BMS to AMRI. The Independent Evaluator shall not have the authority to render any other determination or to respond without a decision, and the Parties agree (i) that the Independent Evaluator shall have no liability in any way by reason of its decision, and (ii) to be bound by and not to challenge such determination, except in the case where a Party alleges that the Independent Evaluator did not act in good faith, breached a fiduciary duty or engaged in willful misconduct.

5.2.3                        If the Independent Evaluator determines that the Third Party Term Sheet was not Less Favorable to AMRI than the last Term Sheet offered by BMS to AMRI, AMRI will be free to enter into an agreement with such Third Party having the terms and conditions set forth in the Third Party Term Sheet (or terms and conditions more favorable to AMRI than the terms and conditions set forth in the Third Party Term Sheet) and such other terms and conditions as AMRI and the Third Party agree, provided however, that AMRI shall not have the right to enter into an agreement with respect to such License with a Third Party having terms and conditions that are Less Favorable to AMRI than the terms and conditions set forth in the Third Party Term Sheet presented to the Independent Evaluator.

5.2.4                        If the Independent Evaluator determines that the terms and conditions set forth in the Third Party Term Sheet are Less Favorable to AMRI than the terms and conditions last offered by BMS to AMRI, AMRI may at its discretion continue its negotiation with the Third Party, with the objective of obtaining financial terms and conditions

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that are not Less Favorable to AMRI than the financial terms and conditions last offered by BMS to AMRI. Alternatively, AMRI may offer such financial terms and conditions set out in the Third Party Term Sheet to BMS (or AMRI may offer BMS terms and conditions financially less favorable to AMRI than those set out in the Third Party Term Sheet). In the event that AMRI makes such offer to BMS, AMRI shall also offer to BMS the same terms with respect to governance and decision-making as set out in the Third Party Term Sheet (or otherwise proposed by AMRI to the Third Party). If AMRI offers such terms and conditions for a License to BMS in accordance with this Section 5.2.4, BMS will have an additional fifteen (15) business days to provide AMRI with notice that BMS desires to enter into an agreement with AMRI on substantially the same financial terms and conditions as set out in such term sheet (an “Acceptance Notice”). If an Acceptance Notice is provided by BMS, the Parties will work diligently to expeditiously complete such an agreement. If an Acceptance Notice is not provided by BMS within such fifteen (15) business day period, or if AMRI and BMS do not execute a binding License agreement within ninety (90) days after receipt of the Acceptance Notice, AMRI will be free to enter into an agreement with such Third Party having the terms and conditions not financially Less Favorable to AMRI than those set forth in the Third Party Term Sheet. Such ninety (90) day period shall be extended for the period of any delays in completing the License agreement caused by reasons beyond the reasonable control of BMS.

5.3                                 Any License agreement entered into by AMRI in accordance with Section 5.2 shall be consistent with the terms and conditions of this Agreement and shall fully enable AMRI to fully perform all of its obligations under this Agreement which will continue in effect.

5.4                                 Certain Definitions. For the purposes of this Article 5, the following capitalized terms shall have the following meanings:

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5.4.1                        “Less Favorable to AMRI” means, with respect to a Third Party Term Sheet compared to the most recent term sheet offered by BMS to AMRI, that the Third Party Term Sheet contains financial terms which, taken as a whole, are materially less favorable to AMRI than financial terms set forth in the last term sheet for a License offered to AMRI by BMS.  The determination as to whether the financial terms are materially less favorable to AMRI than the financial terms set forth in the last term sheet for a License offered to AMRI by BMS shall be based upon the present value of the total payments, adjusting for the risk of pharmaceutical compound development (i.e., risk adjusted net present value (NPV) analysis), with the same assumptions applied in the same manner to both the Third Party Term Sheet and the last term sheet offered to AMRI by BMS. In such evaluation, payments of equity shall be given less value than corresponding payments in cash. The assumed probability of Approval for the risk assessment shall be based on industry standards for compounds at the same stage of development.

5.4.2                        “Third Party Term Sheet” means a term sheet summarizing the key terms and conditions on which AMRI would be willing to enter into a potential License arrangement with a Third Party, and such a Third Party term sheet shall contain a level of detail comparable to the term sheet last provided by BMS under Section 5.1.1.

5.4.3                            “Independent Evaluator” means an individual with relevant expertise in the Commercialization of pharmaceutical products employed by an independent certified public accounting firm or investment bank of nationally recognized standing that,  at the time of the evaluation set forth in Section 5.2 is not providing, and during the twelve (12) months prior to such evaluation has not provided, auditing or consulting services to either Party, and that is selected by AMRI and reasonably acceptable to BMS, or such other qualified person as the Parties may mutually agree to.

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6.                                      OUTSOURCING

6.1                                 Subcontracting. Except for those activities for which AMRI is responsible for performing for the Research Program, and subject to Section 6.2, the JRC or BMS may perform any activities in support of the research, discovery, identification, Development, exportation, importation, manufacture, offering for sale or Commercialization of Licensed Compounds and Licensed Products through subcontracting to a Third Party contractor or contract service organization.

6.2                                 AMRI Option. AMRI shall have a first option to be the supplier of any outsourcing of chemistry research by the JRC or BMS that is not included in the chemistry research to be carried out by AMRI pursuant to the Research Plan and that directly relates to the Research Program or directly relates to the Development of Licensed Compounds, including new chemical synthesis, and analytical development. (For the avoidance of doubt, this option shall not apply to the outsourcing of chemistry process development, the manufacture of any API or the manufacture of any clinical or commercial supplies of any Licensed Products, and such outsourcing is dealt with below in Sections 6.3, 6.4 and 6.5.)  In the event the JRC or BMS wants to outsource any such chemistry research, it shall notify AMRI in writing that it wants to do so (such notice the “Chemistry Outsourcing Notice”). If AMRI is both willing and able to provide such chemistry research at the then current FTE Rate, AMRI shall so notify the JRC or BMS within ten (10) business days of the receipt of the Chemistry Outsourcing Notice, whereupon the JRC or BMS will not outsource such chemistry research to a Third Party and will outsource such chemistry research to AMRI. If, however, AMRI fails to notify the JRC or BMS within (10) business days of the receipt of the Chemistry Outsourcing Notice that AMRI is both willing and able to provide such chemistry research at the then current FTE Rate or AMRI notifies the

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JRC or BMS within (10) business days of the receipt of the Chemistry Outsourcing Notice that AMRI is not interested in providing such chemistry research at the then current FTE Rate, then the JRC or BMS shall be free to outsource such chemistry research to any Third Party.

6.3                                 Chemical Process Development and Non-Commercial Manufacture of API and Licensed Products. During its existence, the JRC will control all chemical process development and manufacturing of Licensed Products for GLP toxicity studies and clinical trials (including, without limitation, manufacture of API (other than API that is manufactured by the commercial process for such API), but not formulation, packaging and finishing of supplies), and after the expiration of the Extended Period, BMS will control all such activities. During the Extended Period, AMRI shall notify the BMS co-chairperson of the JRC on each anniversary of the Effective Date, and after the Extended Period, AMRI shall notify BMS, pursuant to Section 18.5, on the anniversary of the Effective Date, whether AMRI has an interest in performing such activities for BMS in the event that BMS seeks to outsource any of the foregoing activities. AMRI acknowledges that where BMS seeks to outsource any of the foregoing activities, BMS must have the flexibility to have dual sources for each such activity, and in some cases, additional sources. As a result, in the event that BMS desires to use an entity other than BMS to perform such activities, BMS will give AMRI written notice of such desire and will solicit bids from AMRI and Third Parties and will select AMRI to perform such activities, alone or in addition to one or more Third Parties, provided that (a) AMRI submits a bid to perform such activities, (b) AMRI can meet the quality targets for such activities, (c) AMRI can meet the quality performance criteria for such activities, (d) AMRI can meet the delivery timelines for such activities, (e) AMRI’s bid is competitive with the other bids from Third Parties for such activities, and (f) AMRI enters into a quality agreement for such activities containing standard BMS terms. In determining whether AMRI can

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meet the quality targets, quality performance criteria and the timelines for an activity, BMS may rely upon its prior experiences with AMRI for the provision of process development work.  As long as AMRI can meet these criteria, it shall receive a portion of the outsourcing work.

6.4                                 Commercial Manufacture of API and Licensed Products. With respect to the manufacture of API (to be manufactured by the commercial process for such API) and/or the formulation, packaging and/or finishing of Licensed Product (as the case may be) for Development purposes or commercial sale, in the event that BMS elects not to manufacture all of its requirements of such API or to formulate, package and/or finish all of its requirements of such Licensed Product (as the case may be) BMS will select AMRI to manufacture at least * percent of BMS’ outsourced requirements of such API or to formulate, package and/or finish at least * percent of BMS’ outsourced requirements of such Licensed Product (as the case may be) provided that (a) AMRI submits a bid to manufacture such API and/or formulate, package and/or finish such Licensed Product (as the case may be), (b) AMRI has the capabilities to manufacture such API and/or formulate, package and/or finish such Licensed Product (as the case may be), (c) AMRI’s bid is competitive with the other bids from Third Parties for the manufacture of such API and/or the formulation, packaging and/or finishing of such Licensed Product (as the case may be), and (d) AMRI meets the following criteria:

(i)  AMRI must have a manufacturing plant in existence at the time it submits its bid with all necessary regulatory permits and certifications that meet all applicable laws and regulations.

(ii)  Such plant must be suitable for the production of products regulated by the FDA.

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(iii)  Such plant must have existing capacity at the time AMRI’s bid is submitted to meet the first three years of AMRI’s potential allocation of BMS’ forecasted requirements (as of the time of the bid).

(iv) AMRI may subcontract any portion, but not all, of the manufacture of any such API and/or the formulation, packaging and/or finishing of any such Licensed Product (as the case may be) with the written consent of BMS, which consent shall not be withheld unreasonably.

(v)  AMRI must not have any open FDA Form 483 observations from the FDA or any unaddressed written document from a regulatory body equivalent to the FDA indicating non-compliance with cGMPs.

(vi) AMRI must enter into a quality agreement containing standard BMS terms.

6.5                                 The JRC or BMS shall be free to use any Third Party to perform any of the activities described under Sections 6.2, 6.3 and 6.4 provided the applicable process set forth above in Section 6.2, 6.3 or 6.4 is followed. Any breach by the JRC or BMS of Sections 6.2, 6.3 or 6.4 shall not be a material breach of this Agreement and AMRI may not terminate this Agreement for any such breach.

7.                      CLINICAL DEVELOPMENT;  REGULATORY FILINGS;  COMMERCIALIZATION

7.1                                 Non-clinical Development Outside the Research Program. As between the Parties, BMS shall have sole responsibility for, and shall bear the cost of conducting all non-clinical Development that is not included in the Research Program, and shall bear the cost of its

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activities in carrying out its responsibilities under the Research Program and the costs incurred in accordance with Sections 2.7 and 2.8.

7.2                                 Clinical Development Responsibilities and Costs. As between the Parties, BMS shall have sole responsibility for, and shall bear the cost of conducting all clinical trials with respect to the Licensed Compounds, and Licensed Products being Developed by BMS during the Combined Period and with respect to the Retained Compounds and Retained Products being Developed by BMS after the Combined Period. At the cost and expense of BMS, AMRI will cooperate with and support BMS, as may be reasonably necessary, in obtaining Approvals for any Retained Product, in the Territory, including providing necessary documents, or other materials required by law to file Registration Dossiers or obtain Approvals.

7.3                                 Regulatory Responsibilities and Costs. As between the Parties, BMS shall have sole responsibility for, and shall bear the cost of preparing, all regulatory filings and related submissions with respect to the Licensed Compounds and Licensed Products being Developed by BMS during the Combined Period and with respect to the Retained Compounds and Retained Products being Developed by BMS after the Combined Period, and BMS shall own all such regulatory filings, including all Registration Dossiers.

7.4                                 Commercialization. As between the Parties, BMS shall have sole responsibility for, and shall bear the cost of Commercializing Retained Products in the Territory.

8.                                      COMMITMENT UNDERTAKINGS OF AMRI AND BMS

8.1                                 Undertakings of AMRI and BMS. During the Research Term, each Party will promptly communicate to the other Party all Know-How which, in the case of BMS, is BMS Know-How and which, in the case of AMRI, is AMRI Know-How.

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8.2                                 Diligent Performance. Each Party shall use Commercially Reasonable Efforts during the Research Term to perform that part of the Research Program for which such Party is responsible pursuant to the terms and conditions of this Agreement, and to complete such tasks in compliance with the Research Plan. BMS shall use Commercially Reasonable Efforts to Develop or Commercialize at least one Licensed Compound or Licensed Product. During the Combined Period, such Commercially Reasonable Efforts shall be satisfied if BMS uses Commercially Reasonable Efforts to conduct the Development of at least one Licensed Compound to obtain ECN Approval thereof. During the period that BMS is funding at least * (*) FTEs of AMRI that are working on the Research Program, BMS shall be deemed to be using such Commercially Reasonable Efforts and to have satisfied its obligation under this Agreement to use Commercially Reasonable Efforts to Develop or Commercialize at least one Licensed Compound or Licensed Product. After the Combined Period, BMS shall use Commercially Reasonable Efforts to conduct the Development, manufacturing, and obtain Approval of at least one Retained Product for at least one Reserved Indication in the United States. After Approval in the United States of a Retained Product for an Indication, BMS shall use Commercially Reasonable Efforts to Commercialize each such Retained Product for each such Indication in the United States. With respect to countries outside the United States, after the Combined Period BMS shall use Commercially Reasonable Efforts to obtain Approval of at least one Retained Product for at least one Reserved Indication in each Major Market Country other than the United States unless Commercialization of such Product in any such Major Market Country is not warranted because of Approval and/or Commercialization issues in such country that are not caused by BMS or a product being marketed or to be marketed by BMS in such country. As reasonably requested by AMRI, BMS shall provide AMRI with information as to why Commercialization is not warranted. In the event that BMS is complying with BMS’ obligations under this Section 8.2 with respect to one Retained Product, then all Reserved Indications shall remain Reserved Indications. In

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addition, if BMS is meeting its obligations under this Section 8.2 with respect to one Retained Product, then BMS shall not be obligated to Develop or Commercialize any other Retained Product.

8.3                                 In the event that there is a Reserved Indication that is not a Reserved Indication for a Retained Compound that is being Developed pursuant to Section 8.2, AMRI and BMS shall discuss in good faith changing such Reserved Indication to an Unrestricted Indication.

8.4                                 In the event that within three (3) years after the end of the Combined Period BMS has not initiated a Phase I Clinical Trial with respect to an ECN Compound that was an ECN Compound at the end of the Combined Period and there is a Reserved Indication for such ECN Compound that is not a Reserved Indication for an ECN Compound that is being Developed pursuant to Section 8.2, BMS agrees to change such Reserved Indication to an Unrestricted Indication unless BMS can reasonably demonstrate a good faith intent to initiate Development without an unreasonable delay and to continue to Develop for Approval in the United States a Retained Product as to which such Reserved Indication is a Reserved Indication. For the avoidance of doubt, in the event BMS does demonstrate a good faith intent to initiate Development without an unreasonable delay and to continue to Develop for Approval in the United States a Retained Product for such Reserved Indication, all other Reserved Indications associated with such Retained Product shall also remain Reserved Indications.

8.5                                 In the event that BMS terminates Development of an ECN Compound after initiation of a clinical trial with respect thereto and BMS does not pursue in good faith a program to identify a Licensed Compound that is licensed to BMS under this Agreement to replace such ECN Compound or does not identify another ECN Compound licensed to BMS under this Agreement that is such a replacement within two (2) years after the termination of such

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clinical trials and there is a Reserved Indication for such ECN Compound that is not a Reserved Indication for an ECN Compound that is being Developed pursuant to Section 8.2, then BMS agrees to change such Reserved Indication to an Unrestricted Indication unless BMS can reasonably demonstrate a good faith intent to initiate Development without an unreasonable delay and to continue to Develop for Approval in the United States a Retained Product for such Reserved Indication. For the avoidance of doubt, in the event BMS does demonstrate a good faith intent to initiate Development without an unreasonable delay and to continue to Develop for Approval in the United States a Retained Product for such Reserved Indication, all other Reserved Indications associated with such Retained Product shall also remain Reserved Indications.

8.6                                 In the event that BMS or any of its Affiliates decides that BMS will discontinue and/or suspend Development and/or Commercialization of a Licensed Product and/or such Development and/or Commercialization is discontinued or suspended, BMS shall provide AMRI promptly with written notice thereof.

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9.                                      CONFIDENTIAL INFORMATION.

9.1                                 In General. During the term of this Agreement, and for a period of ten (10) years after this Agreement expires or terminates, each Party will maintain all Confidential Information received by it under such Agreement in trust and confidence and will not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purposes in each case other than those permitted by this Agreement. Confidential Information shall not be used for any purpose or in any manner that would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. Confidential Information shall not be reproduced in any form except as required to accomplish the intent of this Agreement. No Confidential Information shall be disclosed to any Affiliate or any employee, agent, consultant, contractor, clinical investigator, or sublicensee of such Party or its Affiliates who does not have a need for such information. To the extent that disclosure is authorized by this Agreement, the disclosing Party will obtain prior agreement from its employees, agents, consultants, contractors, Affiliates, sublicensees, and clinical investigators to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each Party will use at least the same standard of care as it uses to protect its own Confidential Information of a similar nature to ensure that such employees, agents, consultants, contractors, Affiliates, sublicensees and clinical investigators do not disclose or make any unauthorized use of such Confidential Information, but no less than reasonable care. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

                                                As used in this Agreement, “Confidential Information” shall mean all information, data and tangible materials, received by either Party from the other Party pursuant to this Agreement and all information, data and tangible materials developed during the course of the Research Program that relates to Licensed Compounds and/or Licensed Products shall be the

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Confidential Information of each Party (and each Party shall be deemed to have received such information, data and tangible materials from the other Party; provided that neither Party will be deemed a disclosing Party with respect to such information, data and tangible materials for the purposes of Section 9.2.1), including without limitation Know-How, scientific information, clinical data, efficacy and safety data, adverse event information, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property.

9.2                                 Exceptions. Confidential Information shall not include any information that the receiving Party can demonstrate, by competent proof:

                                                9.2.1                       is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party or is already in or hereafter enters the public domain through no fault of the receiving Party or its Affiliates;

                                                9.2.2                       was known to the receiving Party or any of its Affiliates, without obligation to keep it confidential, prior to when it was received from the disclosing Party or prior to being developed in the case of information, data and tangible materials developed during the course of the Research Program;

                                                9.2.3                       is hereafter lawfully furnished to the receiving Party or any of its Affiliates by a Third Party without restriction on disclosure and where such Third Party does not violate any contractual, legal or fiduciary obligation to the disclosing Party (or the other Party in the case of information, data and tangible materials developed during the course of the Research Program) by providing such Confidential Information to the receiving Party; or

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                                                9.2.4.                    is the subject of a written permission to disclose provided by the disclosing Party (or the other Party in the case of information, data and tangible materials developed during the course of the Research Program), or

                                                9.2.5                       is independently developed by employees of the receiving Party, who did not use Confidential Information of the disclosing Party or information, data and tangible materials developed during the course of the Research Program by either Party and without breach of this Agreement.

9.3                                 Financial Terms Confidential. The Parties agree that the financial terms of this Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, either Party may disclose such terms to sublicensees, its attorneys and financial advisers, bona fide potential acquirors and/or merger/acquisition candidates and/or copromotion partners, financial underwriters, potential investors, lenders, and permitted subcontractors and sub-distributors, and other parties with a need to know such information. All such disclosures shall be made only to parties under an obligation of confidentiality. In addition, such financial terms may be disclosed where required by an applicable rule, law and/or regulation, provided that the disclosing Party provides prior notice to the other Party and attempts to seek confidential treatment thereof to the extent available. With respect to any filing relating to this Agreement required by the Securities and Exchange Commission of the United States or any equivalent body, the Party making such filing with the Securities and Exchange Commission of the United States or any equivalent body shall provide the non-filing Party with a reasonable opportunity to review and comment upon any such proposed filing prior to the submission of such filing and shall make every effort to accommodate any requests of the non-filing Party with respect to such proposed filing.

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9.4                                 Authorized Disclosure. Notwithstanding any other provision of this Agreement, each Party may disclose Confidential Information if and to the extent such disclosure:

                                                9.4.1                       is in response to a valid order of a court or other governmental body of the United States or a foreign country, or any political subdivision thereof; provided, however, that the responding Party shall first have given notice to the other Party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued;

                                                9.4.2                       is otherwise required by law or regulation; or

                                                9.4.3                       is otherwise necessary to file or prosecute patent applications included in the AMRI Patent Rights or BMS Licensed Patent Rights, to prosecute or defend litigation, to comply with applicable governmental regulations, or to establish or exercise rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary;

and provided that with respect to Sections 9.4.2 and 9.4.3, the other Party is notified in advance (where possible) or shortly thereafter (where it is not possible to provide advance notice) of such disclosure.

9.5         Equitable Remedies. The Parties acknowledge and agree that money damages may not be a sufficient remedy for any breach or threatened breach of this Article 9 and that the Parties shall be entitled, without the requirement of posting a bond or other security, to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach

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of this Article 9 but shall be in addition to all other remedies available to the Parties at law or in equity.

9.6         Other Terms. Nothing in this Article 9 shall be construed to create or imply any right or license under any patent rights, trademarks, copyrights or other intellectual property rights owned or controlled by a Party or its Affiliates except as may be expressly set forth in the other Articles of this Agreement. The confidentiality obligations set forth in this Article 9 shall supersede the confidentiality obligations set forth in the confidentiality agreement dated as of April 7, 2004 between BMS and AMRI, as amended, and the June 8, 2005, Material Transfer Letter Agreement between BMS and AMRI, and shall govern any and all information disclosed by either Party to the other pursuant thereto and shall be retroactively effective to the date of such confidentiality agreement. Nothing in this Article 9 shall be construed to preclude AMRI from Developing and/or Commercializing a Released Compound and/or Released Product and/or licensing a Released Compound and/or Released Product to a Third Party and disclosing and using Confidential Information of BMS with respect thereto consistent with the rights and obligations of AMRI under this Agreement;  provided however, Confidential Information of BMS must be disclosed to any such Third Party on the same terms and conditions as contained in this Article 9. Nothing in this Article 9 shall be construed to preclude BMS from Developing and/or Commercializing a Retained Compound and/or a Retained Product and/or licensing a Retained Compound and/or Retained Product to a Third Party and disclosing and using Confidential Information of AMRI with respect thereto consistent with the rights and obligations of BMS under this Agreement;  provided however, Confidential Information of AMRI must be disclosed to any such Third Party on the same terms and conditions as contained in this Article 9.

9.7         Procedure for Public Announcements. Neither Party will issue any press release or make any public announcement concerning this Agreement without obtaining the prior consent of the other Party to the content of the press release or announcement, which consent shall not be

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unreasonably withheld. This Section does not limit either Party’s right to make disclosures to the extent required by applicable law.

9.8         Publications. Neither Party shall publish or otherwise present any AMRI Know-How, BMS Know-How or other Confidential Information (including, without limitation, inventions arising under this Agreement) (collectively, the “Reviewable Publications”), without the opportunity for prior review by the other Party and without the prior written consent of the other Party, except where otherwise expressly provided for under this Agreement. Each Party agrees to provide the other Party’s patent counsel the opportunity to review any such proposed publication or presentation (including, without limitation, abstracts, manuscripts or verbal presentations) at least thirty (30) days prior to their intended submission for publication or presentation and agrees, upon request, not to submit any such proposed publication or make such proposed presentation for such additional reasonable period of time (but not to exceed an additional 90 days) to enable the other Party to secure patent protection for any material therein which it believes to be patentable or to discuss the implications of publication or presentation on eventual commercialization and competitors.   Neither Party shall have the right to publish or present Confidential Information of the other Party. Notwithstanding the foregoing, the Parties recognize that independent investigators will be engaged in the future, to conduct clinical trials of Licensed Products. The Parties recognize that such investigators operate in an academic environment and may release information regarding such studies in a manner consistent with academic standards; provided, that each Party will use reasonable efforts to file relevant patent applications prior to publication or presentation of such studies. Notwithstanding anything to the contrary, BMS shall have the right to disclose the chemical structure of a Licensed Compound after filing an IND therefor.

10.                                                                              UPFRONT PAYMENT AND MILESTONE PAYMENTS.

10.1                           Initial Payment and Cancellation of Warrants. Within ten (10) business days of the Effective Date, BMS shall pay to AMR Technology, Inc. a non-refundable, non-creditable

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payment of eight million Dollars ($8,000,000) by electronic funds transfer into an account designated in writing by AMRI, and BMS and Albany Molecular Research, Inc. shall cancel the warrants issued to BMS pursuant to the Warrant Issue Agreement.

10.2                           Milestone Payments. Subject to the terms of this Agreement, and in particular Sections 10.4 and 10.5, BMS shall make the following noncreditable, nonrefundable milestone payments to AMR Technology, Inc. within twenty (20) business days following the occurrence of each of the following milestone events for the first two (2) Licensed Products to achieve each milestone event. The milestone payment to be made will depend upon whether the Licensed Product contains an Advanced Lead Candidate Compound or a Non-Advanced Lead Candidate Compound. By way of illustration, if the first two products that are Licensed Products that achieve a milestone event contain a compound that is not an Advanced Lead Candidate Compound, the milestone payment will be the corresponding Non-Advanced Lead Candidate Compound milestone payment set forth in this Section 10.2 in the table below and the third product that is Licensed Product to achieve that milestone event contains an Advanced Lead Candidate Compound, the milestone payment for such third product achieving that milestone event would be the milestone payment set forth in the table in Section 10.3, not the Advanced Lead Candidate Compound milestone payment set forth in this Section 10.2 in the table below.

EVENT	Non- Advanced Lead Candidate Compound	Advanced Lead Candidate Compound

ECN Approval	*	*
IND Filing (or IND Equivalent)	*	*
Commencement of a Phase IIa Clinical Trial	*	*

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Commencement of a Phase III Clinical Trial	*	*
Acceptance of NDA filing in the US	*	*
NDA Approval	*	*
Acceptance of MAA filing	*	*
MAA Approval	*	*
Acceptance of JNDA filing in Japan	*	*
JNDA Approval	*	*

10.3                           Subject to the terms of this Agreement, and in particular Sections 10.4 and 10.5, BMS shall make the following noncreditable, nonrefundable milestone payments to AMR Technology, Inc. within twenty (20) business days following the occurrence of each of the following milestone events for the * products that are Licensed Products to achieve each milestone event (regardless of whether such Licensed Product contains an Advanced Lead Candidate Compound or a Non-Advanced Lead Candidate Compound):

EVENT

ECN Approval	*
IND Filing (or IND Equivalent)	*
Commencement of a Phase IIa Clinical Trial	*
Commencement of a Phase III Clinical Trial	*
Acceptance of NDA filing in the US	*
NDA Approval	*
Acceptance of MAA filing	*
MAA Approval	*

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Acceptance of JNDA filing in Japan	*
JNDA Approval	*

10.4                           In the event that the Development or Commercialization of a Lead Product is terminated, milestone payments will be due for those milestone events that are achieved by a backup Licensed Product and that were not achieved by the Lead Product. For the avoidance of doubt, if a particular milestone payment has been paid for one Licensed Product and another Licensed Product is substituted for that Licensed Product which is no longer being developed where the substitute Licensed Product is being developed for the same Indication as the earlier Licensed Product and the substitute Licensed Product achieves the same milestone, no payment will be due for the substitute Licensed Product achieving that earlier milestone event, provided, however, that future milestones for the substitute Licensed Product shall be paid under Section 10.2 or 10.3 dependent upon whether it contains an Advanced or Non-Advanced Lead Candidate Compound. No milestone payments shall be due or payable for a Licensed Product (after the end of the Combined Period) that is a backup to a Lead Product (i.e., is being Developed for the same Indication as a Lead Product) and for which BMS has not received Reserved Indications under Section 4.2.1 (during the Combined Period), until either the backup has replaced a Lead Product and achieves a later milestone event, as described above, or until an NDA for the Lead Product obtains Approval, for which it is a backup. In the latter case, if the backup is continued in Development, after an NDA obtains Approval for its respective Lead Product, then payment for all milestone events achieved by that backup will be due and payable. Subject to the foregoing, for the purposes of paying a milestone payment for more than one Licensed Product that achieves the corresponding milestone event, each Licensed Product that achieves that milestone event must have a different API than any other Licensed Product that has previously achieved that milestone

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event. No milestone payment will be paid for a different Indication for a Licensed Product that has already achieved the corresponding milestone event for any other Indication.

10.5                           If a milestone event is achieved for a Licensed Product and an earlier milestone event(s) has not been achieved for such Licensed Product, then the milestone payment for such earlier milestone event(s) shall also become due and payable for such Licensed Product at such time. By way of illustration, if a Phase IIa Clinical Trial is not conducted for a Licensed Product and a Phase III Clinical Trial is commenced for such Licensed Product, then the milestone payment for the commencement of a Phase IIa Clinical Trial for such Licensed Product and the milestone payment for the commencement of a Phase III Clinical Trial would both be due and payable.

10.6                           The fact that a payment under this Agreement is indicated to be non-refundable shall not affect the calculation of any damages that a Party may be entitled to under this Agreement.

11.                               ROYALTY PAYMENTS

11.1                           Royalties. BMS will pay the following royalties to AMR Technology, Inc. based on combined, worldwide annual Net Sales of all Royalty Bearing Products containing Non-Advanced Lead Candidate Compounds:

Royalty Rate

Annual Net Sales under $1.0 billion	*	%
Annual Net Sales between $1.0 billion and $2.0 billion	*	%
Annual Net Sales greater than $2.0 billion	*	%

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By way of illustration, if the annual worldwide Net Sales of Royalty Bearing Products containing Non-Advanced Lead Candidate Compounds as APIs are $2.2 billion, the royalties due would be $* million (i.e., (*% x $* billion) + (*% x $* billion) + (*% x $* million) = $* million + $* million + $* million = $* million).

BMS will pay the following royalties to AMR Technology, Inc. based on combined, worldwide annual Net Sales of all Royalty Bearing Products containing Advanced Lead Candidate Compounds:

Royalty Rate

Annual Net Sales under $1.0 billion		*%
Annual Net Sales between $1.0 billion and $2.0 billion		*%
Annual Net Sales greater than $2.0 billion		*%

By way of illustration, if the annual worldwide Net Sales of Royalty Bearing Products containing Advanced Lead Candidate Compounds as APIs are $2.2 billion, the royalties due would be $* million (i.e., (*% x $* billion) + (*% x $* billion) + (*% x $* million) = $* million + $* million + $* million = $* million).

11.2         Royalty Term.   Royalties will be paid by BMS on a Royalty Bearing Product by Royalty Bearing Product and country-by-country basis for each Royalty Bearing Product in each country for each year until ten (10) years after First Commercial Sale in such country of such Royalty Bearing Product; provided, however, that royalties shall continue in such country for each Calendar Quarter that such Royalty Bearing Product sold in such country is a Patented Royalty Bearing Product in such country (i.e., the actual commercial manufacture of such Royalty Bearing Product in such

Confidential Treatment Requested

country, the sale of such Royalty Bearing Product in such country, or the use for which such Royalty Bearing Product is sold in such country by BMS, its Affiliates or (sub)licensees is Covered by a Valid Claim of an AMRI Patent Right in such country and/or a Valid Claim of a BMS Licensed Patent Right in such country) or * (the “Royalty Term”), and if in such case such Patented Royalty Bearing Product is a Patented Royalty Bearing Product in such country, the royalty in such country shall not be reduced, and if in such case such Patented Royalty Bearing Product is not a Patented Royalty Bearing Product in such country but is * the royalty in such country shall be reduced by * percent, and further provided if there are no Valid Claims in the AMRI Patent Rights and/or the BMS Patent Rights in such country that are able, by filing of an infringement Action, to prevent a Third Party or Third Parties from marketing a product or products containing the same Licensed Compound as that contained in such Royalty Bearing Product (or any salt, solvate, crystalline or noncrystalline form of such Licensed Compound), whether filed under an NDA or ANDA (Abbreviated New Drug Application) or otherwise and such Third Party or Third Parties are not authorized by BMS, its Affiliates or its (sub)licensees to sell such product or products (each such product a “Generic Product”), royalties shall be reduced in such country in a Calendar Quarter by: (a) * percent (*%) if sales of such Generic Products in such country in such Calendar Quarter exceed * percent (*%) of the sum of all prescriptions for such form of such Royalty Bearing Product sold by BMS, its Affiliates and (sub)licensees and by the Third Party seller(s) of such Generic Product(s) (based on unit-equivalent data for all dosage strengths of such form) in such country during such Calendar Quarter, (b) by * percent (*%) if such sales of such Generic Product(s) in such country in such Calendar Quarter exceed * percent (*%) of the sum of all prescriptions for such form of such Royalty Bearing Product sold by BMS, its Affiliates and (sub)licensees and by the Third Party seller(s) of such Generic Product(s) (based on unit-equivalent data for all

Confidential Treatment Requested

dosage strengths of such form) in such country during such Calendar Quarter, and (c) by * percent (*%) if sales of such Generic Product(s) in such country in such Calendar Quarter exceed * percent (*%) of the sum of all prescriptions for such form of such Royalty Bearing Product sold by BMS, its Affiliates and (sub)licensees and by the Third Party seller(s) of such Generic Product(s) (based on unit-equivalent data for all dosage strengths of such form) in such country in such Calendar Quarter.  If the prescriptions are not reportable in a given country, then the Parties will use another mutually agreed upon method for such country.  Such adjustments shall be retroactive to the beginning of the applicable Calendar Quarter

11.3     If BMS, in its reasonable judgment, is required to obtain a license from any Third Party under any patent or patent application in order to import, export, manufacture, use, offer to sell and/or Commercialize any Licensed Compound, and if BMS is required to pay to such Third Party a royalty under such license calculated on sales of a Royalty Bearing Product in a particular country, or if BMS is required by a court of competent jurisdiction to pay such a royalty to such a Third Party, then the amount of BMS’ royalty obligations under Section 11.1 hereof with respect to such Royalty Bearing Product sold in such country in a Calendar Quarter shall be reduced by * percent (*%) of the amount of the royalty paid to such Third Party for such Royalty Bearing Product sold in such country in such Calendar Quarter, provided however, that the royalties payable under Section 11.1 hereof shall not be reduced in any such event below *% of the amounts set forth in Section 11.1 with respect to such Royalty Bearing Product in such country in such Calendar Quarter.

11.4     Reports; Payment Procedures, Taxes.

11.4.1              Within twenty (20) days of the end of each Calendar Quarter, BMS shall provide to AMR Technology, Inc. a written report, in the English language, showing (a) the Net Sales (and how calculated)  of each form of Royalty Bearing Product sold by BMS, its Affiliates and its (sub) licensees (if applicable) in each country of the

Confidential Treatment Requested

Territory during the reporting period; (b) the calculation of any royalty amounts due AMR Technology, Inc., (c) withholding taxes, if any, required by law to be deducted in respect of such Net Sales; and (d) the exchange rates used in determining the amount of Dollars. With respect to sales of a Licensed Product invoiced in Dollars, the Net Sales shall be expressed in Dollars. With respect to sales of a Licensed Product invoiced in a currency other than Dollars, the Net Sales hereunder shall be expressed in the domestic currency of the entity making the sale, together with the Dollar equivalents of same, calculated using the procedure set forth in Section 11.6.  If any permitted (sub)licensee makes any sales invoiced in a currency other than its domestic currency, the Net Sales shall be converted to its domestic currency in accordance with the permitted (sub) licensee’s normal accounting practices.

11.4.2.             Any tax, duty or other levy paid or required to be withheld by BMS or its sublicensees on behalf of AMR Technology, Inc. on account of any payments payable to AMR Technology, Inc. by BMS, under this Agreement shall be deducted from the amount of payments otherwise due, provided that BMS shall use diligent efforts to make such deductions only to the minimum practical extent required by the relevant jurisdiction.  Upon request, BMS shall secure and send to AMR Technology, Inc. proof of any such taxes, duties or other levies withheld and paid by BMS or its sublicensees for the benefit of AMR Technology, Inc., and cooperate at AMR Technology, Inc.’s reasonable request to ensure that amounts withheld are reduced to the fullest extent permitted by the relevant jurisdiction, and to permit AMR Technology, Inc. to obtain tax credits and other benefits.

Confidential Treatment Requested

11.4.3              Anything to the contrary notwithstanding, neither Party shall have any obligation to pay any income, revenue or profit tax imposed on the other Party or any of its Affiliates that may arise from the transactions contemplated by this Agreement.

11.4.4              All payments to be made by BMS under this Article 11 shall be payable within forty five (45) days of the end of each Calendar Quarter in Dollars and shall be paid by BMS on its account and on account of its Affiliates and (sub) licensees by electronic funds transfer to AMR Technology, Inc.’s bank account in accordance with the Transfer Instructions set forth in Exhibit 11.4.4 or to any other bank account that may be indicated by AMR Technology, Inc. in writing by any officer holding the title equivalent of Vice President (or higher) in AMR Technology, Inc.    AMR Technology, Inc. shall provide BMS in writing with such other information as BMS may require to make the transfer.  If at any time legal restrictions prevent the prompt remittance of part or all of any such payment due under this Article 11 with respect to any country where the Licensed Product is sold, BMS shall have the right and option to make such payments by depositing the amount thereof in local currency to AMR Technology, Inc.’s account in a bank or other depository in such country.

11.5         Late Payments.  In the event that any payment due hereunder is not made when due, the payment shall accrue interest from the date due at the rate of two percent (2%) per annum above the Prime Rate then prevailing at Citibank, N.A., New York, New York, provided that in no event shall such rate exceed the maximum legal annual interest rate in New York, New York, USA.  The payment of such interest shall not limit AMR Technology, Inc. from exercising any other legal rights it may have as a consequence of the lateness of any payment.

11.6         Currency Conversion.   Any amounts required to be converted into U.S. dollars under this Article 11 shall be converted into U.S. Dollars on a monthly basis using the applicable

Confidential Treatment Requested

exchange rates then used by BMS for converting local currency into the United States Dollar in producing its financial accounts for its annual report to its shareholders, it being understood that BMS currently calculates the rate for an applicable month based on the average of the New York Federal Reserve daily foreign exchange rates as of 12 Noon EST from the 21st to the 20th of the two (2) months prior to the month of calculation (e.g., the March monthly calculation would be set based on January 21 to February 20th).

11.7         Records, Audits.  BMS agrees to maintain and shall require its Affiliates, and (sub) licensees to maintain accurate books and records in accordance with all applicable accounting standards and law and regulations and consistent with the books and records of BMS generally, that accurately reflect all costs, expenses, and revenues relevant to the determination of any royalty payment obligations pursuant to this Agreement.   AMR Technology, Inc., together with its independent representatives and accountants reasonably acceptable to BMS (and subject to the execution of an appropriate written agreement of confidentiality), shall be entitled to audit such books and records of BMS and its Affiliates and (sub) licensees, at reasonable times and upon reasonable notice, solely for the purposes of verifying the correctness and/or completeness of any royalty report and the calculation of royalty payments with respect to one or more of the three (3) Calendar Years preceding the Calendar Year in which the request is made. The foregoing right of review may be exercised only once per Calendar Year and only once with respect to any such royalty report and/or royalty payment.  Results of any such examination shall be (a) limited to information relating to the royalty reports and royalty payments being audited, (b) made available to both AMR Technology, Inc. and BMS and (c) subject to Article 9 (Confidential Information).   AMR Technology, Inc. shall bear the full cost of the performance of any such audit, unless such audit discloses a variance to the detriment of AMR Technology, Inc. of more than five percent (5%) from the amount of aggregate royalties payable for the Calendar Years that are audited.  In such case, BMS shall bear the full cost of the performance of such audit.  BMS shall, within ten (10)

Confidential Treatment Requested

Business Days of receipt of the report of the auditor, make a correcting payment to AMR Technology, Inc. in an amount sufficient to correct the underpayment determined by the audit and to pay interest on the amount of the underpayment equal to two (2) percentage points over the Prime Rate as published from time to time by Citibank N.A., New York, New York, compounded annually, from the date the underlying payments were originally due to the date of the correcting payment.  Any overpayment shall be promptly refunded by AMR Technology, Inc. to BMS without interest.

12.              INDEMNIFICATION AND INDEMNIFICATION PROCEDURE.

12.1         Indemnification.

12.1.1      Indemnification by BMS.  Subject to Section 12.2, BMS agrees to defend AMRI, its Affiliates and their respective directors, officers, employees and agents (collectively, the “AMRI Indemnitees”) against (at BMS’ cost and expense), and shall indemnify and hold harmless the AMRI Indemnitees from and against any liabilities, losses, costs, damages, fees and/or expenses (including reasonable legal expenses and attorneys’ fees) (such liabilities, losses, costs, damages, fees and/or expenses, collectively, “Losses”) payable to a Third Party arising out of, any claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any AMRI Indemnitee by a Third Party resulting directly or indirectly from (i) the research, discovery, identification, Development, use, handling, storage, Commercialization and/or other disposition of Licensed Compounds, and/or Licensed Products in the Territory by or on behalf of BMS, its Affiliates, and/or their respective directors, officers,

Confidential Treatment Requested

employees, agents, contractors and/or (sub)licensees, and/or (ii) the manufacture of Licensed Products and/or Licensed Compounds for use and/or sale by or on behalf of BMS, its Affiliates, and/or their respective directors, officers, employees, agents, contractors and/or (sub)licensees, (iii) the use of Licensed Products and/or Licensed Compounds obtained directly or indirectly from BMS, its Affiliates and/or their (sub)licensees, and/or (iv) the negligence, unlawful acts or willful misconduct of BMS and/or its Affiliates and/or their respective (sub)licensees, directors, officers, agents, directors and/or contractors in carrying out activities pursuant to this Agreement and/or in connection with Licensed Compounds prior to the Effective Date of this Agreement, except (1) to the extent that it is established that such Losses result from (a) the gross negligence, willful misconduct or unlawful act of any AMRI Indemnitee; (b) any breach by AMRI of any of its representations and warranties under Article 16 of this Agreement or any breach by AMRI of any of its covenants and obligations under this Agreement; (c) trade secret misappropriation liability by an AMRI Indemnitee resulting from the research, discovery, identification, Development and/or manufacture by or on behalf of any AMRI Indemnitee of any Licensed Compound and/or Licensed Product prior to the Effective Date, and/or (2) to the extent that it is established that AMRI is obligated to indemnify a portion of such Losses pursuant to Section 12.1.2.  Except as provided in Section 12.2.2, with respect to reasonable legal expenses and attorneys’ fees incurred by the AMRI Indemnitees in connection with a Claim, only such expenses and fees that are incurred until such time as BMS has acknowledged and assumed its indemnification obligation hereunder with respect to such Claim shall be included in Losses.

12.1.2      Indemnification by AMRI.  Subject to Section 12.2, AMRI agrees to defend BMS, its Affiliates and their respective directors, officers, employees and agents (collectively, the “BMS Indemnitees”) against (at AMRI’s cost and expense), and shall indemnify and hold harmless the BMS Indemnitees from and against any and all Losses arising out of, any Claim brought against any BMS Indemnitee by a Third Party resulting directly or indirectly from (a) the research, discovery, identification, Development,

Confidential Treatment Requested

use, handling, storage, Commercialization and/or other disposition of Licensed Compounds and/or Licensed Products in the Territory by and/or on behalf of AMRI, its Affiliates, and/or any of their respective directors, officers, employees, agents, contractors and/or (sub)licensees, (b) the manufacture of Licensed Products and/or Licensed Compounds for use and/or sale by or on behalf of AMRI, its Affiliates, and/or their respective directors, officers, employees, agents, contractors and/or (sub)licensees, (c) the use of Licensed Products and/or Licensed Compounds obtained directly or indirectly from AMRI, its Affiliates and/or their (sub)licensees, and/or (d) the negligence or willful misconduct or unlawful acts of AMRI and/or its Affiliates and/or their respective (sub)licensees, directors, officers, agents, directors and/or contractors in carrying out activities pursuant to this Agreement and/or in connection with Licensed Compounds prior to the Effective Date of this Agreement, except (1) to the extent that it is established that such Losses result from; (i) the gross negligence, unlawful act or willful misconduct of any BMS Indemnitee; or (ii) any breach by BMS of any of its representations and warranties under Section 16.1 of this Agreement and/or any breach by BMS of any of its covenants and obligations under this Agreement; and/or (2)  to the extent that it is established that BMS is obligated to indemnify a portion of such Losses pursuant to Section 12.1.1.  Except as provided in Section 12.2.2, with respect to reasonable legal expenses and attorneys’ fees incurred by the BMS Indemnitees in connection with a Claim, only such expenses and fees that are incurred until such time as AMRI has acknowledged and assumed its indemnification obligation hereunder with respect to such Claim shall be included in Losses.

Confidential Treatment Requested

12.2         Procedure.

12.2.1      A Party believing that it is entitled to indemnification under Section 12.1.1 or 12.1.2 (an “Indemnified Party”) shall give prompt written notification to the other Party (the “Indemnifying Party”) of the commencement of any Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 12.2 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).  Within thirty (30) days after delivery of such notification, the Indemnifying Party shall, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party.  If a Party believes that a Claim presented to it for indemnification is one as to which the Party seeking indemnification is not entitled to indemnification, it shall so notify the Party seeking indemnification.

12.2.2      The Indemnified Party may participate in such defense at its own expense; provided that if the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith.

12.2.3      The Indemnifying Party shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto.

Confidential Treatment Requested

12.2.4      The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party.  The Indemnifying Party shall not agree to any settlement of such Claim and/or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto and/or that imposes any liability and/or obligation on the Indemnified Party and/or adversely affects the Indemnified Party and/or any intellectual property of the Indemnified Party without the prior written consent of the Indemnified Party.

12.3    Insurance.  Each Party shall maintain at its sole cost and expense, an adequate liability insurance policy or a self-insurance program (including contractual liability and product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the pharmaceutical industry for the activities to be conducted by such Parties under this Agreement and are appropriate to cover the Parties’ respective indemnification obligations hereunder (the “Coverage”).  Such liability insurance or self-insurance program shall insure against all liability, including without limitation personal injury, physical injury or property damage arising out of the research, discovery, identification, Development, manufacture, use, or Commercialization of the Licensed Compounds and Licensed Products.  In the case of BMS, as of the date a Licensed Product is first administered to a human by or on behalf of BMS, and in the case of AMRI, as of the earlier of the date a Released Product is first administered to a human or the date any Licensed Product for which AMRI was involved with the manufacture, formulation, packaging or finishing of such Licensed Product or the API in such Licensed Product is first administered to a human by or on behalf of BMS, the required minimum amount of Coverage by the applicable Party shall be not less than twenty-five million Dollars ($25,000,000) per claim and fifty million Dollars ($50,000,000) in the aggregate.  Each Party shall furnish to the other evidence of such insurance and/or self insurance, upon request.  Such

Confidential Treatment Requested

insurance information shall be kept in confidence in the same manner as any other Confidential Information disclosed by one Party to the other hereunder.  The coverage limits set forth herein shall not create any limitation on a Party’s liability to the other under this Agreement.

13.          TERM AND TERMINATION.

13.1         Term.  The term of this Agreement shall commence upon the Effective Date and, unless earlier terminated pursuant to another subsection of this Article 13, shall continue thereafter until neither Party shall have any obligation to the other under this Agreement (other than under Article 9 (Confidential Information) and Article 12 (Indemnification) or until both Parties agree in writing to terminate this Agreement, in whole or in part.

13.2         Termination by AMRI.  AMRI shall have the right to terminate this Agreement, at AMRI’s sole discretion, as follows:

13.2.1      Breach.  Subject to Section 13.2.3, AMRI shall have the right to terminate this Agreement, at AMRI’s sole discretion, upon delivery of written notice to BMS in the event of any material breach by BMS of this Agreement (except, the failure to use Commercially Reasonable Efforts to Develop or Commercialize at least one Licensed Compound or Licensed Product, which is covered under Section 13.2.2), provided that such breach has not been cured within sixty (60) days after written notice thereof is given by AMRI to BMS; provided, however, that if such breach relates to the failure to make a payment when due, such breach must be cured within thirty (30) days after written notice thereof is given by AMRI.  If BMS disputes the amount of a payment, BMS shall pay to AMRI any amount that is not in dispute.

13.2.2      Termination for Failure to Develop or Commercialize.  Subject to Section 13.2.3 below, AMRI shall have the right to terminate this Agreement on a country-by-country basis or in all countries as the case may be, (except as otherwise set forth in this Section 13.2.2), at AMRI’s sole discretion, in the event that BMS fails to use

Confidential Treatment Requested

Commercially Reasonable Efforts to Develop or Commercialize at least one Licensed Compound or Licensed Product in the Territory.  Termination under this Section 13.2.2 shall apply to all Licensed Compounds and Licensed Products, but only for the affected country or countries, provided however, that (i) if the applicable termination event relates to the United States, then the termination shall apply to all countries in the Territory, and (ii) if the applicable termination event relates to any country other than the United States, then the termination shall apply only to that country.   For clarity, it is understood and acknowledged that to the extent BMS uses Commercially Reasonable Efforts (by itself or through its Affiliates or sublicensees) to Develop at least one Licensed Compound or Licensed Product through a centralized filing with the EMEA, BMS shall be deemed to be using Commercially Reasonable Efforts to Develop at least one Licensed Compound or Licensed Product with respect to all countries in Europe.

13.2.3      Disputed Breach.  If BMS disputes the existence or materiality of a breach specified in a notice provided by AMRI pursuant to Section 13.2.1 within the applicable thirty (30) day or sixty (60) day period or a failure to use Commercially Reasonable Efforts specified in a notice provided by BMS pursuant to Section 13.2.2 within thirty (30) days of receipt of such notice, and BMS provides notice to AMRI of such dispute and the reasons therefor within the applicable period and initiates arbitration pursuant to Section 17.2 during such applicable period, (BMS in such arbitration may request that the arbitratior determine whether or not BMS shall have the right to cure and if so the cure), AMRI shall not have the right to terminate this Agreement unless and until there is a determination in such arbitration that there is a material breach or such failure and BMS fails to make a payment within thirty (30) days thereafter if the material breach or such failure was for non-payment of an amount due to AMRI under this Agreement, and if the arbitration determines a cure for such material

Confidential Treatment Requested

breach or such failure that is not a non-payment of an amount due to AMRI under this Agreement, BMS fails to cure as determined in the arbitration.  It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.  If BMS does not dispute the existence or materiality of a breach specified in a notice provided by AMRI pursuant to Section 13.2.1 or a failure to use Commercially Reasonable Efforts specified in a notice provided by BMS pursuant to Section 13.2.2 and initiate arbitration pursuant to this Section 13.2.3, then BMS shall be deemed to have agreed to termination of this Agreement pursuant to Section 13.2.1 or 13.2.2, as the case may be.

13.3         Termination by BMS.  BMS shall have the right to terminate this Agreement, at BMS’ sole discretion, as follows:

13.3.1      Following expiry of the Research Term, on a country-by-country and Licensed Product-by-Licensed Product basis, effective upon three (3) months prior written notice, or upon six (6) months prior written notice in the case where Approval has been obtained for the applicable Licensed Product in the United States of America, BMS may terminate its rights under this Agreement for any reason.

13.3.2      Subject to Sections 13.3.3 and 13.3.4, BMS shall have the right to terminate this Agreement at BMS’ sole discretion, upon delivery of written notice to AMRI in the event of any material breach by AMRI of this Agreement, provided that such breach has not been cured within sixty (60) days after written notice thereof is given by BMS to AMRI; provided, however, that if such breach relates to the failure of AMRI to make a payment when due, such breach must be cured within thirty (30) days after written notice thereof is given by BMS.   If AMRI disputes the amount of a payment, AMRI shall pay to BMS any amount that is not in dispute.

Confidential Treatment Requested

13.3.3      (a) Subject to Section 13.3.4, in lieu of termination under Section 13.3.2, in the event of any material breach of this Agreement by AMRI during the Combined Period, at BMS’ sole discretion, BMS may deliver written notice of such breach and if such breach has not been cured within sixty (60) days after written notice thereof is given by BMS to AMRI under this Agreement, then (i) the ability of AMRI to select and/or have distributed compounds under Section 3.2 as Released Compounds shall be limited to the compounds of items (i) and (ii) in the definition of AMRI Compounds and the corresponding compounds of items (iv)-(vii) in the definition of AMRI Compounds, (ii) all licenses granted under Section 4.2.2 shall be terminated and no further licenses shall be granted under Section 4.2.2, (iii) the rights granted to AMRI under Sections 6.2, 6.3 and 6.4 shall be terminated and (iv) except for Licensed Compounds of item (i) of this Section 13.3.3(a) that become Released Compounds, all other Licensed Compounds shall be Retained Compounds.

(b) Subject to Section 13.3.4, in lieu of termination under Section 13.3.2, in the event that AMRI or an Affiliate of AMRI materially breaches this Agreement after the Combined Term by Developing and/or Commercializing itself or in active collaboration with a Third Party a Released Compound and/or a Released Product for a Reserved Indication, BMS shall have the right to terminate the licenses granted under Section 4.2.2 at BMS’ sole discretion by written notice to AMRI provided that such breach has not been cured within sixty (60) days after written notice thereof is given by BMS. Upon such termination of AMRI’s licenses granted under Section 4.2.2, (i) AMRI and its Affiliates shall terminate Development and Commercialization of all Released Compounds and Released Products subject to the licenses granted under Section 4.2.2, and all Related Compounds of such Released Compounds and of the Released Compounds contained in such Released Products, and AMRI and its Affiliates shall thereafter have no right to Develop and/or Commercialize such Released Compounds, such Released Products and such Related

Confidential Treatment Requested

Compounds, (ii) in the event that any Released Compound and/or Released Product that is Developed and/or Commercialized for a Reserved Indication by AMRI or any Affiliate of AMRI is not subject to the licenses granted under Section 4.2.2 (e.g., it is an AMRI Compound Covered by an AMRI Patent Right solely owned by AMRI), AMRI and its Affiliates shall terminate Development and Commercialization of such Released Compound and/or Released Product, and thereafter AMRI and its Affiliates shall have no right to Develop and/or Commercialize such Released Compound and/or its Related Compounds and/or such Released Product and/or the Related Compounds of the Released Compound contained in such Released Product, themselves or in active collaboration with a Third Party, or to license the Development and/or Commercialization of such Released Compound, such Related Compounds and/or such Released Product to any Third Party, and (iii) the rights granted to AMRI under Sections 6.2, 6.3 and 6.4 shall be terminated.

13.3.4      If AMRI disputes the existence or materiality of a breach specified in a notice provided by BMS pursuant to Section 13.3.2 or 13.3.3  and AMRI provides notice to BMS of such dispute and the reasons therefor within the applicable thirty (30) day or sixty (60) day period, and initiates arbitration pursuant to Section 17.2 during such applicable period, (AMRI in such arbitration may request that the arbitration determine whether or not AMRI shall have the right to cure and if so the cure), BMS shall not have the right to terminate this Agreement as provided in Section 13.3.2 or AMRI’s rights as provided in Section 13.3.3, as the case may be, and the provisions of Sections 13.3.3(a)(i)-(iv) or 13.3.3(b)(i)-(iii), as applicable, shall not take effect unless and until there is a determination in such arbitration that there is a material breach and AMRI fails to make such payment within thirty (30) days thereafter if the material breach was for non-payment of an amount due to AMRI under this Agreement, and if the arbitration determines a cure for such material breach that is

Confidential Treatment Requested

not a non-payment of an amount due to AMRI under this Agreement, AMRI fails to cure as determined in the arbitration. It is understood and acknowledged that during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.  If AMRI does not dispute the existence or materiality of a breach specified in a notice provided by AMRI pursuant to Section 13.3.2 or 13.3.3 and initiate arbitration pursuant to this Section 13.3.4, AMRI shall be deemed to have agreed to termination of this Agreement under Section 13.3.2 or termination of AMRI’s rights pursuant to Section 13.3.3, and the provisions of Sections 13.3.3(a)(i)-(iv) or 13.3.3(b)(i)-(iii), as applicable, shall take effect, if the notice was provided under Section 13.3.3.

13.4         Effect of Termination by AMRI under Section 13.2.1.  Upon termination of this Agreement by AMRI under Section 13.2.1:

13.4.1      Subject to Section 13.12, all rights and licenses granted to BMS under Article 3 and sublicenses thereunder shall terminate.  AMRI shall have no rights or licenses with respect to Excluded Compounds and Excluded Products except for those rights and licenses under Section 4.5, and no right to have any marketing authorizations, INDs or other regulatory filings and Approvals for Excluded Compounds or Excluded Products assigned to it under this Section 13.4, and except as provided below in this Section 13.4.1, shall have no right to have access to any data or information concerning Excluded Compounds and Excluded Products under this Section 13.4, and except for Excluded Compounds and Excluded Products, neither BMS nor its Affiliates shall Develop or Commercialize a Licensed Product and/or Licensed Compound.  Upon such termination, BMS shall notify AMRI in writing as to those Excluded Compounds and Excluded Products the Development and/or Commercialization of which was terminated by BMS or one of its Affiliates or

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sublicensees for Safety Reasons and the nature of such Safety Reasons. BMS agrees to make available for AMRI’s inspection, relevant data, materials and reports that support such Safety Reasons, provided that AMRI enters into an agreement with BMS or the relevant Affiliate or sublicensee of BMS to maintain the confidentiality of such data, materials and reports.

13.4.2      Subject to the terms, conditions and limitations of this Agreement, except for the Excluded Compounds and Excluded Products, BMS agrees to grant and hereby grants AMRI an exclusive license, with the right to sublicense to, research, Develop, make, have made, use, export, import, offer to sell, sell and Commercialize Licensed Compounds and Licensed Products in the Field in the Territory under Patent Rights and Know-How that (a) are owned by BMS or its Affiliates as of the date of the termination of this Agreement, (b) are Controlled by BMS or its Affiliates as of the date of the termination of this Agreement and (c) are reasonably required by AMRI to make, have made, use, sell, import, export, offer to sell, research, Develop and/or Commercialize Licensed Compounds and Licensed Products in the Field and, to the extent not previously transferred, BMS shall transfer to AMRI, at the cost and expense of BMS, the Know-How licensed to AMRI under this Section 13.4.2.  For the avoidance of doubt, such Patent Rights and Know How licensed under this Section 13.4.2 exclude research tools and targets and Patent Rights Covering research tools and/or targets. Any sublicense shall be subject to the terms and conditions of Article 9 and AMRI shall be liable for any breach of Article 9 by a sublicensee.

13.4.3      In the event that prior to such termination of this Agreement, BMS is licensed under Patent Rights and/or Know How of a Third Party that have been used by BMS or its Affiliates prior to such termination of this Agreement with respect to Licensed Compounds and/or Licensed Products other than Excluded Compounds and/or Excluded Products, and such Patent Rights and/or Know-How are reasonably

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required by AMRI to make, have made, use, sell, offer to sell, import, export, research, Develop and/or Commercialize Licensed Compounds and/or Licensed Products other than Excluded Compounds and Excluded Products and BMS has the right to grant a sublicense thereunder to AMRI when this Agreement is terminated under Section 13.2.1, BMS shall notify AMRI of such Patent Rights and Know-How, and then at the request of AMRI, BMS shall grant to AMRI such a sublicense to the fullest extent permitted under the license under which the sublicense is granted and subject to the terms, conditions and requirements thereof to make, have made, use, sell, offer to sell, import, export, research, Develop and/or Commercialize Licensed Compounds and Licensed Products other than Excluded Compounds and Excluded Products to the same extent and subject to the same restrictions as set forth in Section 13.4.2.  Such sublicense shall be granted in a separate agreement without additional consideration to BMS, provided that AMRI agrees to pay any and all amounts due to such Third Party as a direct result of the granting of the sublicense and any other payments (royalties, milestones, etc.) due thereunder as a direct result of AMRI being a sublicensee and/or its activities as a sublicensee.

13.4.4      All amounts due and/or payable to AMRI that were accrued, and/or that arise out of acts and/or events occurring, prior to the effective date of termination shall remain due and payable.

13.4.5      Should BMS have any inventory of any Licensed Product licensed to BMS prior to the date of such termination that is Finished Product approved and allocated prior to termination for sale in a terminated country, BMS shall have six (6) months thereafter in which to dispose of such inventory (subject to the payment to AMRI of any royalties due hereunder thereon),

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13.4.6      Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination.

13.4.7      The licenses granted to AMRI under this Agreement shall remain in full force and effect, except that such licenses shall be for all Indications.

13.4.8      Nothing in this Section 13.4 shall be deemed to limit any remedy to which AMRI may be entitled by applicable law.

13.4.9      Except for Excluded Compounds and Excluded Products, in the event that at the date of such termination BMS or its Affiliate or their supplier is responsible for manufacturing a Licensed Product and/or Licensed Compounds for the purposes of conducting clinical trials and/or for Commercializing a Licensed Product, then until the earlier of (A) the date that AMRI obtains an alternative supply thereof or (B) *, at AMRI’s option, BMS shall supply such Licensed Product and Licensed Compounds to AMRI at * percent (*%) of BMS’ or its Affiliate’s cost for such Licensed Product and/or Licensed Compounds (and in the case where BMS or its Affiliate manufactures such Licensed Product and/or Licensed Compounds, such cost shall be * percent (*%) of BMS’ or its Affiliate’s fully-burdened manufacturing cost for such Licensed Product and/or Licensed Compounds), under terms and conditions mutually agreed between the Parties; provided however, if there are restrictions in an agreement between BMS or an Affiliate of BMS and a Third Party governing the manufacture or supply of such Licensed Product and/or any such Licensed Compound that would limit the amount of such Licensed Product and/or any such Licensed Compound that could be supplied to AMRI or that would preclude the period from being up until *, then the limits in such agreement as to the amount of such Licensed Product and/or any such Licensed Compound that could be supplied shall govern and such period shall be up to as long a time as permitted under such agreement and further provided that if BMS or its Affiliate is manufacturing the

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Licensed Compound and/or Licensed Product, BMS shall not be obligated to manufacture and supply such Licensed Compound and/or Licensed Product in amounts that exceed the amounts of such Licensed Compound and/or Licensed Product being manufactured by BMS or its Affiliate as of the date of termination.

13.4.10    Subject to Section 13.12 and except for Excluded Compounds and Excluded Products, BMS shall transfer to AMRI, at the cost and expense of BMS, all marketing authorizations, INDs and other regulatory filings and Approvals, on a country-by-country basis, for any Licensed Product that is being Developed and/or Commercialized by BMS or its Affiliates or its (sub)licensees at the time of such termination.  In the event that in any country such transfer is not legally possible, BMS shall (and shall cause its Affiliates and (sub)licensees to) take all reasonable actions that are permitted by the applicable Regulatory Authority to permit AMRI to also have the benefit of the relevant marketing authorizations, INDs and other regulatory filings and Approvals that exist at the time of termination for any such Licensed Product, including allowing AMRI to cross-reference data and information on file with any Regulatory Authority, and to this end, BMS (itself and on behalf of its Affiliates) consents to and shall cause its sublicensees to consent to any Regulatory Authority cross-referencing to the data and information on file with any Regulatory Authority to the extent that it exists at the time of such termination as may be necessary to facilitate the granting of permitted second marketing authorizations, INDs, regulatory filings and Approvals to AMRI.

13.4.11    The licenses granted under this Section 13.4 shall be royalty free except for any license granted pursuant to Section 13.4.3 and any Licensed Product that contains an ECN Compound or an Included Compound of an ECN Compound.  With respect to any Licensed Product that contains an ECN Compound or an Included Compound of an ECN Compound, AMRI shall pay BMS a royalty of * percent (*%) of net sales

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(calculated in the same manner as Net Sales) of such Licensed Product for the same term and with the same reductions specified in Section 11.2 with respect to Royalty Bearing Product except that there shall be no reduction in royalties for Generic Products in a country until the sales of Generic Products in such country in a Calendar Quarter exceed * (*) percent of the sum of all prescriptions for such form of such Royalty Bearing Product sold by AMRI, its Affiliates and (sub)licensees and by the Third Party Seller(s) of such Generic Product(s) in such country during such Calendar Quarter, and in such case, the royalties shall be reduced by * (*) percent for such Calendar Quarter.    The terms and conditions set forth in Sections 11.4 through 11.7 shall apply to AMRI with respect to such royalty payments by AMRI in the same manner as they would apply to BMS prior to such termination.

13.5         Effect of Termination by AMRI under Section 13.2.2.  Upon termination of this Agreement by AMRI under Section 13.2.2 or, with respect to all Licensed Compounds and Licensed Products in each applicable country as to which termination occurs pursuant to Section 13.2.2 hereof (the rights and obligations of the Parties as to all Licensed Compounds and Licensed Products in countries of the Territory in which termination under Section 13.2.2 has not occurred, being unaffected by such termination):

13.5.1      Subject to Section 13.12, all rights and licenses granted to BMS under Article 3 and sublicenses thereunder shall terminate in each applicable country and except for Excluded Compounds and Excluded Products, neither BMS nor its Affiliates shall Develop or Commercialize a Licensed Product and/or Licensed Compound.  AMRI shall have no rights or licenses with respect to Excluded Compounds and Excluded Products in each terminated country except for those rights and licenses under Section 4.5, and no right to have any marketing authorizations, INDs or other regulatory filings and Approvals for Excluded Compounds or Excluded Products in

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any terminated country assigned to it, and except as provided below in this Section 13.5.1, shall have no right to have access to any data or information concerning Excluded Compounds and Excluded Products. Upon such termination, BMS shall notify AMRI in writing as to those Excluded Compounds and Excluded Products the Development and/or Commercialization of which was terminated by BMS or one of its Affiliates or sublicensees for Safety Reasons and the nature of such Safety Reasons. BMS agrees to make available for AMRI’s inspection, relevant data, materials and reports that support such Safety Reasons, provided that AMRI enters into an agreement with BMS or the relevant Affiliate or sublicensee of BMS to maintain the confidentiality of such data, materials and reports.

13.5.2      Except for the Excluded Compounds and Excluded Products, BMS agrees to grant and hereby grants AMRI an exclusive license, with the right to sublicense, to research, Develop make, have made, use, export, import, offer to sell, sell and Commercialize Licensed Compounds and Licensed Products in the Field in each terminated country under Patent Rights and Know-How that (a) are owned by BMS or its Affiliates as of the date of such termination, (b) are Controlled by BMS or its Affiliates as of the date of such termination and (c) are reasonably required by AMRI to make, have made, use, sell, import, export, offer to sell, research, Develop or Commercialize Licensed Compounds and/or Licensed Products in the Field and, to the extent not previously transferred, BMS shall transfer to AMRI, at the cost and expense of BMS, the Know-How licensed to AMRI under this Section 13.5.2. For the avoidance of doubt, such Patent Rights and Know How licensed under this Section 13.5.2 exclude research tools and targets and Patent Rights Covering research tools and/or targets.  Any sublicense shall be subject to the terms and conditions of Article 9 and AMRI shall be liable for any breach of Article 9 by a sublicensee.

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13.5.3      In the event that prior to such termination, BMS is licensed under Patent Rights and/or Know How of a Third Party that have been used in a terminated country by BMS or its Affiliates prior to such termination with respect to Licensed Compounds and/or Licensed Products other than Excluded Compounds and/or Excluded Products, and such Patent Rights and/or Know-How are reasonably required by AMRI to make, have made, use, sell, offer to sell, import, export, research, Develop and/or Commercialize Licensed Compounds and/or Licensed Products other than Excluded Compounds and Excluded Products in a terminated country and BMS has the right to grant a sublicense thereunder to AMRI at the time of such termination under Section 13.2.2, BMS shall notify AMRI of such Patent Rights and Know-How, and then at the request of AMRI, BMS shall grant to AMRI such a sublicense to the fullest extent permitted under the license under which the sublicense is granted and subject to the terms, conditions and requirements thereof to make, have made, use, sell, offer to sell, import, export, research, Develop and/or Commercialize Licensed Compounds and Licensed Products other than Excluded Compounds and Excluded Products in each terminated country to the same extent and subject to the same restrictions as set forth in Section 13.5.2.  Such sublicense shall be granted in a separate agreement without additional consideration to BMS, provided that AMRI agrees to pay any and all amounts due to such Third Party as a direct result of the granting of the sublicense and any other payments (royalties, milestones, etc.) due thereunder as a direct result of AMRI being a sublicensee and/or its activities as a sublicensee.

13.5.4      All amounts due and/or payable to AMRI that were accrued, or that arise out of acts or events occurring in a terminated country, prior to the effective date of termination shall remain due and payable.

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13.5.5      Should BMS have any inventory of any Licensed Product licensed to BMS prior to the date of such termination that is Finished Product approved and allocated prior to termination for sale in a terminated country, BMS shall have six (6) months thereafter in which to dispose of such inventory (subject to the payment to AMRI of any royalties due hereunder thereon),

13.5.6      Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination.

13.5.7      The licenses granted to AMRI under this Agreement shall remain in full force and effect except that such license shall be for all Indications in each country where the licenses of BMS have been terminated.

13.5.8      Nothing in this Section 13.5 shall be deemed to limit any remedy to which AMRI may be entitled by applicable law.

13.5.9      Except for Excluded Compounds and Excluded Products, in the event that at the date of such termination BMS or its Affiliate or their supplier is responsible for manufacturing a Licensed Product and/or Licensed Compounds for the purposes of conducting clinical trials and/or for Commercializing a Licensed Product in or for a terminated country, then until the earlier of (A) the date that AMRI obtains an alternative supply thereof or (B) the second anniversary of the date of such termination in a terminated country, at AMRI’s option, BMS shall supply such Licensed Product and Licensed Compounds to AMRI at * percent (*%) of BMS’ or its Affiliate’s cost for such Licensed Product and/or Licensed Compounds (and in the case where BMS or its Affiliate manufactures such Licensed Product and/or Licensed Compounds, such cost shall be * percent (*%) of BMS’ or its Affiliate’s fully-burdened manufacturing cost for such Licensed Product and/or Licensed Compounds), under terms and conditions mutually agreed between the Parties;

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provided however, if there are restrictions in an agreement between BMS or an Affiliate of BMS and a Third Party governing the manufacture or supply of such Licensed Product and/or any such Licensed Compound that would limit the amount of such Licensed Product and/or any such Licensed Compound that could be supplied to AMRI or that would preclude the period from being up until the second anniversary of the date of such termination, then the limits in such agreement as to the amount of such Licensed Product and/or any such Licensed Compound that could be supplied shall govern and such period shall be up to as long a time as permitted under such agreement and further provided that if BMS or its Affiliate is manufacturing the Licensed Compound and/or Licensed Product, BMS shall not be obligated to manufacture and supply such Licensed Compound and/or Licensed Product in amounts that exceed the amounts of such Licensed Compound and/or Licensed Product being manufactured by BMS or its Affiliate as of the date of termination.

13.5.10    Subject to Section 13.12 and except for Excluded Compounds and Excluded Products, at the cost and expense of BMS, BMS shall transfer to AMRI all marketing authorizations, INDs and other regulatory filings and Approvals in a terminated country for any Licensed Product that is being Developed and/or Commercialized by BMS or its Affiliates or its (sub)licensees in such terminated country as of the date of such termination.  In the event that in any terminated country such transfer is not legally possible, BMS shall (and shall cause its Affiliates and (sub)licensees to) take all reasonable actions that are permitted by the applicable Regulatory Authority to permit AMRI to also have the benefit of the relevant marketing authorizations, INDs and other regulatory filings and Approvals in such terminated country that exist at the time of termination for any such Licensed Product in such terminated country, including allowing AMRI to cross-reference data and information on file with the Regulatory Authority in such terminated country, and to this end, BMS (itself and on

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behalf of its Affiliates) consents to and shall cause its sublicensees to consent to such Regulatory Authority cross-referencing to the data and information on file with such Regulatory Authority to the extent that it exists at the time of such termination as may be necessary to facilitate the granting of permitted second marketing authorizations, INDs, regulatory filings and Approvals in such terminated country to AMRI.

13.5.11    The licenses granted under this Section 13.5 shall be royalty free except for any license granted pursuant to Section 13.5.3 and any Licensed Product that contains an ECN Compound or an Included Compound of an ECN Compound. With respect to Licensed Product that contains an ECN Compound or an Included Compound of an ECN Compound, AMRI shall pay BMS a royalty of * percent (*%) of net sales (calculated in the same manner as Net Sales) of such Licensed Product for the same term and with the same reductions specified in Section 11.2 with respect to Royalty Bearing Product except that there shall be no reduction in royalties for Generic Products in a country until the sales of Generic Products in such country in a Calendar Quarter exceed * (*) percent of the sum of all prescriptions for such form of such Royalty Bearing Product sold by AMRI, its Affiliates and (sub)licensees and by the Third Party Seller(s) of such Generic Product(s) in such country during such Calendar Quarter, and in such case, the royalties shall be reduced by * (*) percent for such Calendar Quarter. The terms and conditions set forth in Sections 11.4 through 11.7 shall apply to AMRI with respect to such royalty payments by AMRI in the same manner as they would apply to BMS prior to such termination.

13.6         Effect of Termination by BMS for AMRI Breach. Upon termination of this Agreement by BMS pursuant to Section 13.3.2:

13.6.1      Subject to Section 13.12, all rights and licenses granted to BMS and sublicenses granted thereunder shall terminate, and except for Excluded Compounds and

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Excluded Products BMS shall not Develop and/or Commercialize any Licensed Compound and/or any Licensed Product.

13.6.2      All amounts due and/or payable to AMRI that were accrued, and/or that arise out of acts and/or events occurring, prior to the effective date of termination shall remain due and payable.

13.6.3      Neither Party shall be relieved of any obligation that accrued prior to the Effective Date of such termination or expiration.

13.6.4      Nothing in this Section 13.6 shall be deemed to limit any remedy to which BMS may be entitled by applicable Law.

13.6.5      Subject to Section 13.12, all rights and licenses granted to AMRI under this Agreement (except for the rights and licenses granted under Section 4.5), including but not limited to all rights and licenses granted under Section 4.2.2, shall terminate, and AMRI shall not Develop and/or Commercialize any BMS Compound and/or any Licensed Product containing a BMS Compound.

13.7         Effect of Termination by BMS Under Section 13.3.1. Upon termination of this Agreement under Section 13.3.1, with respect to each applicable Licensed Compound and/or Licensed Product (such terminated Licensed Compounds and terminated Licensed Products being collectively “Terminated Products”) in each applicable country as to which termination occurs pursuant to Section 13.3.1 hereof (such countries being collectively “Terminated Countries”) (the rights and obligations of the Parties as to the remaining Licensed Products and Licensed Compounds and countries of the Territory in which termination under Section 13.3.1 has not occurred, being unaffected by such termination):

13.7.1      Subject to Section 13.12, all rights and licenses granted to BMS under Article 3 and sublicenses thereunder shall terminate for Terminated Products in Terminated Countries and except for Excluded Compounds and Excluded Products, neither BMS

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nor its Affiliates shall Develop and/or Commercialize Terminated Products in Terminated Countries. AMRI shall have no rights or licenses with respect to Excluded Compounds and Excluded Products in Terminated Countries except for those rights and licenses under Section 4.5, and no right to have any marketing authorizations, INDs or other regulatory filings and Approvals for Excluded Compounds or Excluded Products in Terminated Countries assigned to it under this Section 13.7, and except as provided below in this Section 13.7.1, shall have no right to have access to any data or information concerning Excluded Compounds and Excluded Products under this Section 13.7. Upon such termination, BMS shall notify AMRI in writing as to those Excluded Compounds and Excluded Products the Development and/or Commercialization of which was terminated by BMS or one of its Affiliates or sublicensees for Safety Reasons and the nature of such Safety Reasons. BMS agrees to make available for AMRI’s inspection, relevant data, materials and reports that support such Safety Reasons, provided that AMRI enters into an agreement with BMS or the relevant Affiliate or sublicensee of BMS to maintain the confidentiality of such data, materials and reports.

13.7.2      Except for Excluded Compounds and Excluded Products, BMS agrees to grant and hereby grants AMRI an exclusive license, with the right to sublicense, to research, Develop, make, have made, use, export, import, offer to sell, sell and Commercialize Terminated Compounds in the Field in each Terminated Country under Patent Rights and Know-How that (a) are owned by BMS or its Affiliates as of the date of such termination, (b) are Controlled by BMS or its Affiliates as of the date of such termination and (c) are reasonably required by AMRI to make, have made, use, sell, offer to sell, import, export, research, Develop and/or Commercialize Terminated Products in the Field and, to the extent not previously transferred, BMS shall transfer to AMRI, at the cost and expense of AMRI, the Know-How licensed to AMRI under this Section 13.7.2. For the avoidance of doubt, AMRI shall be responsible for all

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internal costs (including costs of employee time) and out-of pocket expenses incurred by BMS for the transfer of such Know-How. For the avoidance of doubt, such Patent Rights and Know How licensed under this Section 13.7.2 exclude research tools and targets and Patent Rights Covering research tools and/or targets. Any sublicense shall be subject to the terms and conditions of Article 9 and AMRI shall be liable for any breach of Article 9 by a sublicensee.

13.7.3      In the event that prior to such termination, BMS is licensed under Patent Rights and/or Know How of a Third Party that have been used in a Terminated Country by BMS or its Affiliates prior to such termination with respect to Terminated Products other than Excluded Compounds and/or Excluded Products, and such Patent Rights and/or Know-How are reasonably required by AMRI to make, have made, use, sell, offer to sell, import, export, research, Develop and/or Commercialize Terminated Products other than Excluded Compounds and Excluded Products in a Terminated Country and BMS has the right to grant a sublicense thereunder to AMRI at the time of such termination under Section 13.3.1, BMS shall notify AMRI of such Patent Rights and Know-How, and then at the request of AMRI, BMS shall grant to AMRI such a sublicense to the fullest extent permitted under the license under which the sublicense is granted and subject to the terms, conditions and requirements thereof to make, have made, use, sell, offer to sell, import, export, research, Develop and/or Commercialize Terminated Products other than Excluded Compounds and Excluded Products in each Terminated Country to the same extent and subject to the same restrictions as set forth in Section 13.7.2. Such sublicense shall be granted in a separate agreement without additional consideration to BMS, provided that AMRI agrees to pay any and all amounts due to such Third Party as a direct result of the granting of the sublicense and any other payments (royalties, milestones, etc.) due

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thereunder as a direct result of AMRI being a sublicensee and/or its activities as a sublicensee.

13.7.4      The licenses granted under this Section 13.7 shall be royalty free except for any license granted pursuant to Section 13.7.3 and any Terminated Product that contains an ECN Compound or an Included Compound of an ECN Compound. With respect to any Terminated Product that contains an ECN Compound or an Included Compound of an ECN Compound, AMRI shall pay BMS a royalty of * percent (*%) of net sales (calculated in the same manner as Net Sales) of such Terminated Product for the same term and with the same reductions specified in Section 11.2 with respect to Royalty Bearing Product, except that there shall be no reduction in royalties for Generic Products in a country until the sales of Generic Products in such country in a Calendar Quarter exceed * (*) percent of the sum of all prescriptions for such form of such Royalty Bearing Product sold by AMRI, its Affiliates and (sub)licensees and by the Third Party Seller(s) of such Generic Product(s) in such country during such Calendar Quarter, and in such case, the royalties shall be reduced by * (*) percent for such Calendar Quarter. The terms and conditions set forth in Sections 11.4 through 11.7 shall apply to AMRI with respect to such royalty payments by AMRI in the same manner as they would apply to BMS prior to such termination.

13.7.5 All amounts due and/or payable to AMRI that were accrued, or that arise out of acts or events occurring, prior to the effective date of termination shall remain due and payable.

13.7.6 Should BMS have any inventory of any Licensed Product licensed to BMS prior to the date of such termination that is Finished Product approved and allocated prior to termination for sale in a terminated country, BMS shall have six (6) months thereafter in which to dispose of such inventory (subject to the payment to AMRI of any royalties due hereunder thereon),

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13.7.7  Neither Party shall be relieved of any obligation that accrued with respect to a Terminated Product in a Terminated Country prior to the effective date of such termination.

13.7.8 The licenses granted to AMRI under this Agreement shall remain in full force and effect, except that the licenses shall be for all Indications that are not Reserved Indications in the Terminated Countries.

13.7.9 Nothing in this Section 13.7 shall be deemed to limit any remedy to which BMS may be entitled by applicable law.

13.7.10 Except for Excluded Compounds and Excluded Products, in the event that at the date of such termination BMS or its Affiliate or their supplier is responsible for manufacturing a Terminated Product for the purposes of conducting clinical trials and/or for Commercializing a Terminated Product for a Terminated Country, then until the earlier of (A) the date that AMRI obtains an alternative supply thereof or (B) the second anniversary of the date of such termination, at AMRI’s option, BMS shall supply such Terminated Product to AMRI at * percent (*%) of BMS’ or its Affiliate’s cost for such Terminated Product (and in the case where BMS or its Affiliate manufactures such Terminated Product, such cost shall be * percent (*%) of BMS’ or its Affiliate’s fully-burdened manufacturing cost for such Terminated Product), under terms and conditions mutually agreed between the Parties; provided however, if there are restrictions in an agreement between BMS or an Affiliate of BMS and a Third Party governing the manufacture or supply of such Terminated Product that would limit the amount of such Terminated Product that could be supplied to AMRI or that would preclude the period from being up until the second anniversary of the date of such termination, then the limits in such agreement as to the amount of such Terminated Product that could be supplied shall govern and such period shall be up to as long a time as permitted under such agreement and further provided that if BMS or its Affiliate is manufacturing the Terminated Product, BMS shall not be obligated to manufacture and supply such Terminated

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Product in amounts that exceed the amounts of such Terminated Product being manufactured by BMS or its Affiliate as of the date of termination.

13.7.11 Subject to Section 13.12 and except for Excluded Compounds and Excluded Products, at the cost and expense of AMRI, BMS shall transfer to AMRI all marketing authorizations, INDs and other regulatory filings and Approvals, on a country-by-country basis, for any Terminated Product in a Terminated Country that is being Developed and/or Commercialized by BMS or its Affiliates or its (sub)licensees at the time of such termination. For the avoidance of doubt, AMRI shall be responsible for all internal costs (including costs of employee time) and out-of pocket expenses incurred by BMS for the transfer of such regulatory filings and Approvals. In the event that in any Terminated Country such transfer is not legally possible, BMS shall (and shall cause its Affiliates and (sub)licensees to) take all reasonable actions that are permitted by the applicable Regulatory Authority to permit AMRI to also have the benefit of the relevant marketing authorizations, INDs and other regulatory filings and Approvals that exist at the time of termination for any such Terminated Product, including allowing AMRI to cross-reference data and information on file with any Regulatory Authority, and to this end, BMS (itself and on behalf of its Affiliates) consents to and shall cause its sublicensees to consent to any Regulatory Authority cross-referencing to the data and information on file with any Regulatory Authority to the extent that it exists at the time of such termination as may be necessary to facilitate the granting of permitted second marketing authorizations, INDs, regulatory filings and Approvals to AMRI.

13.8                 Effect of Expiration of this Agreement. Upon expiration of this Agreement:

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13.8.1      All amounts due and/or payable to BMS or AMRI that were accrued, and/or that arise out of acts and/or events occurring, prior to the effective date of expiration shall remain due and payable.

13.8.2      Neither Party shall be relieved of any obligation that accrued prior to the effective date of such expiration.

13.8.3      The license with respect to AMRI Technology granted under Section 3.1 shall remain in effect and shall be fully paid up, subject to the terms of this Agreement.

13.8.4      The licenses granted under Sections 4.2.2 and 4.5 shall remain in effect and shall be fully paid up.

13.9         Scope of Termination. Except as otherwise expressly provided herein, termination of this Agreement shall be as to all countries in the Territory and all Licensed Compounds and Licensed Products.

13.10       Survival. The following provisions shall survive termination or expiration of this Agreement, as well as any other provisions which by their nature are intended to survive termination or expiration: Articles 9, 12, 13, 16, 17 and 18 and Sections 3.1(f), 3.6, 4.5, 11.4-11.7 (with respect to royalties and payments that accrued prior to expiration or termination), 14.1 and 14.4 (with respect to any infringement or suspected infringement by a Third Party occurring prior to the termination or expiration of this Agreement).

13.11       Order of Divestment.

13.11.1    In the event that BMS or its Affiliate is ordered by a government agency to divest all or any portion of the business relating to its efforts to Develop and/or Commercialize Licensed Compounds and/or Licensed Products, subject to Section 13.11.2, BMS shall have the right to divest all or such portion of such business (as the case may be), which right shall include, but not be limited to, the right to assign to one or more Third Parties, without the consent of AMRI, all of BMS’ rights and obligations under

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this Agreement with respect to all or such portion of such business. AMRI shall fully cooperate with BMS and take any actions that BMS reasonably requests, including amending this Agreement, in order to effect any such divestiture during the time period set by such government agency to divest all or any such portion of such business. During such time period, BMS shall provide AMRI with the opportunity to bid on all or such portion of such business and shall consider any bid by AMRI in good faith.

13.11.2    In the event that BMS or its Affiliate is ordered by a government agency to divest all or portion of the business relating to its efforts to Develop and/or Commercialize Licensed Compounds and/or Licensed Products during the Research Term and no Licensed Product is in a clinical trial or is being Commercialized, then BMS and its Affiliates shall assign such business to AMRI * to AMRI, except that AMRI shall be responsible for the costs and expenses incurred by BMS to transfer any Know-How and any regulatory filings associated with such business. For the avoidance of doubt, AMRI shall be responsible for all internal costs (including costs of employee time) and out-of pocket expenses incurred by BMS for the transfer of such Know-How and regulatory filings.

13.12       Sublicense Survival. In the event that any license granted to a Party under this Agreement is terminated (a “Terminated Party”) and the Terminated Party has granted a sublicense thereunder to a Third Party sublicensee, then the other Party (the “Non-Terminated Party”) shall grant a direct license to such sublicensee under the terms and conditions of this Agreement to the extent of such sublicense, provided that such sublicensee agrees to be bound to the Non-Terminated Party under the terms and conditions of this Agreement and such sublicensee is not in material breach of its agreement for such sublicense with the Terminated Party (or if it is in material breach, such sublicensee does not cure such breach within sixty

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(60) days of the termination of the license from the Non-Terminated Party to the Terminated Party with respect to such sublicensed rights). In the event that the Non-Terminated Party is AMRI and AMRI grants a direct license to such sublicensee, such sublicensee shall not be required to transfer to AMRI upon the termination of such license granted to BMS under this Agreement any marketing authorizations, INDs and/or other regulatory filings and Approvals for any Licensed Product being Developed and/or Commercialized by such sublicensee. Any such direct license between the Non-Terminated Party and such sublicensee shall not prejudice any remedy a Party may have against another Party in connection with such termination of the license to the Terminated Party under this Agreement (in whole or in part), the Terminated Party shall no longer be obligated under this Agreement to pay amounts set forth in this Agreement, to the extent such amounts are payable based on the activities of such sublicensee, its Affiliates and its sublicensees from and after the effective date of such termination, under such direct license, and such direct license shall not modify the rights and obligations of the Parties following any termination of the license to the Terminated Party under this Agreement or the termination of this Agreement in whole or in part.

14.          INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

14.1         Program Inventions. Inventorship of inventions conceived and/or reduced to practice in the course of conducting activities under this Agreement shall be determined by application of United States patent laws pertaining to inventorship. If such inventions are jointly invented in the course of such activities by one or more employees or consultants or contractors of both Parties, such inventions shall be jointly owned by the Parties (a “Joint Invention”), and if one or more claims included in an issued patent or pending patent application which is filed in a patent office in the Territory claim such Joint Invention, such patent or patent application, respectively, shall be jointly owned by the Parties. If such an invention is solely invented in the course of such activities by one or more employees or consultants or contractors of a

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Party, such invention shall be solely owned by such Party (a ‘Sole Invention”), and any patent application filed and any patent issuing therefrom claiming such solely owned invention (and no Joint Invention) shall also be solely owned by such Party. This Agreement shall be understood to be a joint research agreement in accordance with 35 U.S.C. § 103I(3) to develop the Licensed Compounds and Licensed Products. Each Party shall enter into binding agreements obligating all employees and consultants performing activities under or contemplated by this Agreement, including but not limited to activities related to the AMRI Patent Rights, Licensed Compounds and/or Licensed Products, to assign his/her interest in any invention conceived and/or reduced to practice in the course of such activities to the Party for which such employee or consultant is providing its services. With respect to contractors, each Party shall use good faith and diligent efforts to secure an agreement from such contractor to assign or license (with the right to sublicense) to such Party inventions (and patent rights Covering such inventions) made by such contractor in performing such services for such Party.

14.2         Filing, Prosecution and Maintenance of Patent Rights.

14.2.1      AMRI shall be responsible, using outside patent counsel free of ethical conflicts and mutually agreed upon by AMRI and BMS, for the preparation, filing, prosecution (including, without limitation, any interferences, reissue proceedings and reexaminations) and maintenance of the AMRI Patent Rights, including AMRI Patent Rights claiming Joint Inventions.

14.2.2      Subject to Section 14.2.8, starting on the Effective Date and during the Combined Period BMS shall be responsible for the costs and expenses incurred by AMRI with respect to the preparation, filing, prosecuting and maintenance of AMRI Patent Rights and thereafter the Parties shall equally share such costs and expenses of AMRI Patent Rights, except for AMRI Patent Rights that are solely directed to Retained

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Products and/or solely directed to Released Products for which such costs and expenses shall be paid only by BMS and only by AMRI, respectively. BMS may, at its option and with prior written notice to AMRI, discontinue its payment obligations for costs incurred in connection with the filing, prosecution and maintenance of one or more particular patent(s) or patent application(s) within the AMRI Patent Rights in one or more countries. It is understood that BMS’ rights in accordance with this Agreement, under such patent or patent application in such country, would terminate (such patent or patent application hereinafter, a “Cost-terminated” patent or patent application), but that all remaining rights and licenses under all other patent(s) and patent application(s) of the AMRI Patent Rights would remain in effect. It is also understood that BMS will be offered the opportunity to assume all costs for the filing, prosecution, and maintenance of any patent or patent application claiming priority directly or indirectly from such Cost-terminated patent or patent application, and that where all such costs are assumed by BMS, BMS will be afforded all rights and licenses contemplated by this Agreement for the AMRI Patent Rights (other than Cost-terminated patents or patent applications) in connection with such patent or patent application.

14.2.3      AMRI shall provide BMS with quarterly updates of the filing, prosecution and maintenance status for each of the AMRI Patent Rights.

14.2.4      The Parties shall cooperate fully in the preparation, filing, prosecution and maintenance of the AMRI Patent Rights. The Parties agree to confer, and meet as necessary, through their respective in-house patent counsels or other in-house legal representatives, together with outside counsel selected in accordance with Section 14.2.1 in order to maximize the potential for different patents to separately Cover, respectively, Retained Compounds (or compounds likely to be Retained Compounds)

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and Released Compounds (or compounds likely to be Released Compounds), such as by, without limitation, the filing of appropriate divisional or continuation applications, or original applications, Covering particular subject matter.

14.2.5      AMRI shall reasonably consult with and cooperate with BMS with respect to the preparation, filing, prosecution and maintenance of the AMRI Patent Rights. Such consultation and cooperation shall include, but not be limited to, AMRI providing BMS with a copy of each patent application included in the AMRI Patent Rights that AMRI intends to file in sufficient time for BMS to provide its comments with respect to such patent application before such patent application is filed by AMRI, and providing BMS with a copy of all material official correspondence to or from patent offices in sufficient time for BMS to provide its comments with respect to such correspondence before a response to any such correspondence is filed by AMRI.

14.2.6      BMS may file a notice with governmental patent offices of the exclusive license to the AMRI Patent Rights granted to BMS hereunder.

14.2.7      BMS shall be responsible for the preparation, filing, prosecution (including without limitation, any interferences, reissue proceedings and reexaminations) and maintenance of the BMS Licensed Patent Rights, except for those claiming Joint Inventions (which are handled pursuant to Sections 14.2.1 and 14.2.2) and costs associated in connection therewith.

14.2.8      *

14.3         Patent Abandonment. In no event shall AMRI permit any of the AMRI Patent Rights to be abandoned, or elect not to file a new patent

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application claiming priority to a patent application within the AMRI Patent Rights either before such patent application’s issuance or within the time period required for the filing of an international (i.e., Patent Cooperation Treaty), regional (including European Patent Office) or national application, without BMS first being given an opportunity to assume full responsibility for the continued prosecution and maintenance of such AMRI Patent Rights, or the filing of such new patent application. AMRI shall provide BMS with notice of the allowance and expected issuance date of any such patent within the AMRI Patent Rights, or any of the aforementioned filing deadlines. In the event that AMRI decides either (i) not to continue the prosecution or maintenance of a patent application or patent within the AMRI Patent Rights in any country as permitted in this Section 14.3 or (ii) not to file such new patent application requested to be filed by BMS, AMRI shall provide BMS with notice of this decision at least thirty (30) days prior to any pending lapse or abandonment thereof. In such event, AMRI shall provide BMS with an opportunity to assume responsibility for the filing and/or further prosecution and maintenance of such patent application and any patent issuing thereon (such filing to occur prior to the issuance of the patent to which the application claims priority or expiration of the applicable filing deadline, as set forth above). In the event that BMS assumes such responsibility for such filing, prosecution and maintenance costs, AMRI shall transfer at BMS’ sole option the responsibility for such filing, prosecution and maintenance of such patent applications and patents to patent counsel selected by BMS and reasonably acceptable to AMRI. In such case, BMS shall provide AMRI with an update of the filing, prosecution and maintenance status for each of such patent applications and patents, including copies of any material official correspondence to or from patent offices. BMS shall reasonably consult with and cooperate with AMRI with respect to the preparation, prosecution and maintenance of such patent applications and patents. Such patent applications and patents shall otherwise continue to be subject to all of the terms and conditions of the Agreement in the same way as the other AMRI Patent Rights.

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14.4         Enforcement of AMRI Patent Rights Against Infringers.

14.4.1      (a) In the event that BMS or AMRI becomes aware of a suspected infringement of any AMRI Patent Right or BMS Licensed Patent Right in the Field, such Party shall notify the other Party promptly, and following such notification, the Parties shall confer. The Lead Party shall have the right, but shall not be obligated, to bring an infringement action for suspected infringement of its Lead Party Patent Rights in the Field at its own expense, in its own name and entirely under its own direction and control, subject to the following. The Party which is not the Lead Party (“Non-Lead Party”) shall reasonably assist the Lead Party (at the Lead Party’s expense) in any action or proceeding being prosecuted for such suspected infringement if so requested, including by being named or joined as a plaintiff to such actions or proceedings if requested by the Lead Party or required by law. The Non-Lead Party if not requested to participate shall have the right to voluntarily participate and be represented in any such suit by its own counsel at its own expense.

(b)  No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability or validity, of a Lead Party Patent Right in the Field may be entered into by the Lead Party without the prior written consent of the Non-Lead Party, which consent shall not be unreasonably withheld, delayed or conditioned. Further, no settlement of any such action or proceeding which pertains to the infringement of the Lead Party Patent Rights by virtue of the Development or Commercialization of a Licensed Compound in the Field by a Third Party that is not a sublicensee may be entered into by the Lead Party without the prior written consent of the Non-Lead Party, which consent shall not be unreasonably withheld, delayed or conditioned except no consent shall be required with respect to the granting of a sublicense to the extent that the Lead Party has the right under this Agreement to grant such a sublicense. Consent under this Section 14.4.1(b) is not required where

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BMS is the Lead Party enforcing a BMS Licensed Patent Right not claiming a Joint Invention, and that is not licensed to AMRI under this Agreement with respect to a Released Compound and/or Released Product. Consent under this Section 14.4.1 (b) is not required after the Combined Period, where AMRI is the Lead Party enforcing an AMRI Patent Right not claiming a Joint Invention that is not licensed to BMS for a Retained Product and/or Retained Compound.

I   Notwithstanding anything else to the contrary in this Agreement, in the event that AMRI grants a (sub)license under AMRI Technology and/or BMS Technology with respect to one or more Released Compounds and/or Released Products and such (sub)licensee (or its (sub)licensee) Develops and/or Commercializes such a Released Compound and/or Released Product for a Reserved Indication, BMS shall have the right to enforce the AMRI Patent Rights and/or BMS Licensed Patent Rights by bringing an infringement action with respect to such Development and/or Commercialization by such (sub)licensee (or its (sub)licensee) of such Released Compound and/or Released Product for such Reserved Indication. The provisions of Section 14.4.1(a) shall be applicable to any infringement action brought by BMS pursuant to this Section 14.4.1(c), and BMS shall be considered the Lead Party, AMRI shall be considered the Non-Lead Party, and the applicable AMRI Patent Rights and/or BMS Licensed Patent Rights shall be considered Lead Party Patent Rights of BMS for the purposes of so applying Section 14.4.1(a). No settlement of any such infringement action brought pursuant to this Section 14.4.1(c) which restricts the scope or adversely affects the enforceability or validity of an AMRI Patent Right may be entered into by BMS without the prior consent of AMRI, which consent shall not be unreasonably withheld, delayed or conditioned.

14.4.2      Enforcement by Non-Lead Party. If the Lead Party elects not to bring any action for infringement described in Section 14.4.1 and so notifies the Non-Lead Party, then the

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Non-Lead Party may bring such action at its own expense, in its own name and entirely under its own direction and control, subject to the following, and to the written consent of the Lead Party, such consent to not be unreasonably withheld. The Non-Lead Party shall include in any such action a claim agreed upon by the Parties for reasonable damages suffered by the Lead Party as a result of such infringement in an amount to be agreed upon by the Parties (“Lead Party Infringement Damages”). The Lead Party shall reasonably assist the Non-Lead Party (at the Non-Lead Party’s expense) in any action or proceeding being prosecuted if so requested, including by being named or joined as a plaintiff to such actions or proceedings if requested by the Non-Lead Party or required by law. The Lead Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or proceeding which restricts the scope, or adversely affects the validity or enforceability, of any Lead Party Patent Right may be entered into by the Non-Lead Party without the prior written consent of the Lead Party, which consent shall not be unreasonably withheld, delayed or conditioned. This Section 14.4.2 is not applicable where AMRI is the Non-Lead Party and the Patent Right is a BMS Licensed Patent Right not claiming a Joint Invention, unless such Patent Right is licensed to AMRI under this Agreement with respect to a Released Compound and/or Released Product.

14.4.3      Withdrawal. If either Party brings an action or proceeding under this Section 14.4 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 14.4.

14.4.4      Each Party authorizes both its in-house attorneys and outside counsel that are or may be involved in the Actions to consult and cooperate with the attorneys for the other

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Party in preparing for, defending, or pursuing claims against Third Parties in the Actions.

14.4.5      To ensure the protection of the mental impressions, conclusions, opinions, legal theories, and other work product of counsel, as well as to ensure the protection of client confidences and other attorney-client privileged and work product immune information, and all information, documents, and other materials directly or indirectly derived therefrom (hereinafter referred to collectively as “Privileged Information”), each Party agrees that any such Privileged Information it or its counsel receives from the other Party or its counsel in connection with joint efforts in the preparation for, defense, or pursuit of claims in the Actions shall be deemed subject to the terms of this Agreement (“Agreement Privileged Information”).

14.4.6      Either Party may designate any information, documents, or materials as “Privileged Information” by so stating in connection with any oral or telephonic communication, and/or by so marking or labeling any documents or materials. Such a designation is not required for protection under this Agreement.

14.4.7      Subject to Section 14.4.9, each Party shall honor the other Party’s claim that any Agreement Privileged Information is subject to applicable attorney/client privilege, work product protection, joint defense privilege, or other privilege or protection until such claim is withdrawn by the Party making it or is finally determined by a court to be invalid. Such claims of privilege or protection may not be waived by any Party to this Agreement without the prior written consent of the Party that produced or disclosed such Agreement Privileged Information.

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14.4.8      If any person or entity requests or demands access to Agreement Privileged Information provided pursuant to this Agreement, by subpoena or otherwise, the Party receiving the demand or subpoena shall immediately notify the Party who supplied that Agreement Privileged Information. The Party receiving the demand or subpoena shall take all steps necessary or appropriate to permit the assertion of all applicable rights and privileges with regard to said Agreement Privileged Information in the appropriate forums, including providing an opportunity for the Party from whom the Agreement Privileged Information originated to assert all applicable rights and privileges, and shall cooperate fully in any proceedings relating to the disclosure sought.

14.4.9      Other than the disclosures authorized by this Agreement to be made among the Parties and their attorneys, the Parties shall not disclose any Agreement Privileged Information to any other person or body without the written consent of the other Party that produced or disclosed such Agreement Privileged Information, or an order of a court, or the receiving Party’s determination that, it its opinion, the Agreement Privileged Information is not entitled to remain privileged. In the latter case (that is, where the receiving Party has made such determination), the receiving Party shall provide an opportunity, to the extent it will not be prejudiced in doing so, for the disclosing Party to present its arguments in support of privilege to a court for consideration. Neither Party shall use Agreement Privileged Information for any purpose other than for preparing, instituting, prosecuting and/or defending the Actions.

14.4.10    The Parties may, pursuant to this Agreement, exchange confidential proprietary business or trade information or documents (“Confidential Documents”). Each Party agrees to maintain the confidentiality of any documents so designated by the other

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Party. If any person or entity requests or demands access to Confidential Documents provided to one Party by the other Party pursuant to this Agreement, by subpoena or otherwise, counsel for the Party receiving the demand or subpoena shall immediately notify counsel for the Party who supplied those Confidential Documents. Counsel receiving the demand or subpoena shall cooperate with counsel for the other Party by taking all steps necessary or appropriate to permit the assertion of all applicable rights and privileges with regard to Confidential Documents in the appropriate forums and shall cooperate fully in any proceeding relating to the disclosure sought.

14.4.11    In the event that a Party to this Agreement ultimately becomes an adverse party to the other Party in an Action or in any other litigation arising out of the subject matter of an Action, it is expressly agreed that any Agreement Privileged Information obtained exclusively pursuant to this Agreement shall not be admissible as evidence at trial in such litigation unless it is determined by a court that the Agreement Privileged information is not entitled to remain privileged.

14.4.12    Damages In the event that either Party exercises the rights conferred in this Section 14.4 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including, without limitation, attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall (i) belong to AMRI to the extent that they result from damages with respect to a Released Compound and/or Released Product and (ii) belong to BMS to the extent that they result from a Licensed Product and/or Licensed Compound that is not a Released Compound and/or Released Product and BMS shall pay to AMRI out of

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such amounts an amount equal to the lost royalties that AMRI would have received if BMS had sold such Licensed Products and/or Licensed Compounds.

14.4.13    In the event that a Party joins an Action under this Article 14 at the request of the other Party or is required to join an action under this Article 14, and in each such case such Party joins such Action, then the other Party shall indemnify and hold harmless such Party from and against any judgment, damages or liabilities incurred by such Party in connection with or as a result of such Action provided that such judgment, damages or liabilities does not result from a claim that such Party has indemnification obligations to the other Party pursuant to Article 12 of this Agreement.

14.5         Patent Extensions. BMS and AMRI shall each cooperate with one another and shall use Commercially Reasonable Efforts in obtaining patent term extension (including without limitation, any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to AMRI Patent Rights or BMS Licensed Patent Rights Covering the Licensed Products. If elections with respect to obtaining such patent term extensions are to be made for a particular Lead Party Patent Right, the Lead Party for that Lead Party Patent Right shall have the right to make the election to seek patent term extension or supplemental protection, provided that such election shall be made so as to maximize the period of marketing exclusivity for the Licensed Product.

14.6         Data Exclusivity and Orange Book Listings.

14.6.1      With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including without limitation any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83, and all international equivalents), BMS and AMRI, as appropriate shall use Commercially Reasonable Efforts consistent with its obligations under applicable law to seek, maintain and enforce all such data exclusivity periods available for the

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Licensed Products. With respect to filings in the FDA Orange Book (and foreign equivalents) for issued patents for a Licensed Product, the appropriate Party shall, consistent with its obligations under applicable law, list in a timely manner and maintain all applicable AMRI Patent Rights or BMS Licensed Patent Rights required to be filed by it, or that it is permitted to file, under applicable law in connection with such Licensed Product. At least sixty (60) days prior to an anticipated deadline for the filing of patent listing information for AMRI Patent Rights or BMS Licensed Patent Rights, the Party making such filing shall notify in writing and consult with the other Party regarding the content of such filing. In the event of a dispute between the Parties as to whether an AMRI Patent Right or BMS Licensed Patent Right can be listed and/or the content of the filing for such listing, the Parties shall take expedited steps to resolve the dispute as promptly as possible, including seeking advice of an independent legal counsel to guide their decision. The other Party shall provide, consistent with its obligations under applicable law, reasonable cooperation to the Party making such listing in filing and maintaining such Orange Book (and foreign equivalent) listings.

14.6.2      Patent Analysis. A Party agrees to provide reasonable cooperation to the other Party and its selected outside counsel, when the other Party, at its sole option and expense, elects to obtain patent analyses and opinions to assist it in decisions in connection with the other Party’s rights under this Agreement to obtain patent term extensions, Orange Book listings (and any foreign equivalents thereof) and/or enforcement.

14.6.3      Lead Party Patent Rights. AMRI and BMS agree that during the term of this Agreement it will not relinquish to a Third Party (a) its ownership rights in, or (b) its right to, at its sole option, extend the term of, list in the Orange Book (or its equivalents outside the United States) or enforce, any patent as to which the other Party has a Lead Party Patent Right.

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14.7         Notification of Patent Certification. A Party receiving any allegation of patent invalidity, unenforceability or non-infringement of an AMRI Patent Right or a BMS Licensed Patent Right pursuant to a Paragraph IV Patent Certification by a Third Party filing an Abbreviated New Drug Application, an application under §505(b)(2) or other similar patent certification by a Third Party, and/or any foreign equivalent thereof in connection with a Licensed Compound or Licensed Product shall notify the other Party and shall provide the other Party with copies of all such allegations. Such notification and copies shall be provided to the other Party within five (5) days after receipt of such certification. The Lead Party shall have the right, but not the obligation, to contest such patent certification and initiate and control Actions with respect thereto. In addition, upon request by the Lead Party having such right, the other Party shall provide reasonable assistance and cooperation (including, without limitation, making available to such Lead Party documents possessed by the other Party that are reasonably required by such Lead Party and making available personnel for interviews and testimony) in any actions undertaken by such Lead Party to contest any such patent certification.

14.8         Neither BMS nor AMRI shall be required to take any action pursuant to this Article 14 that it reasonably determines in its sole judgment and discretion conflicts with or violates any court or government order or decree that it is then subject to or otherwise may create legal liability on the part of it.

15.          BANKRUPTCY.

All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code  (“Title 11”), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the

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extent feasible, of all such intellectual property. If a case is commenced by or against either Party (the “Bankrupt Party”) under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, at the election of the Bankrupt Party made within 60 days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either (i) perform all of the obligations provided in this Agreement to be performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them or (ii) provide access or a license to the non-Bankrupt Party to all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them. If a Title 11 case is commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitations, a Title 11 Trustee) shall provide access or a license to the non-Bankrupt Party to all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party’s written request therefor. Whenever the Bankrupt Party or any of its successors or assigns provides access or a license to the non-Bankrupt Party to any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Article 15, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it. All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other

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rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11, (i) the right of access or a license to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the Development, registration and manufacture of Licensed Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Article 15 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

16.          REPRESENTATIONS AND WARRANTIES.

16.1         Mutual Representations and Warranties. Each Party represents and warrants to the other as of the Effective Date that:

16.1.1      it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof, is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the

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person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

16.1.2      this Agreement is legally binding upon it, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

16.1.3      it has not granted any right to any Third Party that would conflict with the rights granted to the other Party hereunder. It has (or will have at the time performance is due) maintained and will maintain and keep in full force and effect all agreements (including license agreements) and filings (including patent filings) necessary to perform its obligations hereunder.

16.1.4      (i) subject to Section 16.4 to its knowledge, and after making reasonable inquiry of its internal and external attorneys, it has sufficient legal and/or beneficial title under its intellectual property rights to grant the licenses contained in this Agreement; and (ii) has not received any material written communications alleging that the conduct of the Parties’ responsibilities as currently proposed under this Agreement would violate any of the intellectual property rights of a Third Party.

16.2         Representations and Warranties of AMRI. AMRI represents and warrants that, as of the Effective Date:

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16.2.1      subject to Section 16.4 the Patent Rights listed on Exhibit 1.1A are all owned solely or jointly by AMRI, and as of the Effective Date are the only Patent Rights Controlled by AMRI relating to the Development, manufacture, use, exportation, importation, offer for sale or Commercialization of Licensed Compounds or Licensed Products.

16.2.2      subject to Section 16.4 to the knowledge of AMRI, and after making reasonable inquiry of its internal and external attorneys, there are no claims, pending suits, judgments or settlements against AMRI, pending or threatened, seeking to invalidate or enjoin the use of any AMRI Technology or any rights therein;

16.2.3      to the knowledge of AMRI after making reasonable inquiry of its internal and external attorneys, its scientists and its regulatory employees and consultants, there are no investigations, inquiries or other proceedings in respect of any AMRI Technology or the Licensed Compounds pending or threatened by any Regulatory Authority;

16.2.4      to the knowledge of AMRI after making reasonable inquiry of its internal and external attorneys and its scientists, AMRI has made available to BMS all material information in AMRI or its Affiliates’ possession regarding safety and toxicity of the Licensed Compounds that are in existence as of the Effective Date;

16.2.5      AMRI has not granted any lien, security interest or other encumbrance (including any licenses, except those granted to BMS under the Existing License Agreement) with respect to any AMRI Technology, or permitted such a lien, security interest or other encumbrance (including any licenses, except those granted to BMS under the

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Existing License Agreement) to attach to the AMRI Technology in each case that are inconsistent with the rights and licenses granted to BMS under this Agreement;

16.2.6      to the knowledge of AMRI after reasonable inquiry of its internal and external attorneys and its scientists, the AMRI Technology does not include any trade secrets that have been misappropriated from any Third Party or obtained in breach of any contractual obligation of AMRI to a Third Party (it being understood that this Section 16.2.6 is not applicable to Assigned Patent Rights);

16.2.7      to the knowledge of AMRI after reasonable inquiry of its internal and external attorneys, its scientists and its business personnel, AMRI has no knowledge of any infringement by any Third Party of any of the AMRI Technology;

16.2.8      To the knowledge of AMRI after reasonable inquiry of its internal and external attorneys and its scientists, there are no Third Party patents or Know-How rights included in the AMRI Technology licensed to BMS under Article 3 as of the Effective Date;

16.2.9      to the knowledge of AMRI after reasonable inquiry of its internal and external attorneys and its scientists, the development through the Effective Date of the Licensed Compounds has been conducted by AMRI and its Affiliates and its independent contractors in compliance in all material respects with all applicable laws, rules and regulations, including any permits, governmental licenses, registrations, approvals, orders, injunctions and decrees;

16.2.10    it has not entered into any written agreements or other arrangements with any Third Parties for the manufacture and/or supply of any clinical or commercial quantities of

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any AMRI Compound or any Licensed Product containing same;

16.2.11    to the knowledge of AMRI, Schedule 1.1E includes all of the Attachment A Compounds and all Amine Neurotransmitter Reuptake-Inhibitors Controlled by AMRI and any of its Affiliates as of the Effective Date.

16.2.12    as of the Effective Date, AMRI has not received any statement or assertion that any claim in any of the granted AMRI Patent Rights is, or may be or become rendered, invalid or unenforceable;

16.2.13    AMR Technology, Inc. is wholly owned by Albany Molecular Research, Inc.: and

16.2.14    AMRI acknowledges and understands that BMS is operating under the FTC Consent Order dated April 14, 2003 and the Deferred Prosecution Agreement dated June 15, 2005.

16.2.15       (i) all named inventors of any inventions included within the Patent Rights that are part of the AMRI Patent Rights, as of the Effective Date, have assigned their entire right, title and interest in and to such inventions and the corresponding Patent Rights to AMRI or its Affiliates, and (ii) to AMRI’s knowledge, no person other than those persons named as inventors on any of the patents that are part of the AMRI Patent Rights, as of the Effective Date, is or alleges being an inventor of the inventions claimed in such Patent (it being understood that this Section 16.2.15 is not applicable to Assigned Patent Rights).

For purposes of this Article 16, (i) “knowledge,” with respect to a Party, means the actual knowledge of its president, chief executive officer or senior vice presidents.

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16.3         NO OTHER REPRESENTATIONS. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, OR IMPLIED, BY EITHER PARTY, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

16.4         The representations and warranties made by AMRI pursuant to Sections  16.1.3, 16.1.4, 16.2.1, 16.2.2 and 16.2.15 are subject to the effect of any of * has on the AMRI Patent Rights.

17.          DISPUTE RESOLUTION.

17.1         Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement that relate to either Party’s rights and/or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 17 if and when a dispute arises under this Agreement. If the dispute involves a matter for which the Agreement does not provide a casting vote (e.g. for BMS at the JRC), then either Party may, by written notice to the other Party, have such dispute referred to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Such designated officers are as follows:

For BMS:              CEO or his/her direct report

For AMRI:            CEO

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In the event the designated officers are not able to resolve such dispute within such thirty (30) day period after receipt of such written notice, then each Party may request, within five (5) Business Days thereafter, that the Parties attempt non-binding mediation of any such matter for a period not to exceed thirty (30) days. If the dispute remains unresolved after such 30-day period, or if neither Party so requests such non-binding mediation, then any such dispute, to the extent it relates to the validity, interpretation or construction of, or the compliance with or breach of, this Agreement, shall, at the election of either Party, be decided in accordance with the provisions of Section 17.2 below.

17.2         Arbitration. Any dispute between the Parties relating to or arising out of the validity, interpretation or construction of, or the compliance with or breach of, this Agreement that cannot be resolved in accordance with Section 17.1 above, or that is submitted to arbitration pursuant to Section 13.2.3 or Section 13.3.3, shall be resolved through binding arbitration as follows:

(a)           A Party may submit such dispute to arbitration by notifying the other Party, in writing, of such dispute. Within thirty (30) days after receipt of such notice, the Parties shall designate in writing a single arbitrator to resolve the dispute; provided, however, that if the Parties cannot agree on an arbitrator within such thirty (30) day period, the arbitrator shall be selected by the New York, NY office of the American Arbitration Association (the “AAA”) or, if such office does not exist or is unable to make a selection, by the office of the AAA nearest to New York City. The arbitrator shall be an expert knowledgeable and experienced in the law concerning the subject matter of the dispute and the subject matter of the dispute, and shall not be an Affiliate, employee, consultant, officer, director or stockholder of either Party, or otherwise have any current or previous relationship with either Party or its respective Affiliates. The governing law in Section 18.1 shall govern any such proceedings.

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(b)           Disputes regarding the validity, scope or enforceability of intellectual property rights or to confidentiality obligations shall not be subject to arbitration pursuant to this Section 17.2.

I               Within thirty (30) days after the designation of the arbitrator, the arbitrator and the Parties shall meet, and each Party shall provide to the arbitrator a written summary of all disputed issues, such Party’s position on such disputed issues and such Party’s proposed ruling on the merits of each such issue.

(d)           The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to this Section 17.2I, for the presentation of evidence and legal argument concerning each of the issues identified by the Parties. The Parties shall have the right to be represented by counsel. All arbitration shall be conducted in the English language. Except as provided herein, the arbitration shall be governed by the Commercial Arbitration Rules of the AAA applicable at the time of the notice of arbitration pursuant to Section 17.2(a); provided, however, that the Federal Rules of Evidence shall apply with regard to the admissibility of evidence in such hearing. The arbitrator shall permit discovery in accordance with the discovery provisions of the Federal Rules of Civil Procedure.

(e)           The arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after completion of the hearing described in Section 17.2(d). In the case of an arbitration directed to a breach of this Agreement, the arbitration shall also determine whether the breach is curable, and the cure for such breach. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all Parties. All rulings of the arbitrator shall be in writing and shall be delivered to the Parties except to the extent that the Commercial Arbitration Rules of the AAA provide otherwise. Nothing contained herein shall be construed to permit the arbitrator to award punitive, exemplary or any similar damages.

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(f)            The (i) attorneys’ fees of the Parties in any arbitration, (ii) fees of engaging the arbitrator and (iii) costs and expenses of the arbitration shall be borne by the Parties in a proportion determined by the arbitrator.

(g)           Any arbitration pursuant to this Section 17.2 shall be conducted in New York, New York. Any arbitration award may be entered in and enforced by a court in accordance with Section 17.3.

(h)           Notwithstanding anything in Sections 17.1 or 17.2, each Party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction pursuant to Section 17.3 that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

17.3         Jurisdiction. Any suit, action or other proceeding relating to a dispute regarding the validity, scope or enforceability of intellectual property rights or to confidentiality obligations shall not be subject to the provisions of this Section 17.3 and Section 17.4. Unless the Parties otherwise agree in writing, each Party, for the purpose of enforcing an award under Section 17.2 or for seeking injunctive or other equitable relief as permitted under Section 17.2(h), hereby irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County (the “State Court”) and (ii) the United States District Court for the Southern District of New York (the “District Court”), for the purposes of any suit, action or other proceeding arising out of this Agreement or out of any transaction contemplated hereby. Each party agrees to first commence any such action, suit or proceeding in the District Court or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the State Court.

17.4         Each party further agrees that service of any process, summons, notice or document by personal delivery, by registered mail, or by a recognized international express delivery service

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to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the District Court or the State Court with respect to any matters to which it has submitted to jurisdiction in this Section. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the applicable District Court or State Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party.

18.          MISCELLANEOUS.

18.1         Governing Law. This Agreement shall be governed by, enforced, and shall be construed in accordance with the laws of the State of New York without regard to its conflicts of law provisions (other than section 5-1401 of the New York General Obligations Law).

18.2         Amendment. No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

18.3         Assignment. This Agreement will not be assignable in part or in whole by any Party without the prior written consent of the other Party to the Agreement being assigned; except that any Party may assign this Agreement to one or more of its Affiliates, provided the assigning Party remains liable for all of the duties and obligations of the assigning Party notwithstanding the assignment. In addition, any Party may assign this Agreement to any successor by merger, consolidation, or sale of substantially all of its business to which this Agreement relates provided the assigning Party remains liable for all of the duties and obligations of the assigning Party notwithstanding the assignment (except where the assigning Party is not a

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surviving entity), and the assignee agrees to be bound by the obligations under this Agreement. The Agreement will be binding upon the successors and permitted assigns of the Parties. Any assignment that is not in accordance with this section will be null and void ab initio.

18.4         Independent Contractors; No Agency. Neither Party shall have any responsibility for the hiring, firing or compensation of, or for the provision of any employee benefits to, the other Party’s employees. Neither Party is, nor will be deemed to be, an employee, agent, or legal representative of the other Party for any purpose. Neither Party will be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor will a Party be entitled to pledge the credit of the other Party in any way or hold itself out as having authority to do so. This Agreement is negotiated on an arm’s-length basis between the Parties and shall not constitute or be construed as a joint venture or partnership in any of Territories. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor.

18.5         Notices. Any notice or other communication required or permitted to be given to either Party hereto shall be in writing and shall be delivered in person, by express delivery service, or by facsimile, provided that any notice by facsimile shall be promptly followed by delivery in person or by express delivery service. Notices delivered in person will be deemed effective when so delivered; notices delivered by express delivery service will be deemed to be effective when delivered as indicated by the records of the express delivery service or, if receipt is refused for any reason, the date on which delivery was first attempted; notices sent by facsimile (and appropriately followed by personal or express delivery) will be deemed effective when delivery is confirmed by the sending fax machine. All notices shall be sent to the Parties at the following respective addresses:

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In the case of AMRI:

Albany Molecular Research, Inc.

21 Corporate Circle

Albany, New York 12212-5098

Attn:  Chief Executive Officer
Facsimile No.:  518 867 4375

With a required copy to:

Albany Molecular Research, Inc.

21 Corporate Circle

Albany, New York 12212-5098

Attn:  Director, Legal Affairs
Facsimile No.:  518 867 4375

In the case of BMS:

Bristol-Myers Squibb Company
Route 206 and Province Line Road
Princeton, New Jersey 08543-4000
Attn:  Senior Vice President, Corporate and Business Development
Facsimile No.:  609-252-7128

With a required copy to:

Bristol-Myers Squibb Company
Route 206 and Province Line Road
Princeton, New Jersey 08543-4000
Attn:  Senior Counsel, Business Development and Licensing
Facsimile No.:  609-252-4232

Either Party may change its address for communications by a notice to the other Party in accordance with this section.

18.6         Waivers. No failure on the part of BMS or AMRI to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an

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acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

18.7         Cumulative Rights. Except as otherwise expressly provided in any of this Agreement, (a) the rights, powers and remedies under this Agreement shall be in addition to, and not in limitation of, all rights, powers, and remedies provided at law or in equity, or under any other agreement between the Parties, and (b) all of such rights, powers, and remedies shall be cumulative, and may be exercised successively or cumulatively.

18.8         Severability. If any term, condition, or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted, to achieve the intent of the Parties to this Agreement to the extent possible rather than voided. In any event, all other terms, conditions, and provision of this Agreement shall be deemed valid and enforceable to the full extent unless enforcement of this Agreement without the term, condition, or provision held to be unenforceable would materially alter the economic consequences of this Agreement to either Party, in which event the Parties shall negotiate in good faith an appropriate resolution.

18.9         Force Majeure. Except for payment obligations, each Party shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes Commercially Reasonable Efforts to remove the condition. For purposes of this Agreement, force majeure shall be limited to the conditions beyond the control of the Parties, including without limitation, an act of God, war, acts of terrorism, civil commotion, intervention of any

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governmental authority, labor strike or lock-out, epidemic, failure or negligence of a Third Party supplier, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, flood, storm or similar catastrophe.

18.10       Headings, Captions. All headings and captions in this Agreement are for convenience only and shall not be interpreted as having any substantive meaning.

18.11       Entire Agreement. This Agreement and any and all Exhibits referred to in this Agreement, the Warrant Termination Agreement, and the License Termination Agreement embody the entire understanding of the Parties with respect to the subject matter of this Agreement and shall supersede all previous communications, representations, or understandings, either oral or written, between the Parties relating to the subject matter of this Agreement. The confidentiality agreement entered into by BMS and Albany Molecular Research, Inc. on April 7, 2004, as amended, (the “Confidentiality Agreement”) is hereby terminated and all Confidential Information (as that term is defined in the Confidentiality Agreement), including Highly Confidential Information (as that term is defined in the Confidentiality Agrement) disclosed to BMS by Albany Molecular Research Inc. under the Confidentiality Agreement shall be considered Confidential Information (as that term is defined in this Agreement) of AMRI disclosed under this Agreement and shall be subject to the terms and conditions of this Agreement. The letter agreement entered into by BMS and Albany Molecular Research, Inc. on or about June 8, 2005 (the “Letter Agreement”), is hereby terminated, and all data and results generated by BMS under the Agreement and all information included in the Report (as defined in the Letter Agreement) shall be considered Confidential Information (as that term is defined in this Agreement) of BMS disclosed under this Agreement and shall be subject to the terms and conditions of this Agreement.

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18.12       Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute, with respect to this Agreement, one and the same instrument, even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.

18.13       Nonsolicitation of Employees. During the Combined Period, each Party agrees that neither it nor any of its Affiliates that participates in or is responsible for the research, discovery, identification, Development, manufacture, or Commercialization of any Licensed Compound or Licensed Product pursuant to this Agreement shall recruit, solicit or induce any employee of the other Party directly involved in the activities conducted pursuant to this Agreement to terminate his or her employment with such other Party and become employed by or consult for such other Party, whether or not such employee is a full-time employee of such other Party, and whether or not such employment is pursuant to a written agreement or is at-will. For purposes of the foregoing, “recruit”, “solicit” or “induce” shall not be deemed to mean (a) circumstances where an employee of one Party initiates contact with the other Party or any of its Affiliates with regard to possible employment, or (b) general solicitations of employment not specifically targeted at employees of a Party or any of its Affiliates, including responses to general advertisements.

18.14       No Debarment. In the course of the Development of Licensed Product pursuant to this Agreement, such Party has not used, and during the term of this Agreement will not use, any employee or consultant that is debarred by any Regulatory Authority or, to the best of such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Authority. If either Party learns that its employee or consultant performing on its behalf under this Agreement has been debarred by any Regulatory Authority, or has become the subject of debarment proceedings by any Regulatory Authority, such Party shall so promptly notify the

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other Party and shall prohibit such employee or consultant from performing on its behalf under this Agreement.

18.15       Further Assurance. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

18.16       Affiliates. In the event an Affiliate of a Party performs an act (or fails to act), which performance or failure, if committed by such Party, would be a breach of this Agreement, then such Party shall cause such Affiliate to cure such breach and such Party shall be liable for any such breach.

18.17       Construction. Except where the context otherwise requires, the use of any gender will be applicable to all genders and the singular includes the plural and vice versa. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein means including, without limiting the generality of any description preceding such term. References to “Section” or “Sections” are references to the numbered sections of this Agreement, unless expressly stated otherwise. All dollars are United States Dollars.

18.18       This Agreement shall only be effective if this Agreement, the License Termination Agreement and the Warrant Termination Agreement are entered into on the same date. In the event all of these agreements are entered into on the same date, the License Termination Agreement shall be deemed to have been entered into first, this Agreement shall be deemed to have been entered into second, and the Warrant Termination Agreement shall be deemed to have been entered into last.

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[The next page is the signature page]

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In witness whereof, duly authorized representatives of the Parties have duly executed this Agreement on the Effective Date.

BRISTOL-MYERS SQUIBB COMPANY		ALBANY MOLECULAR RESEARCH, INC.

By	/s/ Elliott Sigal	By	/s/ Thomas E. D’Ambra
Name: Elliott Sigal, M.D., Ph.D.		Name: Thomas E. D’Ambra, Ph.D.
Title: Chief Scientific Officer & President, PRI		Title: Chairman, President & CEO
Date:	October 20, 2005	Date:	October 20, 2005

AMR TECHNOLOGY, INC.

By	/s/ Thomas E. D’Ambra
Name: Thomas E. D’Ambra, Ph.D.
Title: President
Date:	October 20, 2005

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EXHIBIT 1.1A
AMRI PATENT RIGHTS

PART I

THE ASSIGNED PATENT RIGHTS

Title:  ARYL AND HETEROARYL SUBSTITUTED TETRAHYDROISOQUINOLINES AND USE THEREOF TO BLOCK REUPTAKE OF NOREPINEPHRINE, DOPAMINE AND SEROTONIN

Country	Patent or Patent Application Number

Japan	2001-534777
South Korea	10-2002-7005744
Mexico	PA/a/2002/004330
Canada	2,389,306
EPC	00976885.4
Australia	14597/01
New Zealand	519145
Russian Federation	2002114338
Brazil	PI 0015320-6
China P.R.	00818078.4
India	IN/PCT/2002/00631CHE
United States	6,579,885
United States	10/426,097
United States	10/917,801

Title:  4-PHENYL SUBSTITUTED TETRAHYDROISOQUINOLINES AND USE THEREOF TO BLOCK REUPTAKE OF NOREPINEPHRINE, DOPAMINE AND SEROTONIN

Country	Patent or Patent Application Number

United States	*
Japan	2001-534776
South Korea	10-2002-7005740
Mexico	PA/a/2002/004329
Canada	2,389,300
EPC	00976884.7
Australia	14596/01
New Zealand	519146
Russian Federation	2002114337
Brazil	PI 0015307-9
China P.R.	00817789.9
India	IN/PCT/2002/00630CHE

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Title:  NOVEL 4-PHENYL SUBSTITUTED TETRAHYDROISOQUINOLINES THERAPEUTIC USE THEREOF

Country	Patent or Patent Application Number

United States	09/902,845
Japan	2002-509320
South Korea	10-2003-7000364
Mexico	PA/a/2003/000275
China P.R.	01815157.4
Brazil	PI 0112350-5
Russian Federation	2003103849
Canada	2,415,532
India	40/CHENP/2003
EPC	01952616.9
Australia	2001273349
New Zealand	523456
United States	Filed 9/21/05 as a continuation application of 09/902,845

PART II

THE ATTACHMENT A PATENT RIGHTS

Title:  ARYL- AND HETEROARYL-SUBSTITUTED TETRAHYDROISOQUINOLINES AND USE THEREOF TO BLOCK REUPTAKE OF NOREPINEPHRINE, DOPAMINE AND SEROTONIN

Country	Patent Application Number

United States	*
PCT	PCT/US2005/025193
United States	*

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PART III

OTHER AMRI PATENT RIGHTS

Title:  NOVEL 4-PHENYL SUBSTITUTED TETRAHYDROISOQUINOLINES AND THERAPEUTIC USE THEREOF

Country	Patent Application Number

United States	10/994,706

Title:  ARYL- AND HETEROARYL-SUBSTITUTED TETRAHYDROISOQUINOLINES AND USE THEREOF TO BLOCK REUPTAKE OF NOREPINEPHRINE, DOPAMINE AND SEROTONIN

Country	Patent Application Number

United States	10/994,956

Title:  4-PHENYL SUBSTITUTED TETRAHYDROISOQUINOLINES AND USE THEREOF TO BLOCK REUPTAKE OF NOREPINEPHRINE, DOPAMINE AND SEROTONIN

Country	Patent Application Number

United States	10/994,688

Title:  ARYL- AND HETEREROARYL-SUBSTITUTED TETRAHYDROBENZAZEPINES AND USE THEREOF TO BLOCK REUPTAKE OF NOREPINEPHRINE, DOPAMINE AND SEROTONIN

Country	Patent Application Number

United States	*

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EXHIBIT 1.1B
RESEARCH PLAN

*

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EXHIBIT 1.1C
ADVANCED LEAD CANDIDATE COMPOUNDS

The list of Advanced Lead Candidate Compounds will identify up to ten (10) compounds that are AMRI Compounds as of the Effective Date and will be agreed upon and signed by the Parties within thirty (30) days of the Effective Date.

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EXHIBIT 1.1D

FTE RATE

The FTE Rate for the first two years of the Research Program shall be $* per FTE. Beginning in the third year of the Research Program, the FTE Rate will be increased by * (*) percent per Year.

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EXHIBIT 1.1.E

PART I

ATTACHMENT A COMPOUNDS

Compound Code in the Existing License Agreement

*

PART II

AMINE NEUROTRANSMITTER REUPTAKE-INHIBITORS NOT

INCLUDED IN PART I ABOVE

AMRI Compound Code

*

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EXHIBIT 1.1.F

INDICATIONS

*

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EXHIBIT 1.1.G

BMS AMINE NEUROTRANSMITTER REUPTAKE INHIBITORS

BMS Compound Code

*

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EXHIBIT 11.4.4

TRANSFER INSTRUCTIONS

AMRI Transfer Instructions:

AMR Technology, Inc.

Bank Name:  TD Banknorth, N.A.

Account Name:  AMR Technology Inc.

Acct number:  *

ABA number:  *

#263232 v20 - License Agt - Bristol Myers & albany Molecular

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